   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997


                                                      REGISTRATION NO. 333-35895

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          MAXIM PHARMACEUTICALS, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          2834                  87-0279983
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                       3099 SCIENCE PARK ROAD, SUITE 150
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 453-4040

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 DALE A. SANDER
         VICE PRESIDENT, FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY
                          MAXIM PHARMACEUTICALS, INC.
                       3099 SCIENCE PARK ROAD, SUITE 150
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 453-4040

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        LANCE W. BRIDGES, ESQ.                   LAWRENCE B. FISHER, ESQ.
       RANDY J. BERHOLTZ, ESQ.              ORRICK, HERRINGTON & SUTCLIFFE LLP
          COOLEY GODWARD LLP                         666 FIFTH AVENUE
   4365 EXECUTIVE DRIVE, SUITE 1100                 NEW YORK, NY 10103
         SAN DIEGO, CA 92121                          (212) 506-5000
            (619) 550-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective Registration Statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1997


                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    Of the 2,500,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered in Sweden and other countries outside the United States (the "International Offering") and 500,000 shares are being offered in the United States (the "U.S. Offering," and with the International Offering, collectively the "Offering"). The number of shares offered in the International and the U.S. Offerings shown above are indicative amounts only. The number of shares actually sold in each Offering may be more or less than such amounts.



    The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "MMP." On September 23, 1997, the last sale price of the Common Stock on AMEX was $14 5/16 per share. See "Price Range of Common Stock." The Common Stock has been approved for listing on the Stockholm Stock Exchange ("SSE") under the symbol "MAXM."



    FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE TO           UNDERWRITING          PROCEEDS TO
                                                               PUBLIC            DISCOUNT (1)          COMPANY (2)
Per Share..............................................           $                    $                    $
Total (3)..............................................           $                    $                    $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses estimated to be $700,000 payable by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $         ,
    $         and $         , respectively. See "Underwriting."


                            ------------------------


    The shares of Common Stock are offered by the several Underwriters named herein (and in the wrap-around prospectuses relating to the shares offered in Sweden and internationally to which this Prospectus is attached), subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares of the Company's Common Stock
in the Offering will be delivered in book-entry form on or about            ,
1997.


                            ------------------------

RODMAN & RENSHAW, INC.                                               ALFRED BERG

                The date of this Prospectus is            , 1997

                         MAXAMINE CLINICAL TRIAL STATUS



    Maxim Pharmaceuticals, Inc. anticipates that by early 1998 it will be conducting three Phase III clinical trials of MAXAMINE for the treatment of cancer. In June 1997 the Company commenced a 200-patient clinical trial of MAXAMINE for advanced malignant melanoma in the United States. A separate Phase III advanced malignant melanoma trial is planned to commence in Sweden and Australia by the end of 1997. The Company also intends to commence a Phase III clinical trial for Acute Myelogenous Leukemia ("AML") in Europe and the United States in early 1998. Furthermore, the Company has initiated earlier stage clinical trials of MAXAMINE for the treatment of renal cell carcinoma, hepatitis C, and multiple myeloma, and expects to commence clinical trials of MAXAMINE for the treatment of additional cancers, such as prostate adenocarcinoma, in 1998.



                                                                                            PHASE I/II      PHASE III
INDICATION                                                   RESEARCH*     PRECLINICAL*      CLINICAL       CLINICAL       MARKET
---------------------------------------------------------  -------------  ---------------  -------------  -------------  -----------
Malignant Melanoma -- United States                             ***             ***             ***            **
Malignant Melanoma -- Sweden / Australia                        ***             ***             **              *
AML -- Sweden / United States                                   ***             ***             **              *
Renal Cell Carcinoma                                            ***             ***             **
Multiple Myeloma                                                ***             ***             **
Hepatitis C                                                     ***             ***             **
Prostate Adenocarcinoma                                         ***             ***              *


***  Completed             **  In-process            *  Planned for 1997 or 1998


* Note: Research and preclinical testing is completed or clinical trials are being conducted in reliance upon work completed in other indications.



See "Business--MAXAMINE Immunotherapy Platform" for more complete description.



    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."


    MAXAMINE, MAXVAX AND THE MAXIM LOGO ARE TRADEMARKS OF THE COMPANY. ALL TRADEMARKS AND TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY


EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS AMENDED. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS AND IN THE RISK FACTORS CONTAINED IN THIS PROSPECTUS AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S OTHER FILINGS WITH THE SEC DURING THE PAST 12 MONTHS. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ CAREFULLY ALL RISK FACTORS AND CAUTIONARY STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THE COMPANY'S OTHER FILINGS WITH THE SEC. UNLESS OTHERWISE INDICATED, ALL FINANCIAL AND SHARE INFORMATION SET FORTH IN THIS PROSPECTUS ASSUMES (I) A PUBLIC OFFERING PRICE OF $14 5/16 PER SHARE AND (II) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.


                                  THE COMPANY


    Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") is developing novel therapeutics for the treatment of cancer and infectious disease. The Company's lead drug, MAXAMINE, is designed to be self-administered on an outpatient basis in combination with cytokines such as interleukin-2 ("IL-2") and interferon-alpha ("IFN-a"). MAXAMINE therapy may be used to facilitate an immune system mechanism that allows these cytokines and other biological response modifiers to achieve full anti-tumor and anti-infective potential for the treatment of cancer and infectious disease. The Company believes that MAXAMINE therapy has the potential to: (i) significantly increase overall survival outcomes in certain cancers over existing approved therapies and standards of care; (ii) lower cytokine dosage requirements and reduce related toxicity; (iii) provide a more cost-effective treatment; and (iv) improve patient quality of life during therapy.



    The Company anticipates that by early 1998 it will be conducting three Phase III clinical trials of MAXAMINE for the treatment of cancer. In June 1997 the Company commenced a 200-patient Phase III clinical trial of MAXAMINE for advanced malignant melanoma in the United States. A separate Phase III advanced malignant melanoma trial is planned to commence in Sweden and Australia by the end of 1997. The Company also intends to commence a Phase III clinical trial for acute myelogenous leukemia ("AML") in Europe and the United States in early 1998. Furthermore, the Company has initiated earlier stage clinical trials of MAXAMINE for the treatment of renal cell carcinoma, hepatitis C, and multiple myeloma, and expects to commence clinical trials of MAXAMINE for the treatment of additional cancers, such as prostate adenocarcinoma, in 1998.



    In the Company's two completed Phase II clinical trials for the treatment of advanced malignant melanoma, MAXAMINE therapy produced improved patient survival outcomes. Mean survival time for patients treated with MAXAMINE in each of the two studies exceeded 14 months as compared with reported mean survival times of approximately seven months for existing available treatments. In patients where the melanoma metastasized to the liver, MAXAMINE therapy improved mean survival time to 20 months as compared with a reported mean survival time of approximately four months for existing available treatments.


    The Company's Phase II clinical trials for the treatment of AML have demonstrated an improvement of disease-free remission intervals. Patients treated with MAXAMINE during their first complete remission ("CR1") had mean time in remission in excess of 20 months as compared with reported mean time in remission of approximately 12 months for patients under the current standard of care. Patients who relapsed and achieved a second or greater remission ("CR2+") and were subsequently treated with MAXAMINE had a mean time in remission in excess of 20 months as compared with reported mean time in remission of approximately six months under the current standard of care. In the Company's ongoing Phase II clinical trial, remission inversion (prolonging the duration of CR2+ to that equal to or exceeding the patient's prior remission duration) was achieved in 8 of 10 (80%) evaluable patients treated with MAXAMINE therapy as compared with approximately 10% to 20% under the current standard of care.

    There are significant patient populations in the markets targeted by MAXAMINE. The American Cancer Society estimates that approximately 1,380,000 new cases and approximately 560,000 deaths will be reported for invasive cancers in the United States in 1997. The Company estimates that the size of the anti-cancer market in Europe is approximately equivalent to that of the United States market. The U.S. Centers for Disease Control and Prevention estimates that approximately four million Americans are infected with the hepatitis C virus ("HCV"). The World Health Organization and other sources estimate that approximately 60 million people are chronically infected worldwide with HCV.

    Maxim is also developing MAXVAX, a mucosal vaccine carrier/adjuvant platform. The MAXVAX technology is based on the B subunit of cholera toxin ("CTB"), generally regarded as a safe and effective mucosal vaccine carrier. The Company expects that its future product development efforts will focus on mucosal vaccines against sexually transmitted diseases, major respiratory diseases and gastrointensinal tract diseases. The MAXVAX platform is also being evaluated for therapeutic vaccines and gene-based vaccines. The Company intends to seek collaborations with pharmaceutical and biopharmaceutical partners for the development of mucosal vaccine candidates.

    Maxim's drug development strategy is designed to facilitate product development from preclinical to FDA approval and product launch. Once a product has been launched, Maxim plans to work with numerous collaborators, both pharmaceutical and clinical, in the oncology and infectious disease communities to extend the labeling of the drug to other indications. In order to market its products effectively, the Company intends to develop marketing alliances with corporate partners and may co-promote and/or co-market in certain territories.

    The Company's principal offices are located at 3099 Science Park Road, Suite 150, San Diego, California 92121, United States, and its telephone number is
(619) 453-4040.

                                  THE OFFERING


Common Stock Offered by the Company
  Internationally..................................  2,000,000 shares

Common Stock Offered by the Company in the U.S.....  500,000 shares

    Total Common Stock Offered by the Company......  2,500,000 shares

Common Stock to be Outstanding after the
  Offering.........................................  9,179,700 shares (1)

Use of Proceeds....................................  To finance product development activities and clinical trials of the
                                                     Company's MAXAMINE product, research
                                                     and development activities for the
                                                     Company's MAXVAX technology and for
                                                     working capital and general corporate
                                                     purposes. See "Use of Proceeds."

AMEX Symbol........................................  "MMP"

Proposed SSE Symbol (2)............................  "MAXM"


--------------------------


(1) Excludes, as of September 23, 1997, an aggregate of (i) 2,875,000 shares of Common Stock reserved for issuance upon exercise of publicly traded warrants (the "Redeemable Warrants") at an exercise price of $10.50 per share, (ii) 999,600 shares of Common Stock issuable under the Company's 1993 Long Term Incentive Plan (the "Incentive Plan") of which 774,832 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options with a weighted average exercise price of $5.57 per share, (iii) 250,000 shares of Common Stock issuable at $9.00 per share and 250,000 shares of Common Stock issuable at $12.50 per share, reserved for issuance upon exercise of warrants held by the underwriter of the Company's initial public offering or its designees and (iv) 332,642 shares of Common Stock issuable upon exercise of other outstanding warrants with an exercise price of $3.00 per share. See "Description of Securities" and "Shares Eligible for Future Sale."



(2) The Company's Common Stock has been approved for listing on the Stockholm Stock Exchange ("SSE"). The Company expects that the Common Stock will commence trading on the SSE in advance of or upon completion of the Offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                NINE MONTHS
                                                             YEAR ENDED SEPTEMBER 30,          ENDED JUNE 30,
                                                          -------------------------------  ----------------------
                                                            1994       1995       1996       1996        1997
                                                          ---------  ---------  ---------  ---------  -----------
SELECTED STATEMENT OF OPERATIONS DATA:
  Research and development expenses.....................  $     999  $     985  $   1,609  $   1,078   $   3,294
  General and administrative expenses (1)...............      1,024      1,116      1,355      1,027       1,680
  Net loss..............................................     (2,433)    (2,790)      (833)    (2,378)     (4,315)

SELECTED PER SHARE DATA:
  Net loss per share....................................  $   (0.82) $   (0.87) $   (0.20) $   (0.42)  $   (0.65)
  Weighted average shares outstanding...................      2,961      3,209      4,075      5,656       6,671


                                                                            AS OF         AS OF JUNE 30, 1997
                                                                        SEPTEMBER 30,  --------------------------
                                                                            1996         ACTUAL    AS ADJUSTED(2)
                                                                        -------------  ----------  --------------
SELECTED BALANCE SHEET DATA:
  Cash, cash equivalents and investments..............................   $    19,144   $   14,275    $   47,209
  Working capital.....................................................        16,212       10,499        43,433
  Total assets........................................................        21,255       17,516        50,450
  Long-term debt, less current portion................................             -          548           548
  Deficit accumulated during the development stage....................       (13,937)     (18,252)      (18,252)
  Stockholders' equity................................................        20,124       15,860        48,794


------------------------

(1) Business development expenses for the nine months ended June 30, 1996 and 1997 have been included in general and administrative expenses to conform to the presentation for the years ended September 30, 1994, 1995 and 1996.

(2) Adjusted to reflect the sale by the Company of 2,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OF THE COMPANY OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED HEREBY. PROSPECTIVE INVESTORS SHOULD BE IN A POSITION TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

DEVELOPMENT STAGE COMPANY; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE
  PROFITABILITY

    The Company, as a development stage enterprise, has experienced net losses every year since its inception and, as of June 30, 1997, had a deficit accumulated during the development stage of approximately $18.3 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its ongoing and planned clinical trials and anticipated research and development activities, and the business development and general and administrative expenses associated with those activities. The Company has not commercially introduced any product and its products are in varying stages of development and testing. The Company's ability to attain profitability will depend upon its ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of its products and to market its products successfully. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO ASSURANCE OF SUCCESSFUL CLINICAL TRIALS AND PRODUCT DEVELOPMENT

    All drug products currently under development by the Company will require extensive preclinical and clinical testing prior to regulatory approval for commercial use. To date, the Company has not completed testing for efficacy or safety in humans on any of its products. Substantial additional research and development will be necessary in order for the Company to develop products based on the Company's MAXAMINE and MAXVAX technologies and there can be no assurance that the Company's research and development efforts will lead to development of products that are shown to be safe and effective in clinical trials and are commercially viable. In addition to further research and development, potential products based on the Company's MAXAMINE and MAXVAX technologies will require clinical testing, regulatory approval and substantial additional investment prior to commercialization. There can be no assurance that any such products will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use. The Company may find, at any stage of this process, that products that appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale, Phase III clinical trials and do not receive regulatory approvals. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. In addition, there may be delays in the Company's testing and development schedules, and there can be no assurance that the Company will meet expected testing and development schedules, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

NO ASSURANCE OF REGULATORY APPROVAL; GOVERNMENT REGULATION

    The U.S. Food and Drug Administration (the "FDA") and comparable agencies in countries outside the United States impose substantial requirements on the introduction of therapeutic pharmaceutical products and vaccines through lengthy and detailed laboratory and clinical testing procedures and other costly and time consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical agent. In general, the FDA approval process for pharmaceuticals involves the submission of an Investigational New Drug ("IND") application following preclinical studies, clinical trials in humans to demonstrate the safety and efficacy of the product under the protocols set forth in the IND and submission of preclinical and clinical data as well as other information to the FDA in a New Drug Application ("NDA") or Product License Application ("PLA"). The Company must expend substantial time and financial resources to conduct clinical trials. The Company's clinical trials have been primarily conducted overseas and in the future will continue to be conducted in part overseas. There can be no assurance that the results of such trials will support the submission or the approval of an NDA or PLA or that data from the Company's overseas trials or approvals of the Company's products in foreign countries outside of the United States, if any, will be accepted by the FDA. Accordingly, there can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, or at all. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process, or that the Company could overcome the inability to obtain, or delays in obtaining, such approvals. The failure of the Company to receive FDA approval for its products under development would preclude the Company from marketing and selling its products in the United States. Therefore, failure to receive such FDA approval would have a material adverse effect on the business, financial condition and results of operations of the Company. European and other international regulatory approvals are subject to the same risks and uncertainties as FDA and other regulatory approvals in the United States.



    The production and marketing of the Company's proposed products, as well as its ongoing research and development activities, are also subject to regulation by governmental agencies of the United States and other countries. The effect of government regulation may be to delay marketing of the Company's products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to larger companies that compete with the Company. Any delay in obtaining, or failure to obtain, FDA or other necessary regulatory approvals, including approvals by comparable agencies outside the U.S., would adversely affect the marketing of the Company's products and the ability to generate product revenue. In addition, the marketing and manufacturing of pharmaceuticals are subject to continuing FDA (or comparable international agency) review and surveillance and failure to comply with regulations or discovery of previously unknown problems can result in FDA (or comparable international agency) action against the product or the manufacturer, including fines, recalls, product seizures and suspension or withdrawal of previously granted regulatory approvals. Furthermore, government regulation may increase at any time, creating additional costs and delays for the Company. The extent of potential adverse government regulation which might arise from future legislation or administrative action cannot be predicted. See "Business--Government Regulation."


UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

    It is the policy of the Company to file patent applications in the United States, Europe and other major markets throughout the world. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. There can be no assurance that patents will issue from any of the Company's patent applications. With respect to already issued patents and any patents which may issue from the Company's applications, there can be no assurance that claims allowed will be sufficient to protect the Company's technologies. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that block or compete without infringing on those of the Company. In addition, there can be no assurance that any patents issued to the Company or to licensors from whom the Company has licensed rights to its technologies will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.



    Other public and private concerns, including universities, may have filed applications for or have been issued patents with respect to technology potentially useful or necessary to the Company. The scope and validity of such patents, the extent to which the Company may wish or need to acquire licenses under such patents, and the cost or availability of such licenses, are currently unknown.



    In addition to patents and proprietary rights, the Company relies on unpatented trade secrets and proprietary know-how, and there can be no assurance that others will not obtain access to or independently develop such trade secrets and know-how. Although potential corporate partners and the Company's research partners and consultants are not given access to trade secrets and proprietary know-how of the Company until they have executed confidentiality agreements, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.


    The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, the Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company. See "Business--Patents, Licenses and Proprietary Rights."

NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF ADDITIONAL FUNDING


    The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from the Company's operations is expected to continue and to accelerate over at least the next several years. The Company's capital requirements will depend on numerous factors, including: the progress of preclinical testing and clinical trials; the progress of the Company's research and development programs; the time and costs required to obtain regulatory approvals; the resources devoted to manufacturing methods and advanced technologies; the timing and amount, if any, of funding obtained through corporate collaborations; the cost of filing, prosecuting and, if necessary, enforcing patent claims; the cost of commercialization activities and arrangements; and the demand for the Company's products if and when approved. The net proceeds of the Offering will be sufficient to fund the Company's operations for at least 12 months from the date of the Offering but will not enable the Company to fund the commercialization of its first project. The Company may have to raise substantial additional funds to complete development of any product or bring products to market. Issuance of additional equity securities by the Company, for these or other purposes, could result in dilution to then existing stockholders, including persons purchasing the Common Stock included in the Offering. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available on acceptable terms, the Company may be required to delay, scale back or eliminate one or more of its product development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products that the Company would not otherwise relinquish, which may have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON QUALIFIED PERSONNEL

    The Company's future performance depends in part upon the continued contributions of its senior management and on the ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract, assimilate or retain highly qualified technical and management personnel. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees and Consultants" and "Management."

DEPENDENCE ON COLLABORATIVE PARTNERS

    The Company's strategy for the research, development, clinical testing, manufacturing and commercialization of certain of its products requires arrangements with corporate and university collaborators, licensors, marketing partners, licensees, consultants and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. Although the Company believes parties to any such arrangements would have an economic motivation to perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the control of the Company. In addition, there can be no assurance that collaborators will not pursue alternative technologies as a means for developing treatments for the diseases targeted by these collaborative programs. Furthermore, there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements, or that its collaborative arrangements will be successful. See "Business--Product Development and Collaborative Relationships."

NO MARKETING AND SALES CAPABILITIES; ANTICIPATED DEPENDENCE UPON MARKETING
  ALLIANCES

    The Company has not developed pharmaceutical marketing or sales capabilities. In order to market and sell certain products, the Company will need to develop a sales force and a marketing group with technical expertise, or make appropriate arrangements with strategic partners. There can be no assurance that the Company will be able to gain such expertise or that such efforts will be successful. The Company's strategy for development, commercialization and marketing of MAXAMINE and MAXVAX is expected to involve, where appropriate, the establishment of marketing and other collaborative relationships with pharmaceutical industry partners. There can be no assurance that any such relationships can be consummated on terms favorable to the Company or that marketing efforts undertaken by such partners will be successful. See "Business--Marketing and Sales."

NO ASSURANCE OF MARKET ACCEPTANCE

    There can be no assurance that, if approved for marketing, MAXAMINE or any of the Company's other products in development will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the scope of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's products and therapies and their potential advantages over existing treatment methods, and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept and utilize any products that may be developed by the Company. See "Business--Competition" and "--Third-Party Reimbursement."

NO MANUFACTURING CAPABILITIES

    The Company has not invested in the development of pharmaceutical manufacturing capabilities. The Company's strategy has been, and is expected to continue to be for the foreseeable future, to contract with established pharmaceutical manufacturers for the production of MAXAMINE. If the Company is unable to contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct clinical testing and to produce commercial quantities of product will be adversely affected, resulting in delays in submissions for regulatory approval and in commercial product launches, which in turn could materially impair the Company's competitive position and the possibility of achieving profitability. There can be no assurance that the Company will be able to maintain its existing, or acquire or establish new, satisfactory third-party relationships to provide manufacturing resources. See "Business--Manufacturing."

COMPETITION

    There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, engaged in developing pharmaceutical and biologically-derived products for the treatment of cancer and vaccines and therapeutics for the prevention or the treatment of infectious diseases. Many of the Company's competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than the Company and represent significant competition for the Company. Many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If the Company is permitted to commence commercial sales of any product, it will also be competing with companies that have greater resources and experience in the manufacturing, marketing and sales of pharmaceutical products. The Company's competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that may be developed by the Company, and such competitors may also prove to be more successful than the Company in manufacturing, marketing and sales. See "Business--Competition."

TECHNOLOGICAL CHANGES AND UNCERTAINTY

    The Company is engaged in the pharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology, biochemistry and other fields are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's proposed programs or products noncompetitive or obsolete. The Company's business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to address successfully technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Business--Competition."

LEGAL PROCEEDINGS

    In March 1997, the former President and Chief Operating Officer and the Chief Financial Officer of the Company (the "Former Employees") filed a complaint in the Superior Court in the State of California, County of San Diego (the "Complaint") seeking claims for certain purported damages in contract and in tort arising from their respective terminations of employment with the Company in March 1996. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's Common Stock. According to the Complaint, each of the Former Employees appears to be claiming compensatory damages in excess of $2 million and punitive damages in excess of $3 million. In June 1997, the Company filed an answer to the Complaint denying each of the allegations therein. Pretrial discovery with respect to these legal proceedings has commenced, and a trial date has been scheduled for May 1998. The Company believes the Former Employees' claims are without merit and the Company intends to contest any such claims vigorously. However, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's business, financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Legal Proceedings."

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. Upon completion of the Offering, the Company will have outstanding 9,179,700 shares of Common Stock (9,554,700 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, an aggregate of 5,375,400 shares will be freely tradeable in the public market, unless acquired by affiliates of the Company. The remaining 3,804,300 shares will be restricted securities as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Of the 3,804,300 Restricted Shares, 1,146,234 shares will be eligible for immediate sale in the public market pursuant to Rule 144 subject to certain volume and manner of sale limitations, and 1,326,436 shares will be eligible for immediate sale in the public market pursuant to Rule 144(k). Additionally, 1,331,630 shares currently held by three entities and their affiliates will become eligible for public resale over a period of less than two years following the completion of the Offering. The Company has entered into an agreement with each of these holders to file a registration statement, if requested by each such holder in the event that the shares are not freely tradable at the time of such holder's request. Pursuant to lock-up agreements, all officers, directors and certain beneficial holders of outstanding Common Stock, who collectively hold 1,635,059 shares have agreed not to sell, or otherwise dispose of any beneficial interest in such securities for a period of either 90 or 180 days (the "Lock-up Periods") without the prior written consent of the Representatives. Upon termination of the Lock-up Periods, 400,999 shares will be eligible for immediate sale pursuant to Rule 144 and 2,071,671 shares will be eligible for immediate sale pursuant to Rule 144(k).



    Approximately 3,707,642 shares of Common Stock underlying certain of the Company's warrants and 999,600 shares issued or reserved for issuance under the Company's Incentive Plan would be available for immediate sale in the public market, unless purchased by affiliates of the Company. However, 332,642 shares of Common Stock underlying certain outstanding warrants have not been registered for public sale and will be subject to the public sale restrictions of Rule 144 or Rule 701 under the Securities Act, where applicable if the warrants were exercised. Subsequent to the Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering 50,000 additional shares of Common Stock reserved for issuance under the Company's 401(k) plan. See "Shares Eligible for Future Sale."


ABSENCE OF DIVIDENDS

    The Company has never declared or paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. In addition, the Company has entered into a Loan and Security Agreement with Silicon Valley Bank which restricts the payment of dividends by the Company. See "Dividend Policy."

PRODUCT LIABILITY EXPOSURE AND INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the clinical testing, manufacturing and marketing of human therapeutic products. The Company currently maintains product liability insurance coverage for its clinical trials, and intends to expand its insurance coverage to include the sales of commercial products if marketing approval is obtained for MAXAMINE or other products in development. There can be no assurance that such coverage is or in the future will be adequate or that adequate insurance will be available in the future at an acceptable cost, if at all. In addition, there can be no assurance that a product liability claim, even if the Company has insurance coverage, would not materially adversely affect the business or financial condition of the Company.

PRICE VOLATILITY OF THE COMMON STOCK


    The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. Low trading volumes, announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and countries outside of the United States, delays in the Company's testing and development schedules, events or announcements relating to the Company's collaborative relationships with others, public concern as to the safety of biopharmaceutical or biotechnology products and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price or liquidity of the Common Stock.



    The Company's Common Stock currently trades on the American Stock Exchange and has not previously traded on the Stockholm Stock Exchange. Historically, the Common Stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares issuable in this Offering. The price and liquidity of the Common Stock may be significantly affected by trading activity and market factors related to the AMEX and SSE, which factors and the effects thereof may differ between these markets. Notwithstanding the addition of a new trading market for the Company's Common Stock, there can be no assurance that the Company's listing on the SSE will not increase the price volatility or reduce the liquidity of the Company's Common Stock. See "Price Range of Common Stock."


DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS

    Although the Company intends to apply the net proceeds of this Offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby is estimated to be $32.9 million ($38.0 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and offering expenses payable by the Company.



    The Company intends to use the net proceeds as follows: (i) approximately $22.0 million for costs related to the product development activities planned for the Company's MAXAMINE product, including ongoing and planned clinical trials, manufacturing development, regulatory application and other research and development; (ii) approximately $2.5 million for research and development primarily for the MAXVAX technology; and (iii) for working capital and general corporate purposes. The amounts and timing of actual expenditures will depend upon numerous factors, including results of preclinical testing and clinical trials, results of research and development, relationships with strategic corporate partners, changes in direction and focus of the Company's research and development programs, competitive and technological advances, the United States and international regulatory process and other factors. Additionally, it is the Company's policy to regularly review potential opportunities to acquire or to enter into joint venture or licensing relationships with respect to products and businesses compatible with the Company's existing business. The Company may, therefore, use a portion of the net proceeds to make acquisitions or to fund joint research and development or other complementary ventures or strategic alliances, although the Company does not currently have any arrangements, agreements or understandings with respect thereto. Pending the uses described above, the net proceeds will be invested in interest-bearing, investment-grade securities.



    The Company believes that the net proceeds of the Offering, together with its available cash, cash equivalents, investment securities and investment income, should be sufficient to finance its cash requirements for a period of at least 12 months from the date of this Prospectus. However, the net proceeds of the Offering will not be sufficient to fund the Company's operations through the commercialization of its first product. The Company will require additional funds to finance its business, through corporate alliances, borrowings or by raising additional equity capital, until such time as (i) it can commercially exploit its technology, either through licensing arrangements or the sale of products based on its technology and (ii) revenues from those commercial activities become sufficient to cover its expenses. The Company anticipates that it will need to obtain additional financing, the amount and timing of which is currently uncertain and the availability of which, on terms reasonably acceptable to the Company, if at all, cannot be assured. See "Risk Factors--Need for Additional Funds; Uncertainty of Additional Funding."

                          PRICE RANGE OF COMMON STOCK

    Concurrent with the Company's initial public offering, the Common Stock began trading on the American Stock Exchange under the symbol "MMP" on July 10, 1996. Prior to such date there was no established public market for the Common Stock. The following table sets forth, for the periods indicated, the high and low sale prices for the Common Stock, as reported by the AMEX:


                                                                                                        HIGH          LOW
                                                                                                        -----         ---
YEAR ENDING SEPTEMBER 30, 1996:
    Fourth Quarter (commencing July 10, 1996)......................................................   $      11    $       73/4

YEAR ENDING SEPTEMBER 30, 1997:
    First Quarter..................................................................................   $      105/8  $       7
    Second Quarter.................................................................................          111/4          63/4
    Third Quarter..................................................................................           93/4          77/8
    Fourth Quarter (through September 23, 1997)....................................................          161/2          81/2



    On September 23, 1997 the last sale price of the Common Stock, as reported by the AMEX, was $14 5/16 per share. As of such date, there were approximately 150 holders of record of the Common Stock.



    The Company's Common Stock has been approved for listing on the Stockholm Stock Exchange. The Company expects that the Common Stock will commence trading on the SSE in advance of or upon completion of the Offering. The rules and regulations relating to companies whose capital stock is listed and traded on the SSE may differ from those required for listing and trading on AMEX. The Company and the holders of the Company's Common Stock who trade their shares on the SSE may also be subject to certain Swedish laws which may differ from applicable U.S. federal and state laws. Any holder of the Company's Common Stock desiring to trade such shares on the SSE may wish to consult with appropriate legal counsel prior to commencing any such trading.


                                DIVIDEND POLICY

    The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, business, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The Company has entered into a Loan and Security Agreement with Silicon Valley Bank which restricts the payment of dividends by the Company. Future cash dividends, if any, will be paid in U.S. dollars.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom.


                                                                                             AS OF JUNE 30, 1997
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Long-term debt, less current portion.....................................................  $      548   $     548

STOCKHOLDERS' EQUITY:
  Preferred Stock, $.001 par value, 5,000,000 shares authorized, no shares issued and
    outstanding..........................................................................           -           -
  Common Stock, $.001 par value, 20,000,000 shares authorized, 6,671,246 shares issued
    and outstanding; 9,171,246 shares issued and outstanding as adjusted (1).............           7           9
  Additional paid-in capital.............................................................      34,173      67,105
  Deficit accumulated during the development stage.......................................     (18,252)    (18,252)
  Deferred compensation..................................................................         (68)        (68)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      15,860      48,794
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   16,408   $  49,342
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------


(1) Excludes, as of June 30, 1997, an aggregate of (i) 2,875,000 shares of Common Stock reserved for issuance upon exercise of the Redeemable Warrants at an exercise price of $10.50 per share, (ii) 999,600 shares of Common Stock issuable under the Incentive Plan of which 674,497 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options with a weighted average exercise price of $4.97 per share, (iii) 250,000 shares of Common Stock issuable at $9.00 per share and 250,000 shares of Common Stock issuable at $12.50 per share, reserved for issuance upon exercise of warrants held by the underwriter of the Company's initial public offering or its designees and (iv) 332,642 shares of Common Stock issuable upon exercise of other outstanding warrants with an exercise price of $3.00 per share. See "Description of Securities" and "Shares Eligible for Future Sale."

                                    DILUTION


    The net tangible book value of the Company's Common Stock as of June 30, 1997 was approximately $14.1 million, or $2.11 per share. Net tangible book value per share represents the total amount of tangible assets less total liabilities divided by the number of shares of Common Stock issued. After giving effect to the sale of the 2,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds (after deducting the underwriting discount and estimated offering expenses payable by the Company), the net tangible book value of the Company at June 30, 1997 would have been approximately $47.0 million or $5.12 per share. This represents an immediate increase in net tangible book value of $3.01 per share to existing stockholders and an immediate dilution in net tangible book value of $9.19 per share to purchasers of the Common Stock in this Offering. The following table illustrates this per share dilution:



Assumed public offering price per share........................................................             $   14.31

Net tangible book value per share as of June 30, 1997 (1)......................................  $    2.11

Increase per share attributable to this Offering...............................................       3.01
                                                                                                 ---------

Net tangible book value per share after this Offering (1)......................................                  5.12
                                                                                                            ---------

Dilution per share to purchasers of Common Stock in this Offering..............................             $    9.19
                                                                                                            ---------
                                                                                                            ---------



    If the Underwriters' over-allotment option is exercised in full, the net tangible book value per share of Common Stock after this Offering would be $5.45 per share, which would result in dilution to new investors of $8.86 per share.


------------------------


(1) Excludes, as of June 30, 1997, an aggregate of (i) 2,875,000 shares of Common Stock reserved for issuance upon exercise of the Redeemable Warrants at an exercise price of $10.50 per share, (ii) 999,600 shares of Common Stock issuable under the Incentive Plan of which 674,497 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options with a weighted average exercise price of $4.97 per share, (iii) 250,000 shares of Common Stock issuable at $9.00 per share and 250,000 shares of Common Stock issuable at $12.50 per share, reserved for issuance upon exercise of warrants held by the underwriter of the Company's initial public offering or its designees and (iv) 332,642 shares of Common Stock issuable upon exercise of other outstanding warrants with an exercise price of $3.00 per share. See "Description of Securities" and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA

    The selected data presented below as of September 30, 1995 and 1996, and for the years ended September 30, 1994, 1995 and 1996, has been derived from the financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere in this Prospectus. The selected data presented below as of June 30, 1997 and September 30, 1992, 1993 and 1994, and for the nine months ended June 30, 1996 and 1997, and for the years ended September 30, 1992 and 1993, and from inception (October 23, 1989) through June 30, 1997, has been derived from unaudited financial statements. The unaudited interim financial statements contain all of the adjustments, consisting only of normal recurring adjustments and accruals, which the Company considers necessary for a fair presentation of its financial position as of that date and results of operation for these periods. The results of operations for the nine months ended June 30, 1997 are not necessarily indicative of the results to be expected in subsequent periods or for the year as a whole. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements and Notes thereto.

                                                                                                  NINE MONTHS
                                                     YEAR ENDED SEPTEMBER 30,                    ENDED JUNE 30,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating expenses:
    Research and development.........  $   1,794  $   3,416  $     999  $     985  $   1,609  $   1,078  $   3,294
    General and administrative (1)...        476        671      1,024      1,116      1,355      1,027      1,680
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses.......      2,270      4,087      2,023      2,101      2,964      2,105      4,974
  Other income (expense):
    Gain on sale of subsidiary.......          -          -          -          -      2,288          -          -
    Investment income................                     8          9          5        260         23        732
    Interest expense.................       (181)      (349)      (689)      (487)      (197)      (177)       (60)
    Foreign exchange gains (losses)..         (2)       403        (75)      (208)       (95)      (119)         -
    Other income (expense)...........          -          -         (4)         1       (125)         -        (13)
    Research grant revenue...........          8          -          -          -          -          -          -
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total other income (expense)...       (175)        62       (759)      (689)     2,131       (273)       659
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Loss from continuing operations....     (2,445)    (4,025)    (2,782)    (2,790)      (833)    (2,378)    (4,315)
  Discontinued operations:
    Loss from operations.............          -       (214)      (134)         -          -          -          -
    Gain on sale.....................          -          -        483          -          -          -          -
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss...........................  $  (2,445) $  (4,239) $  (2,433) $  (2,790) $    (833) $  (2,378) $  (4,315)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA:
  Loss from continuing operations per
    share............................  $   (0.88) $   (1.41) $   (0.94) $   (0.87) $   (0.20) $   (0.42) $   (0.65)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss per share.................  $   (0.88) $   (1.48) $   (0.82) $   (0.87) $   (0.20) $   (0.42) $   (0.65)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares
    outstanding......................      2,772      2,859      2,961      3,209      4,075      5,656      6,671

                                        FROM INCEPTION
                                         (OCTOBER 23,
                                             1989)
                                            THROUGH
                                           JUNE 30,
                                             1997
                                       -----------------
STATEMENT OF OPERATIONS DATA:
  Operating expenses:
    Research and development.........      $  13,295
    General and administrative (1)...          9,267
                                            --------
      Total operating expenses.......         22,562
  Other income (expense):
    Gain on sale of subsidiary.......          2,288
    Investment income................          1,020
    Interest expense.................         (1,964)
    Foreign exchange gains (losses)..             23
    Other income (expense)...........           (138)
    Research grant revenue...........          2,946
                                            --------
      Total other income (expense)...          4,175
                                            --------
  Loss from continuing operations....        (18,387)
  Discontinued operations:
    Loss from operations.............           (348)
    Gain on sale.....................            483
                                            --------
  Net loss...........................      $ (18,252)
                                            --------
                                            --------
PER SHARE DATA:
  Loss from continuing operations per
    share............................
  Net loss per share.................
  Weighted average shares
    outstanding......................

                                                                                                               AS OF
                                                                                                             JUNE 30,
                                                                       AS OF SEPTEMBER 30,                     1997
                                                      -----------------------------------------------------  ---------
                                                        1992       1993       1994       1995       1996      ACTUAL
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                                               (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Cash, cash equivalents and investments............  $      74  $     335  $     119  $     513  $  19,144  $  14,275
  Working capital (deficit).........................       (808)      (696)    (3,592)    (5,324)    16,212     10,499
  Total assets......................................        429      2,688      1,878      2,454     21,255     17,516
  Long-term debt, less current portion..............      1,777      7,395        640        247          -        548
  Deficit accumulated during the development
    stage...........................................     (2,444)    (7,881)   (10,313)   (13,103)   (13,937)   (18,252)
  Stockholders' equity (deficit)....................     (1,177)    (6,568)    (2,513)    (3,644)    20,124     15,860

                                                      AS ADJUSTED (2)
                                                      ---------------
SELECTED BALANCE SHEET DATA:
  Cash, cash equivalents and investments............     $  47,209
  Working capital (deficit).........................        43,433
  Total assets......................................        50,450
  Long-term debt, less current portion..............           548
  Deficit accumulated during the development
    stage...........................................       (18,252)
  Stockholders' equity (deficit)....................        48,794


------------------------------

(1) Business development expenses for the nine months ended June 30, 1996 and 1997 have been included in general and administrative expenses to conform to the presentation for the years ended September 30, 1992, 1993, 1994, 1995 and 1996.

(2) Adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Maxim was incorporated in Delaware in 1954 under the name "Wilco Oil & Minerals, Corp." and has existed under various names since then. From 1987 to 1993, the Company operated as a medical diagnostics products company under the name "General Biometrics, Inc." In 1993, the Company merged with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the "Reorganization"). Upon completion of the Reorganization, the Company changed its name to "Syntello, Inc." and commenced its operations as a biopharmaceutical company. The Company's proprietary technologies, which target the treatment and prevention of cancer and infectious disease, were acquired during and following the Reorganization. The Company sold its medical diagnostic division in 1994 and sold SVD in July 1996. Since December 1995, the Company has operated under the name "Maxim Pharmaceuticals, Inc."


    Since the Reorganization, the Company has devoted substantially all of its resources to its MAXAMINE and MAXVAX product development programs. The Company conducts its research and other product development efforts through a combination of internal and collaborative programs. For MAXAMINE, in addition to internal management and staff, the Company relies upon arrangements with universities and other clinical research sites and contract research organizations for a significant portion of its product development efforts. The majority of the basic research and development efforts related to MAXVAX were transferred to the Company's internal facilities during 1997, and the Company conducted this research primarily through university laboratories prior to this year. Oversight and coordination of all external and collaborative programs is conducted by the Company's executive officers and other staff from its administrative offices located in San Diego, California.


    Maxim's products are in the development stage and the Company does not expect revenue from product sales in the near future. The Company expects to continue to incur losses as it expands its research and development activities, particularly relating to ongoing and planned clinical trials of MAXAMINE. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result, among other factors, of the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability. As of June 30, 1997, the Company had an accumulated deficit since inception of approximately $18.3 million.


RESULTS OF OPERATIONS

    NINE MONTHS ENDED JUNE 30, 1997 AND 1996


    RESEARCH AND DEVELOPMENT EXPENSES--For the nine months ended June 30, 1997, research and development expenses were $3,294,000, an increase of $2,215,000, or 205%, over the same period of the prior year. This increase was primarily attributable to increased activity related to cancer clinical trials of the Company's MAXAMINE therapy, including hiring additional clinical and development personnel, contract research organization costs and consulting and other costs associated with commencement in June 1997 of Phase III clinical trials in the United States. The current period increase also resulted from increased efforts relating to preclinical development of the Company's MAXVAX mucosal vaccine technology, including the addition of laboratory personnel and establishment of internal research capabilities.

    BUSINESS DEVELOPMENT AND GENERAL AND ADMINISTRATIVE EXPENSES--Business development costs for the nine month period ended June 30, 1997 totaled $285,000, an increase of $205,000, or 257%, over the same period of the prior year. This increase was due to additional personnel and other resources devoted to corporate partnering efforts and market evaluations. General and administrative expenses for the nine month period ended June 30, 1997 increased $448,000, or 47%, over the same period of the prior year to $1,395,000. This increase was largely due to the increased personnel, insurance, reporting and compliance costs associated with operation as a public company.


    OTHER INCOME (EXPENSE)--Investment income was $732,000 for the nine month period ended June 30, 1997, compared to $23,000 for the same period in the prior year, due to investment income on the proceeds of the Company's initial public offering completed in July 1996. Interest expense was $60,000 compared to $177,000 for the same period in the prior year. This decrease was due to the repayment of approximately $2.85 million of notes payable and long-term debt subsequent to December 1995.



    NET LOSS--Net loss for the nine months ended June 30, 1997 totaled $4,315,000, an increase of $1,936,000, or 81% over the same period of the prior year. Net loss per share of Common Stock for the nine month period ended June 30, 1997 was $0.65, a 55% increase over the loss of $0.42 per share for the same period of the prior year. This increase was a result of the expanded research and development and business development discussed above. The increase in the current period net loss per share was offset partially by an increase in the number of shares of Common Stock outstanding.


    YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

    RESEARCH AND DEVELOPMENT EXPENSES--For the year ended September 30, 1996, research and development expenses increased $624,000, or 63%, to $1,609,000. This increase was primarily attributable to a $382,000 increase in research funding to certain universities due to increased activity in cancer clinical trials of the Company's MAXAMINE therapy, and increased funding of preclinical projects for its MAXVAX mucosal vaccine technology. For the years ended September 30, 1995 and 1994, research and development expenses remained relatively constant at approximately $985,000 and $999,000, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES--For the year ended September 30, 1996, general and administrative expenses increased $238,000, or 21%, to $1,355,000 over the prior year. This increase was primarily the result of $276,000 in deferred compensation recognized in that fiscal year related to stock options issued to management, directors and consultants; no such expense was incurred in the prior year. For the years ended September 30, 1995 and 1994, general and administrative expenses remained relatively constant at $1,117,000 and $1,023,000, respectively.


    OTHER INCOME (EXPENSE)--During the year ended September 30, 1996, the Company recorded a gain of $2,288,000 from the sale of a subsidiary of the Company. Investment income increased to $260,000 for the year ended September 30, 1996, compared to $6,000 for the prior year, due to income on the proceeds of the Company's initial public offering. Interest expense for the year ended September 30, 1996 decreased $290,000, or 60%, to $197,000 compared to the prior year due to the repayment of approximately $2.85 million of notes payable and long-term debt. Interest expense for the year ended September 30, 1995 was $487,000, a decrease of $202,000, or 29%, from the prior year due to the conversion of approximately $1.7 million of debt into equity and the repayment of approximately $1.1 million of notes payable.


    DISCONTINUED OPERATIONS--During the year ended September 30, 1994, the Company sold its medical diagnostic operations recording a gain of $483,000. This gain was offset by a loss of $134,000 in fiscal 1994 from the operations of the diagnostic division.

LIQUIDITY AND CAPITAL RESOURCES

    The Company, as a development stage enterprise, has experienced net losses every year since its inception and, as of June 30, 1997, had a deficit accumulated during the development stage of approximately $18.3 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its ongoing and planned clinical trials and anticipated research and development activities, and the business development and general and administrative expenses associated with those activities. The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering of Common Stock and Redeemable Warrants in July 1996 which provided approximately $18.2 million, net of financing costs, to the Company.

    As of June 30, 1997, the Company had cash, cash equivalents and investments totaling approximately $14.3 million. For the nine months ended June 30, 1997, net cash used in the Company's operating activities was approximately $3.8 million. The Company expects its cash requirements to increase significantly in future periods as it conducts additional product development activities including internal product research, development and testing, preclinical studies and clinical testing of its potential products and marketing of any products that are developed. Among the specific planned activities which are expected to result in an increase in cash requirements are the Phase III clinical trials commenced in June 1997 in the U.S. for the MAXAMINE therapy and other planned clinical trials.

    The Company's cash requirements may vary materially from those now planned because of the results of research, development and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements and the development of the Company's product commercialization activities. As a result of these factors, it is difficult to predict accurately the timing and amount of the Company's cash requirements.


    The Company believes that the net proceeds of the Offerings together with its available cash, cash equivalents, investment securities and investment income, should be sufficient to fund the Company's operations at least 12 months from the date of the Offering. However, the net proceeds of the Offering will not be sufficient to fund the Company's operations through commercialization of its first product. In order to successfully commercialize any of its products, the Company expects that it will ultimately be required to seek additional funds through public or private financings or collaborative arrangements with corporate partners. The issuance of additional equity securities could result in substantial dilution to the Company's stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company has never paid a cash dividend and does not contemplate the payment of cash dividends in the foreseeable future.

ACCOUNTING CONSIDERATIONS


    In October 1995, the Financial Accounting Standard Board ("FASB") issued SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" effective for fiscal years beginning after December 15, 1995. Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma effects based on the SFAS No. 123 methodology. The Company anticipates adopting the pro forma method of disclosure under SFAS No. 123.

    In February 1997, the FASB issued SFAS No. 128, "EARNINGS PER SHARE." This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending September 30, 1998.



    In February 1997, the FASB issued SFAS No. 129, "DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE." This statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending September 30, 1998.



    In June 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purposes financial statements. This statement shall be effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending September 30, 1999.



    In June 1997, the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement shall be effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending September 30, 1999.

                                    BUSINESS


    Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") is developing novel therapeutics for the treatment of cancer and infectious disease. The Company's lead drug, MAXAMINE, is designed to be self-administered on an outpatient basis in combination with cytokines such as interleukin-2 ("IL-2") and interferon-alpha ("IFN-a"). MAXAMINE therapy may be used to facilitate an immune system mechanism that allows these cytokines and other biological response modifiers to achieve full anti-tumor and anti-infective potential for the treatment of cancer and infectious disease. The Company believes that MAXAMINE therapy has the potential to: (i) significantly increase overall survival outcomes in certain cancers over existing approved therapies and standards of care; (ii) lower cytokine dosage requirements and reduce related toxicity; (iii) provide a more cost-effective treatment; and (iv) improve patient quality of life during therapy.



    The Company anticipates that by early 1998 it will be conducting three Phase III clinical trials of MAXAMINE for the treatment of cancer. In June 1997 the Company commenced a 200-patient Phase III clinical trial of MAXAMINE for advanced malignant melanoma in the United States. A separate Phase III advanced malignant melanoma trial is planned to commence in Sweden and Australia by the end of 1997. The Company also intends to commence a Phase III clinical trial for acute myelogenous leukemia ("AML") in Europe and the United States in early 1998. Furthermore, the Company has initiated earlier stage clinical trials of MAXAMINE for the treatment of renal cell carcinoma, hepatitis C, and multiple myeloma, and expects to commence clinical trials of MAXAMINE for the treatment of additional cancers, such as prostate adenocarcinoma, in 1998.



    In the Company's two completed Phase II clinical trials for the treatment of advanced malignant melanoma, MAXAMINE therapy produced improved patient survival outcomes. Mean survival time for patients treated with MAXAMINE in each of the two studies exceeded 14 months as compared with reported mean survival times of approximately seven months for existing available treatments. In patients where the melanoma metastasized to the liver, MAXAMINE therapy improved mean survival time to 20 months as compared with a reported mean survival time of approximately four months for existing available treatments.


    The Company's Phase II clinical trials for the treatment of AML have demonstrated an improvement of disease-free remission intervals. Patients treated with MAXAMINE during their first complete remission ("CR1") had mean time in remission in excess of 20 months as compared with reported mean time in remission of approximately 12 months for patients under the current standard of care. Patients who relapsed and achieved a second or greater remission ("CR2+") and were subsequently treated with MAXAMINE had a mean time in remission in excess of 20 months as compared with reported mean time in remission of approximately six months under the current standard of care. In the Company's ongoing Phase II clinical trial, remission inversion (prolonging the duration of CR2+ to that equal to or exceeding the patient's prior remission duration) was achieved in 8 of 10 (80%) evaluable patients treated with MAXAMINE therapy as compared with approximately 10% to 20% under the current standard of care.

    Maxim is also developing MAXVAX, a mucosal vaccine carrier/adjuvant platform. The MAXVAX technology is based on the B subunit of cholera toxin ("CTB"), generally regarded as a safe and effective mucosal vaccine carrier. The Company expects that its future product development efforts will focus on mucosal vaccines against sexually transmitted diseases, major respiratory diseases and gastrointensinal tract diseases. The MAXVAX platform is also being evaluated for therapeutic vaccines and gene-based vaccines. The Company intends to seek collaborations with pharmaceutical and biopharmaceutical partners for the development of mucosal vaccine candidates.

    Maxim's drug development strategy is designed to facilitate product development from preclinical to FDA approval and product launch. Once a product has been launched, Maxim plans to work with numerous collaborators, both pharmaceutical and clinical, in the oncology and infectious disease communities to extend the labeling of the drug to other indications. In order to market its products effectively, the

Company intends to develop marketing alliances with corporate partners and may co-promote and/or co-market in certain territories.

MAXAMINE IMMUNOTHERAPY PLATFORM

    CANCER MARKET


    Cancer comprises a large and diverse group of diseases resulting from the uncontrolled proliferation of abnormal (malignant) cells. Most cancers will spread beyond their original sites and invade surrounding tissue and may also metastasize to more distant sites and ultimately cause death in the patient unless effectively treated. To be effective, cancer treatment must target not only the primary tumor site but also distant metastases. CANCER FACTS AND FIGURES, a report from the American Cancer Society, estimates that a total of approximately 1,380,000 new cases and approximately 560,000 deaths will be reported for invasive cancers in the United States in 1997. Predominant forms of cancer include leukemia and lymphoma, breast, lung, urinary, prostate, melanoma, ovarian, colon, rectal and brain cancers. The National Cancer Institute estimates that the direct medical cost of treating cancer in the United States is $35 billion per year. Information regarding certain cancer indications is summarized below.



     ESTIMATED INCIDENCE FOR SELECTED CANCERS IN THE UNITED STATES FOR 1997


                                                                                                   ANNUAL
                                                                                            ---------------------
                                                                                            NEW CASES    DEATHS
                                                                                            ----------  ---------
Malignant Melanoma........................................................................      40,000      7,000
Acute Myelogenous Leukemia................................................................       9,000      7,000
Prostate Adenocarcinoma...................................................................     335,000     42,000
All Invasive Cancers......................................................................   1,380,000    560,000

    The Company estimates that the size of the anti-cancer pharmaceutical market in Europe is approximately equivalent to the U.S. market.

    Predominant methods of treating cancer generally include surgery, radiation therapy, chemotherapy and immunotherapy. Although these techniques have achieved success for certain cancers, particularly when detected in the early stages, each has drawbacks which may significantly limit their success in treating certain types and stages of cancer. For example, cancer may recur even after repeated attempts at surgical removal of tumors or other treatment. Surgery may be successful in removing visible tumors but may leave smaller nests of cancer cells in the patient which continue to proliferate. Radiation or chemotherapy are relatively imprecise methods for the destruction of cancer cells (i.e., such therapies can kill both cancer cells and normal cells) and have toxic side effects which may themselves be lethal to the patient; these toxic side effects may also restrict the application of these treatment modes to less than optimal levels required to ensure eradication of the cancer.


    The high number of cancer-related deaths indicate the need for more efficacious therapies for many patients. In addition, the Company believes that new cancer therapies will increasingly be required to be more cost-effective and allow for alternate site or in-home treatment and to improve patient quality of life during treatment.


    HEPATITIS C MARKET

    The U.S. Centers for Disease Control and Prevention estimates that approximately four million Americans are infected with the hepatitis C virus ("HCV"). Approximately 85% of HCV patients develop long-term or chronic infection, possibly leading to serious liver diseases, cirrhosis (scarring of the liver), liver cancer and death. HCV is the leading cause of liver cancer and the primary reason for liver transplantation in the United States. The World Health Organization and other sources estimate that approximately 60 million people are chronically infected worldwide. The only approved treatment for HCV is IFN-a. However, IFN-a therapy results in sustained, long-lasting responses in only about 10-15% of chronically infected persons.

    IMMUNE SYSTEM MODULATION AGAINST CANCER AND INFECTIOUS DISEASES

    In recent years, research has focused on the immune system's ability to combat cancer and infectious diseases. New drugs, vaccines, chemotherapeutic agents and advanced radiation therapy technologies are continually being developed to protect and enhance the response of the immune system to disease. Many of these technologies, however, have demonstrated significant limitations in their ability to treat cancer and certain infectious agents. These limitations include marginal efficacy, severe adverse side effects and the development of multi-drug resistance.

    Since the early 1980's, the cytokines IL-2 and IFN-a have been studied for the treatment of many cancers and infectious diseases including advanced malignant melanoma, renal cell carcinoma, hepatitis C and AML. Cytokines are naturally occurring molecules that have potent effects related to inflammation and immune cell functions. The medical community held high expectations for IL-2 and IFN-a in the treatment of cancer and infectious diseases based on findings that these cytokines enhance the anti-tumor activity of natural killer-cells ("NK-cells") IN VITRO (NK-cells are a specialized subset of cells which can function to destroy cancer cells and virally infected cells). Although certain beneficial effects were demonstrated with IL-2 and IFN-a therapy in both experimental animals and in the killing activity of human NK-cells IN VITRO, in only a small portion of cancer patients do these cytokines demonstrate a clinically significant tumor response. Further, in chronically infected hepatitis C patients, IFN-a therapy results in sustained, long-lasting responses in only about 10-15% of these cases. Moreover, cytokines generally produce severe adverse side-effects and are intolerable at high doses.

    MAXAMINE TECHNOLOGY


    The Company's lead product, MAXAMINE, was designed to enhance and support the activity of cytokines and may play a key role in the recent emphasis on combination therapy for certain cancers and infectious diseases. A novel mechanism discovered and researched by the Company's scientists at the University of Gothenburg, Sweden may explain, in part, why cytokine therapy using IL-2 or IFN-a for many forms of cancer and infectious diseases have demonstrated limited efficacy.


    This research has shown that phagocytic cells (such as monocytes, macrophages and neutrophils) which are present in tumors and may comprise a significant portion of the tumor's cellular volume, inhibit the tumor-killing activity of NK-cells and T-cells and can prevent their activation by cytokines. The specific suppression of NK-cells and T-cells has been shown to be caused by localized oxidative stress resulting from the release of reactive oxygen metabolites ("ROMs") by phagocytes. The ROMs inhibit T-cell function and cause NK-cells to undergo apoptosis (programmed cell death) thereby destroying the NK-cells. The administration of cytokines, regardless of the dosage, cannot overcome the suppression of NK-cells and T-cells within the tumor.


    This research has also shown that by the addition of an H(2) receptor agonist such as MAXAMINE, the production of ROMs can be blocked, thereby protecting NK-cells and T-cells. Under such conditions, enhanced activation of NK-cells and T-cells is possible, leading to improved anti-tumor and anti-viral activity. This mechanism is diagrammed on the following page.

                        MECHANISM OF ACTION OF MAXAMINE



                                   [DIAGRAM]

       PHAGOCYTIC CELLS, WHICH ARE PRESENT IN TUMORS, INHIBIT THE
       TUMORICIDAL ACTIVITY OF NK-CELLS AND T-CELLS AND CAN PREVENT THEIR ACTIVATION BY CYTOKINES SUCH AS IL-2.


                                      [DIAGRAM]


       THE ADMINISTRATION OF H(2) RECEPTOR AGONISTS SUCH AS MAXAMINE CAN BLOCK THE PRODUCTION OF ROMS (H(2)O(2)), THEREBY PROTECTING NK-CELLS AND T-CELLS. UNDER SUCH CONDITIONS, ENHANCED ACTIVATION OF NK-CELLS AND T-CELLS IS POSSIBLE, LEADING TO IMPROVED
       ANTI-TUMOR AND ANTI-VIRAL ACTIVITY.


    BENEFITS OF MAXAMINE

    The Company believes that MAXAMINE will be integral in the growing trend toward combination therapy for certain cancers and infectious diseases and may offer a number of important clinical and commercial advantages relative to current therapies or approaches including:

    - IMPROVED CLINICAL EFFICACY. The Company's preliminary clinical data has provided evidence of improved therapeutic efficacy (extended survival and remission intervals) over approved therapies or standards of care. In addition, the combination therapy may extend the range of indications for the use of cytokine therapies in both cancer and infectious diseases.

    - IMPROVED QUALITY OF LIFE. Combination therapies with MAXAMINE may be an important part of a strong medical interest in reducing treatment toxicities and improving quality of life during therapy.

    - OUTPATIENT ADMINISTRATION. MAXAMINE therapy can be self-administered on an outpatient basis, subcutaneously, rather than the in-hospital administration required for other therapies. The Company believes that the greater ease of outpatient administration, as well as low dosage requirements for the combined products, will result in increased patient quality of life.

    - COST EFFECTIVE THERAPY. By utilizing a lower dose of IL-2 or IFN-a, the cost to the patient may be reduced below existing treatment regimens. In addition, the Company's product is designed to be delivered on an outpatient basis rather than in-hospital.


    MAXAMINE CLINICAL TRIAL STATUS


    A number of clinical trials of MAXAMINE have been initiated or are planned by the Company in the near future. By early 1998, the Company expects to have commenced three Phase III clinical trials for MAXAMINE in various countries around the world, any one of which, if successful, could provide data necessary to file for the approval to market MAXAMINE in certain countries. The table below sets forth the disease indications currently targeted or planned to be targeted by the Company. No assurance can be given that the Company will be able to commence planned clinical studies within the time frames set forth below, if at all. Moreover, the Company cannot predict when clinical studies for all of the indications set forth below will be completed or whether the results of such studies will support the filing of NDAs or the equivalent. See "Risk Factors--No Assurance of Successful Clinical Trials and Product Development."


                         MAXAMINE CLINICAL TRIAL STATUS


            INDICATION                    PHASE                 STATUS                      LOCATION
-----------------------------------  ----------------  -------------------------  -----------------------------
Advanced Malignant Melanoma          Phase III trial   Ongoing                    United States
                                     Phase II trial    Ongoing                    Sweden
                                     Phase III trial   Planned for late 1997      Sweden and Australia

Acute Myelogenous Leukemia           Phase II trial    Ongoing                    Sweden
                                     Phase III trial   Planned for early 1998     Europe and United States

Renal Cell Carcinoma                 Phase I trial     Ongoing                    Sweden

Multiple Myeloma                     Phase I trial     Ongoing                    Sweden

Hepatitis C                          Phase I trial     Ongoing                    Sweden
                                     Phase I/II trial  Planned for 1998           United States

Prostate Adenocarcinoma              Phase I trial     Planned for 1998           United States and Sweden


        ADVANCED MALIGNANT MELANOMA

    The Company's initial Phase II clinical trial was conducted in Sweden at the Sahlgrenska University Hospital in Gothenburg in which fifteen patients with advanced metastatic malignant melanoma were treated with a high-dose regimen of IL-2 together with daily injections of IFN-a in five-day cycles. Eight of the patients were also given MAXAMINE injections twice daily during treatment with IL-2 and IFN-a.


    The results of the initial Phase II clinical trial indicated that MAXAMINE may be given as an effective adjuvant to IL-2/IFN-a therapy. In the seven patients who did not receive MAXAMINE, one partial response (defined as a 50% reduction of the total tumor burden) was observed in a patient with skin and lymph node melanoma. In the eight MAXAMINE-treated patients, four partial and two mixed responses were observed. Notably, two of the MAXAMINE-treated patients had complete resolution of their extensive liver metastases. Sites of response in MAXAMINE-treated patients also included skin, lymph nodes, skeleton, spleen and muscle. In patients receiving MAXAMINE, there was a statistically significant improvement in overall survival (p < 0.03). The MAXAMINE-treated patients had a mean survival of 14.7 months, more than double the mean 6.8 month survival in the control group. One MAXAMINE-treated patient remains completely free of detectable disease more than four years after the onset of MAXAMINE therapy.


    A second advanced malignant melanoma study was undertaken at the Sahlgrenska University Hospital in Sweden to determine if a lower-dose regimen of the same cytokines (IL-2 and IFN-a) in combination with the same doses of MAXAMINE would retain the efficacy seen previously while reducing the side effects of the cytokine portion of the treatment. In addition to survival, a goal for MAXAMINE therapy is to lower toxicity of immunotherapy and thus enhance the patients' quality of life. Lowering the doses of the cytokines reduces many of the side effects of these drugs, thereby facilitating tolerance of the therapy and even allowing self-administration of the drugs at home. The mean survival time of patients with advanced (stage IV) malignant melanoma using conventional treatments is historically reported to be seven months. In this second, ongoing low-dose malignant melanoma study, 11 patients have been evaluated and as of the date of last report (September 1997) had a mean survival time of 16.5 months, more than double the rate generally reported for the normal course of the disease and exceeding the favorable results from the high-dose study described above. In this second malignant melanoma clinical trial MAXAMINE treatment was well-tolerated and most patients were able to treat themselves at home.


    A third Phase II advanced malignant melanoma trial of stage IV patients is ongoing in Sweden using MAXAMINE in combination with IL-2 and IFN-a. As of September 1997, 12 patients have been enrolled and 10 of 12 remain alive and on treatment. In aggregate, MAXAMINE has now been studied in three Phase II trials in a total of 31 patients with stage IV malignant melanoma. In each of the first two trials the mean survival time has exceeded 14 months compared to reported means of seven months for conventional treatments. In addition, of the seven patients having liver metastases, treatment with MAXAMINE was shown to significantly improve survival outcome (mean of 20 months survival as a group) compared to the historically reported four months survival rate for these patients.


    A multi-center Phase III clinical trial of MAXAMINE in the United States for the treatment of advanced malignant melanoma commenced in June 1997. In this clinical trial, advanced malignant melanoma patients are being treated with a combination of MAXAMINE and IL-2, while patients in the control group are being treated with IL-2 alone. The primary endpoint of the study is overall patient survival, and the secondary endpoints include time to progression, tumor response rate, duration of response and quality of life. The enrollment objective for the study is 200 evaluable patients, 100 in each arm. The study will ultimately be conducted in 15 or more centers in the United States.



    The Company currently plans to initiate a second Phase III trial of MAXAMINE for the treatment of advanced malignant melanoma in Sweden and Australia later this year. The trial will be performed in approximately 8-10 clinical centers in Sweden and a similar number of sites in Australia. Patients in the treatment arm will receive a co-administration of MAXAMINE plus low-dose IL-2 and IFN-a, while patients in the control arm will receive dacarbazine (DTIC), the most common chemotherapeutic agent for the treatment of advanced malignant melanoma which has a reported survival benefit of 6-7 months in advanced malignant melanoma patients. The Swedish/Australian study will be designed to encompass 200 evaluable patients.


        ACUTE MYELOGENOUS LEUKEMIA ("AML")


    Once diagnosed with AML, patients are typically treated with chemotherapy to attain remission, yet 75-80% of these patients will relapse and require additional chemotherapy. The standard of care once a patient is in remission, however, is no further treatment. Historically, patients in their first complete remission ("CR1") remain in disease-free remission for a mean of approximately 12 months. Patients who have relapsed and achieved a second or subsequent remission ("CR2+") typically have shorter remissions (mean time to relapse of six months or less) and have less than 1% probability of long-term survival. In Phase II clinical trials conducted in Sweden, 28 patients with AML in complete remission have been evaluated to date in a clinical trial wherein they were given outpatient therapy with MAXAMINE plus IL-2. The objective of the study is to treat AML patients in remission with MAXAMINE and low doses of IL-2 to prevent relapse and prolong disease-free survival while maintaining a good quality of life during treatment.


    At August 1, 1997, the 11 patients in the CR2+ group have had a mean time in remission of 20 months, compared to the historic mean of six months. The 17 patients in the CR1 group have had a mean time in remission of 20 months and 12 (71%) remain in complete remission. In this clinical trial the MAXAMINE treatment was well-tolerated and the patients were able to treat themselves at home. In the ongoing study, remission inversion (defined as prolonging the duration of complete remission to at least equal that of the patient's own previous remission) has been achieved in 80% of the 10 evaluable CR2+ patients.

    The above findings for patients in CR2+ may be compared to those in a study published in 1994 in which non-bone marrow transplanted patients were treated with IL-2 alone. In that study, remission inversion was achieved with IL-2 alone in only 2 of 29 AML patients, or 7%, and time in CR2+ averaged less than six months (compared to 80% and a mean of 20 months for MAXAMINE treated patients as reported above). In addition, data collected in Gothenburg, Sweden from 1976 to 1994 representing the natural course for this disease reported a 9% remission inversion and a mean remission time of only five and one-half months.

    A Phase III clinical trial of MAXAMINE for the treatment of AML is planned to commence in early 1998 based upon the results of the data for the ongoing Phase II study. The Company currently plans to include clinical sites in both Europe and the United States and to enroll approximately 300 patients.

        HEPATITIS C

    In mid-1997 the Company initiated a Phase I clinical trial of MAXAMINE for the treatment of HCV. The Company expects to treat up to 15 HCV patients with a combination of MAXAMINE and IFN-a. Response to the therapy will be measured through an evaluation of specific liver function tests and viral burden. The objective of the trial will be to determine if the administration of MAXAMINE as an adjunct to IFN-a is safe and can demonstrate clinical responses among previously IFN-a-resistant HCV patients. The study is being conducted in Gothenburg, Sweden.

MAXVAX MUCOSAL VACCINE CARRIER/ADJUVANT PLATFORM

    OVERVIEW OF VACCINE MARKET AND INFECTIOUS DISEASES


    There remains today a broad range of infectious diseases for which no therapies currently exist. One of the most promising areas in the fight against such diseases is the development of vaccines. Recent trends in the delivery of health care in the United States, including an increased emphasis on preventive health care, have contributed to significant growth of interest in disease prevention and development of the vaccine market. Immunization has long been recognized as an effective means to decrease health care costs through disease prevention and is one of the key areas given priority attention by the United States Department of Health and Human Services and the World Health Organization in their respective public health service publications. In 1992, revenues for the total world human vaccine market totaled $1.8 billion, with the U.S. and Europe comprising 75% of the market. It is estimated that by 1999, the total world market for human vaccine products will have more than tripled to $5.3 billion and is anticipated to grow in excess of 20% per year.


    MUCOSAL MEMBRANES--A FIRST-LINE DEFENSE

    The mucosal membranes (which line the nasal compartment and sinuses, eyes, ears, oral cavity, respiratory tract, gastrointestinal tract and urogenital tract) represent the body's first line of defense against infections and are the sites where most infectious agents enter the body. Examples of infectious pathogens which enter the body through the mucosal membranes are chlamydia, herpes simplex viruses and HIV, which cause sexually transmitted diseases; respiratory syncytial virus ("RSV"), pneumococcus and streptococcus which cause respiratory diseases; and HELICOBACTER PYLORI (ulcers) and rotavirus (diarrhea) which causes gastrointestinal diseases. There has been a long-standing interest in developing mucosal vaccines against these and other important infections.

            MAXVAX SYSTEM--MUCOSAL VACCINE CARRIER/ADJUVANT PLATFORM



                                   [DIAGRAM]

       CHOLERA TOXIN IS COMPRISED OF TWO SUBUNITS; THE A-SUBUNIT ("CTA"), WHICH IS THE KNOWN TOXIC PORTION OF THE MOLECULE, AND THE B-SUBUNIT ("CTB"), WHICH HAS BEEN SHOWN TO BE IMMUNOGENIC, NON-TOXIC AND BINDS SPECIFICALLY TO THE GM-1 GANGLIOSIDE MOLECULE ON THE TARGET M-CELL OF THE MUCOSAE. THE COMPANY IS DEVELOPING THE MAXVAX SYSTEM TO LINK TARGET ANTIGENS TO CTB. THE CTB-ANTIGEN CONJUGATE THEN BINDS SPECIFICALLY TO M-CELLS FOR PROCESSING AND PRESENTATION TO THE APPROPRIATE IMMUNE SYSTEM CELLS.


    MAXVAX is a mucosal vaccine carrier/adjuvant platform based on the cholera toxin B subunit ("CTB"). CTB has already been administered to hundreds of thousands of patients worldwide and is a major component of an existing oral cholera vaccine and traveler's diarrhea vaccine. Most current vaccines have been designed to provide systemic immunity administered through injection. They treat or prevent infection only after the infecting organism has entered the blood stream or deep tissues of the body. The mechanisms which induce mucosal immunity appear to be distinct from those that protect systemically. The Company believes that the MAXVAX approach to therapeutic and protective vaccines has the potential to elicit both mucosal and systemic immunity by delivering antigens directly to the mucosal system. By combining the Company's proprietary recombinant form of CTB with vaccine antigens and/or genes, the Company believes that it will be able to develop effective, new mucosal-based vaccines.

    POTENTIAL BENEFITS OF MUCOSAL IMMUNIZATION USING MAXVAX

    The Company's MAXVAX approach to therapeutic and protective vaccines has been shown to elicit both mucosal and systemic immunity and is based upon "non-injectable" administration. The Company believes that there are numerous important clinical and commercial advantages to mucosal immunization compared with traditional injected vaccine products, including:

    - GREATER CLINICAL EFFICACY. The body's largest defense system against disease is the mucosal immune system where most infectious agents enter the body. The Company believes that its mucosal vaccine platform may likely result in mucosal and systemic immune stimulation and could more effectively prevent or treat most infectious diseases, as compared to traditional injected vaccines.

    - HIGHER LEVEL OF SAFETY. CTB-based vaccines have been administered to hundreds of thousands patients worldwide in clinical trials for the cholera and traveler's diarrhea. CTB is widely thought to be a safe and effective mucosal vaccine carrier.

    - LOWER COST OF ADMINISTRATION. The administration of the Company's products by oral, nasal and topical applications involving direct contact with mucosal surfaces may not require patients to go to clinics nor will it require trained personnel, thereby effectively lowering the cost of administration. The vaccines may be prescribed by a doctor and dispensed by a pharmacy, thus simplifying delivery and eliminating the multiple office visits required for injection delivery of most contemporary vaccines.

    - IMPROVED VACCINE UTILIZATION. Maxim believes that the relative ease of administration and the concept of "prescription" vaccines may improve vaccine utilization over traditionally administered vaccines. Further, the Company believes that this novel mucosal vaccine concept may allow development of protective and therapeutic approaches to diseases where previous vaccines and therapeutics have failed.


    The MAXVAX technology is currently in preclinical development. The Company has expanded its internal research and development efforts with emphasis on a mucosal vaccine against chlamydia and a mucosal vaccine against diphtheria. In addition, the Company has ongoing programs related to gene-based vaccines and potential therapeutic vaccines. The chlamydia vaccine utilizes the Company's gene-fusion technology and is nearing a prototype for animal testing. This program also includes an ongoing human Phase I study addressing appropriate routes of administration (nasal, oral, vaginal), dosing and immune response using the MAXVAX carrier alone. The results of this human study is expected to be published in a scientific journal. The Company intends to seek collaborations with pharmaceutical and biopharmaceutical companies for the discovery and development of vaccine candidates of market interest.



    The MAXVAX technology represents an early stage discovery and development program. As with any such program, substantial additional research and development will be necessary in order for the Company or its partners to develop products based on the technology, and there can be no assurance that the Company's research and development efforts will lead to development of products that are shown to be safe and effective in clinical trials and are commercially viable. See "Risk Factors--No Assurance of Successful Clinical Trials and Product Development."


PRODUCT DEVELOPMENT AND COLLABORATIVE RELATIONSHIPS


    The Company conducts its research and other product development efforts through a combination of its internal research staff and collaborative programs. For MAXAMINE, the Company relies upon its clinical management personnel along with arrangements with universities and other clinical research sites, contract research organizations and similar institutions and persons for a significant portion of its product development efforts. The majority of the basic research and development efforts related to MAXVAX were transferred to the Company's internal laboratories during 1997, although the Company expects to rely more heavily on pharmaceutical company collaborative relationships as product development advances.

    The Company has relied upon licensing and other transactions to gain access to certain of its proprietary technologies. Conduct of the Company's current and planned clinical trials of MAXAMINE relies upon contractual relationships with universities and other clinical trial sites, contract research organizations, home nursing organizations, and regulatory and other consultants. The Company's strategy for development, commercialization and marketing of MAXAMINE and MAXVAX will involve, where appropriate, the establishment of marketing and other collaborative relationships with pharmaceutical industry partners. The Company intends to seek collaborative relationships in certain targeted development areas, particularly in situations where the Company believes that the clinical testing, marketing, manufacturing and other resources of pharmaceutical collaborators will enable it to more effectively access particular products or geographic markets.

MARKETING AND SALES

    The Company expects to enter into an alliance with one or more pharmaceutical companies to market MAXAMINE and to assist with funding of certain portions of the clinical development efforts. The Company is currently in discussions with potential collaborative marketing partners, although there can be no assurance that any such relationships can be consummated, or that any such relationships will be consummated under terms favorable to the Company. See "Risk Factors--No Marketing and Sales Capacities; Anticipated Dependence Upon Marketing Alliances."

    The treatment of cancer is a highly specialized activity in which the approximately 3,500 practicing oncologists in the United States tend to be concentrated in major medical centers. The Company's marketing strategy for MAXAMINE may include co-promotion or co-marketing of the product with the Company's future marketing partners.

    Due to the nature of the vaccine markets, the Company intends to establish licensing arrangements with pharmaceutical companies with large distribution systems for MAXVAX and does not expect to establish a direct sales capability in the vaccine area.

MANUFACTURING

    There are a number of facilities with FDA Good Manufacturing Practice ("GMP") approval available for contract manufacturing of the MAXAMINE product. The Company does not intend to acquire or establish its own dedicated manufacturing facilities for MAXAMINE in the foreseeable future. The Company's strategy has been, and is expected to continue, to contract with established pharmaceutical manufacturers for the production of MAXAMINE. The CTB protein portion of MAXVAX is currently being produced by SBL Vaccin AB ("SBL"), Stockholm, Sweden, under GMP through a system suitable for large-scale industrial production.

    The Company believes that, in the event of the termination of an agreement with any single supplier or manufacturer, the Company would likely be able to enter into agreements with other suppliers and/or manufacturers on similar terms. However, there can be no assurance that there will be manufacturing capacity available to the Company within the timelines and at quantities required. See "Risk Factors--No Manufacturing Capabilities."

PATENTS, LICENSES AND PROPRIETARY RIGHTS

    The Company holds five issued or allowed patents and has six patent applications pending in the United States. In addition, the Company holds license rights to one issued patent and three patent applications pending in the United States. Corresponding patent applications have been filed, and in certain instances patents have been issued, in major international markets. It is the Company's policy to file, where possible, patent applications to protect technologies, inventions and improvements that are important to the development of its business. Maxim's management has devoted substantial attention and resources to the Company's patent and license portfolio to obtain the strongest positions available.

Maintaining patents and licenses and conducting an assertive patent prosecution strategy is a high priority of the Company.

    KEY GRANTED PATENTS AND PENDING APPLICATIONS


    The Company holds a patent relating to the combination of IL-2 and H(2) receptor agonists ("H(2)RA's") that was issued by the U.S. Patent and Trademark Office in September 1994 and has additionally been granted in Europe and Australia. The Company holds a patent application relating to the combination of IFN-a and H(2)RA's which was allowed by the U.S. Patent and Trademark Office in July 1997 and has also issued in Australia. The Company also holds four other patent applications in the United States relating to other cytokines, biotherapies, mechanisms, rates and routes of administration, and uses which have also been filed internationally.



    Maxim holds a worldwide exclusive license to Vitec AB ("Vitec") and SBL's U.S. and international patents for recombinantly producing CTB for use in infectious diseases other than cholera, bacterial related diarrheas and HIV (the Company holds non-exclusive rights to this patent with regard to HIV). The Company also holds exclusive license rights to related patent applications as well as a patent application with respect to certain therapeutic and anti-inflammatory properties of CTB.



    A patent application has been filed by the Company in the U.S. Patent and Trademark Office covering use of CTB to make vaccines against chlamydia and other sexually transmitted diseases. The Company has filed a U.S. patent application for the use of CTB and other proteins in gene delivery of DNA or RNA.


    MAXAMINE TECHNOLOGY RIGHTS

    In 1993, the Company entered into a technology transfer agreement pursuant to which the Company purchased the core intellectual property and patent rights related to its MAXAMINE technology. The technology transfer agreement requires that the Company pay certain royalty obligations to the two inventors of the technology. The Company has also filed additional patent applications and received additional patents encompassing the MAXAMINE technology.

    MAXVAX LICENSES AND TECHNOLOGY RIGHTS

    In 1993, the Company entered into an option and license agreement with Vitec and SBL, pursuant to which the Company exercised an option for an exclusive, worldwide license to technology related to CTB for use in a chlamydia vaccine. Under the agreement, the Company is required to use its best efforts to engage SBL to manufacture any products which result from the application of the licensed technology. The Company has to make royalty payments on the net sales of products using the licensed technology and to make additional license and milestone payments to Vitec upon the execution of any sub-licenses. Pursuant to the agreement, any party may terminate the license agreement, with respect to the rights and duties of that party, as a result of a material breach of the agreement by another party.

    In 1994, the Company entered into a second license agreement with Vitec and SBL for an exclusive, worldwide license to technology rights related to CTB for all infectious diseases except chlamydia (which is governed by the agreement discussed above), HIV (which is governed by a separate non-exclusive sub-license agreement held by the Company), cholera and bacterial-related diarrheas. Under the agreement, the Company has agreed to use its best efforts to engage SBL to manufacture any products which result from the application of licensed technology, and both Vitec and the Company shall receive a percentage of any profits that SBL derives from manufacturing such products. The licensors may terminate the agreement upon a material breach of the agreement by the Company.

    The Company has asked Active i Malmo AB (publ) ("Active"), SBL's recent acquirer, to address concerns regarding SBL's performance under the 1994 license agreement, including (i) the transfer of technical information and materials to Maxim as required by the license agreement, (ii) disclosure of all improvements to the technology licensed to Maxim as required by the license agreement and (iii) cessation of any activities which conflict with Maxim's rights under the license agreement. The Company is currently discussing resolution of the matter with Active. The Company cannot determine what impact, if any, an unfavorable resolution of the existing concerns would have on the commercial value of the CTB technology.


    The Company holds other licenses relating to CTB, including a non-exclusive sub-license to CTB for the prevention and treatment of HIV infection, and an exclusive, worldwide license to patent applications and related technology rights with respect to certain therapeutic and anti-inflammatory properties of CTB.

    TRADE SECRETS AND TECHNOLOGY TRANSFER

    The Company's competitive position is also dependent upon unpatented trade secrets. In an effort to protect its trade secrets, the Company has a policy of requiring its employees, consultants and advisors to execute confidentiality, proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information of the Company developed or made known to such individuals during the course of their relationship with the Company must be kept confidential, except in specified circumstances. These agreements also provide that inventions resulting from agreements be assigned to the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of confidential information. Invention assignment agreements executed by consultants and advisors may conflict with, or be subject to, the rights of third parties with whom such individuals have employment or consulting relationships. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets.


    The Company has entered into confidentiality and non-compete agreements with its Swedish scientists and other collaborating scientists. These agreements generally give Maxim license rights and access to most past and current inventions and processes as they relate to the Company's current products, as well as rights in certain future discoveries made by such scientists. Such technology transfers are directly between the Company and the scientists. Unlike U.S. institutions, Swedish universities cannot hold patent positions on any discoveries made by their research scientists.


    GENERAL PATENT UNCERTAINTIES AND RISKS

    The patent position of participants in the pharmaceutical field generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. There can be no assurance that any patent applications relating to the Company's potential products or processes will result in patents being issued, or that the resulting patents, if any, will provide protection against competitors who successfully challenge the Company's patents, obtain patents that may have an adverse effect on the Company's ability to conduct business, or are able to circumvent the Company's patent position. It is possible that other parties have conducted or are conducting research, and could make discoveries of compounds or processes that would precede any discoveries made by the Company, which could prevent the Company from obtaining patent protection for these discoveries. Finally, there can be no assurance that others will not independently develop pharmaceutical products similar to or make obsolete those that the Company is planning to develop, or duplicate any of the Company's products.

    The Company may be required to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation or interference proceedings could result in substantial costs to and diversion of effort by, and may have a material adverse impact on, the Company. In addition, there can be no assurance that these efforts by the Company will be successful. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights."

GOVERNMENT REGULATION

    Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of the Company's proposed products and in its ongoing research and product development activities. The nature and extent to which such regulation applies to the Company will vary depending on the nature of any products which may be developed by the Company. It is anticipated that all of the Company's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic and vaccine products are subject to rigorous preclinical and clinical testing and other approval procedures of the U.S. Food and Drug Administration ("FDA") and similar regulatory authorities in European and other countries. Various governmental statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and financial resources. Any failure by the Company or its collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any products developed by the Company, its ability to receive product revenues and its liquidity and capital resources. See "Risk Factors--No Assurance of Regulatory Approval; Government Regulation."

    FDA APPROVAL PROCESS

    Prior to commencement of clinical studies involving human beings, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and the safety of the product. The results of these studies are submitted to the FDA as a part of an Investigational New Drug ("IND") application, which must become effective before clinical testing in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient.

    The results of the preclinical and clinical testing on a non-biologic drug and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application ("NDA") for approval prior to commencement of commercial sales. In the case of vaccines, the results of clinical trials are submitted as a Product License Application ("PLA"). In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all. Similar procedures are in place in countries outside the United States.

    The FDA has issued "fast-track" regulations intended to accelerate the approval process for the development, evaluation and marketing of new therapeutic products used to treat life-threatening and severely debilitating illnesses, especially those for which no satisfactory alternative therapies exist. "Fast-track" designation affords the Company early interaction with the FDA in terms of protocol design and permits, although it does not require, the FDA to grant approval after completion of Phase II clinical trials. On March 29, 1996, the FDA announced further intentions to accelerate the approval for cancer therapeutics. The FDA's cancer drug initiative consists of specific requirements and elements including accelerated approval for cancer drugs, expanded access for drugs approved in other countries and facilitating additional uses of approved cancer drugs. Further, the FDA has stated that it will increase its proactive role in ensuring cancer drugs become available to patients by soliciting applications for U.S. approval for products approved overseas and, for the first time, taking international regulatory approvals into consideration. The FDA has previously accepted data generated in clinical trials from Sweden for incorporation in NDAs filed in the United States. The Company believes that a number of its product candidates may fall under these regulations, but there can be no assurance that any of the Company's products will receive this or other similar regulatory treatment.


    The Advisory Committee of Immunization Practices ("ACIP") of the Centers for Disease Control and Prevention ("CDCP") has a role in setting the market for most, if not all, of the vaccine products Maxim intends to make. The ACIP meets quarterly to review developing data on licensed vaccines, and those approaching license, as well as epidemiologic data on the need for these products. The recommendations of the ACIP on the appropriate use of vaccines and related products are published in the MORBIDITY AND MORTALITY WEEKLY REPORT and reprinted in several journals. The CDCP develops epidemiological data in support of the need for new vaccines and monitors vaccine usage and changes in disease incidence. In addition, CDCP staff frequently act as key advisors to the FDA in their review process.

    EUROPEAN AND OTHER REGULATORY APPROVAL

    Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will likely be necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant, or may require additional data before granting, an approval even though the relevant product has been approved by the FDA or another authority. As with the FDA, the European Union ("EU") countries and other developed countries have very high standards of technical appraisal and, consequently, in most cases a lengthy approval process for pharmaceutical products. The process for gaining such approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing and assesses license applications submitted under two different procedures (the multi-state and the high-tech concentration procedures). The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of mutual recognition between the member states.

    ORPHAN DRUG ACT

    Under the Orphan Drug Act, the FDA may designate drug products as orphan drugs if there is no reasonable expectation of recovery of the costs of research and development from sales in the United States or if such drugs are intended to treat a rare disease or condition, which is defined as a disease or condition that affects less than 200,000 persons in the United States. If certain conditions are met, designation as an orphan drug confers upon the sponsor marketing exclusivity for seven years following FDA approval of the product, meaning that the FDA cannot approve another version of the "same" product for the same use during such seven year period. The market exclusivity provision does not, however, prevent the FDA from approving a different orphan drug for the same use or the same orphan drug for a different use. The Orphan Drug Act has been controversial, and many legislative proposals have from time to time been introduced in Congress to modify various aspects of the Orphan Drug Act, particularly the market exclusivity provisions. There can be no assurance that new legislation will not be introduced in the future that may adversely impact the availability or attractiveness of orphan drug status for any of the Company's products.

    OTHER REGULATIONS


    The Company is also subject to various U.S. federal, state and local and international laws, regulations and recommendations relating to safe working conditions, laboratory manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. The extent of government regulation which might result from future legislation or administrative action cannot be predicted accurately.


THIRD-PARTY REIMBURSEMENT

    The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. For example, in certain international markets pricing negotiations are often required in each country of the European Community, even if approval to market the drug under the European Medical Evaluation Authority's centralized procedure is obtained. In the U.S., there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the U.S. has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish a strategic alliance may be adversely affected. In addition, in both the U.S. and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans that mandate predetermined discounts from list prices. In addition, third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

COMPETITION

    Competition in the discovery and development of methods for treating or preventing cancer and infectious disease is intense. Numerous pharmaceutical, biotechnology and medical companies and academic and research institutions in the United States and elsewhere are engaged in the discovery, development, marketing and sale of products for the treatment of cancer and infectious disease. These include surgical approaches, new pharmaceutical products and new biologically derived products. The Company expects to encounter significant competition for the principal pharmaceutical products it plans to develop. Companies that complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. A number of pharmaceutical companies are developing new products for the treatment of the same diseases being targeted by the Company. In some instances, the Company's competitors already have products in clinical trials. In addition, certain pharmaceutical companies are currently marketing drugs for the treatment of the same diseases being targeted by the Company, and may also be developing new drugs to address these disorders.


    The Company believes that its competitive success will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals, obtain orphan drug status for certain products and manufacture and successfully market its products either independently or through outside parties. Many of the Company's competitors have substantially greater financial, clinical testing, regulatory compliance, manufacturing, marketing, human and other resources. In addition, the Company will continue to seek licenses with respect to key technologies related to its fields of interest and may face competition with respect to such efforts. See "Risk Factors--Competition."


EMPLOYEES AND CONSULTANTS


    As of September 23, 1997, the Company had 20 employees, all but one of which were based at its headquarters in San Diego, California. The Company believes its relationships with its employees are satisfactory. Other experienced professionals and personnel are expected to be hired to join the Company's management team in 1997 and 1998 to, among other things, address the requirements of the expansion of clinical trials of MAXAMINE and other commercialization efforts. See "Risk Factors--Dependence on Qualified Personnel."


    In addition to its employees, Maxim has engaged approximately 12 experienced consultants in the United States, Europe and Australia with pharmaceutical and business backgrounds to assist in its product development efforts. The Company plans to leverage its key personnel by making extensive use of contract laboratories, development consultants, and strategic partnerships with pharmaceutical companies to conduct the Company's preclinical and clinical trials.

FACILITIES

    The Company currently leases approximately 9,500 square feet of laboratory and office space in San Diego, California. The Company has no current plans for any expansion of its facilities, but believes that increases in its clinical trial and other commercialization efforts related to MAXAMINE may increase the Company's facility requirements.

LEGAL PROCEEDINGS

    In March 1997, the former President and Chief Operating Officer and the Chief Financial Officer of the Company (the "Former Employees") filed a complaint in the Superior Court in the State of California, County of San Diego (the "Complaint") seeking claims for certain purported damages in contract and in tort arising from their respective terminations of employment with the Company in March 1996. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's Common Stock. According to the Complaint, each of the Former Employees appears to be claiming compensatory damages in excess of $2 million and punitive damages in excess of $3 million. In June 1997, the Company filed an answer to the Complaint denying each of the allegations therein. Pretrial discovery with respect to these legal proceedings has commenced, and a trial date has been scheduled for May 1998. The Company believes the Former Employees' claims are without merit and the Company intends to contest any such claims vigorously. However, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's business, financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Legal Proceedings."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The names, ages and positions of the Company's executive officers and directors, as of September 23, 1997, are set forth below:



NAME                                           AGE                                POSITION
------------------------------------------     ---     ---------------------------------------------------------------
Larry G. Stambaugh........................     50      Chairman of the Board, President and Chief Executive Officer
Kurt R. Gehlsen, Ph.D.....................     41      Chief Technical Officer and Vice President, Development
Dale A. Sander............................     37      Chief Financial Officer, Vice President, Finance and Secretary
Colin B. Bier, Ph.D.......................     51      Director
G. Steven Burrill.........................     53      Director
Per-Olof Martensson.......................     60      Director
F. Duwaine Townsen........................     64      Director


    LARRY G. STAMBAUGH has served as the Company's Chairman of the Board of Directors, President and Chief Executive Officer since 1993. From 1989 to 1992, Mr. Stambaugh served in a number of positions at ABC Laboratories, Inc., an international contract science research laboratory, including Chairman of the Board of Directors, President and Chief Executive Officer. From 1983 to 1989, Mr. Stambaugh served as Executive Vice President and Chief Financial Officer of CNB Financial Corporation, a multi-bank holding company. Mr. Stambaugh received a B.A. in business administration from Washburn University and is a certified public accountant.

    KURT R. GEHLSEN, PH.D. joined the Company as Chief Technical Officer and Vice President, Development in 1996. From 1991 to 1995, Dr. Gehlsen served as Chairman of the Board of Directors, President and Chief Executive Officer of Trauma Products, Inc., a biomedical company. From 1989 to 1991, Dr. Gehlsen served as Senior Research Scientist and Head, Division of Molecular and Cellular Biology, Pharmacia Experimental Medicine Division of Pharmacia, Inc., a biopharmaceutical company and as Vice President, Chief Operating Officer and Director of Molecular and Cellular Biology for the La Jolla Institute for Experimental Medicine. Dr. Gehlsen received a B.S. in biology from the University of Arizona and a Ph.D. from the University of Arizona College of Medicine.

    DALE A. SANDER joined the Company in 1996 as Chief Financial Officer, Vice President, Finance and Secretary. From 1993 to 1996, Mr. Sander served as Chief Financial Officer of Pacific Pharmaceuticals, Inc. (formerly Xytronyx, Inc.), a biotech company. From 1991 to 1993, Mr. Sander served as Chief Financial Officer of Tactyl Technologies, Inc., a medical device manufacturer. Prior to 1991 he worked for over nine years with Ernst & Young, an international professional service firm. Mr. Sander is a Certified Public Accountant and has a B.S. in Accounting from San Diego State University.


    COLIN B. BIER, PH.D. has served as a director of Maxim since 1994. Dr. Bier has served as Managing Director of ABA BioResearch, an independent bioregulatory affairs consulting firm, since 1988. Dr. Bier is also a director of Boston Life Sciences, Inc., BioChem Vaccins, a subsidiary of BioChem Pharmaceuticals, NYMOX Pharmaceuticals Corporation, Receptagen Corp. and Sparta Pharmaceuticals, Inc.



    G. STEVEN BURRILL has served as a director of Maxim since 1996. He founded and has served as Chief Executive Officer of Burrill & Company, a private merchant bank, since January 1997, and its predecessor firm, Burrill & Craves, since 1994. Prior to that, Mr. Burrill served for 28 years with Ernst & Young LLP as a partner and as chairman of the firm's Manufacturing/High Technology Industry Services Group. Mr. Burrill is also a director of Axis Genetics plc, Advanced Bioresearch Associates, Genitope Corporation, Hambro Health International, NuGene Technologies, Promega Corporation and UltraOrtho, Inc.


    PER-OLOF MARTENSSON has served as a director of Maxim from 1993 to 1995 and again beginning in 1996. Since 1990, Mr. Martensson has owned and operated POM Advisory Services AB, an independent consulting firm. Since 1997, Mr. Martensson has served as Chairman of the Board of Karo Bio AB, a pharmaceutical company, and from 1991 to 1997 served as President and Chief Executive Officer. From 1992 to 1995, Mr. Martensson served as Chairman of Skandigen AB, a diversified investment company. From 1987 to 1990, Mr. Martensson served as President of Pharmacia LEO Therapeutics AB, and as Executive Vice President of Pharmacia AB, both biopharmaceutical companies. From 1985 to 1990, Mr. Martensson served as President and Chief Executive Officer of AB LEO, a biopharmaceutical company. Mr. Martensson is also a director of Gambro AB, AB Eleata and Nobel BioCare AB. Mr. Martensson is a shareholder and a former director of MediGlobe AB, a corporation that has recently filed for bankruptcy in Sweden. Mr. Martensson received an M.S. in Pharmacy from The Royal Institute of Pharmaceutical Sciences (Kungliga Farmacevtiska Institutet) in Stockholm, Sweden.


    F. DUWAINE TOWNSEN has served as a director of Maxim since 1993. Mr. Townsen has served as a Managing Partner of Ventana Growth Funds, a group of five venture capital funds, since 1983. Prior to that, Mr. Townsen served as Chairman of the Board of Directors and Chief Executive Officer of Kay Laboratories, Inc., a manufacturer of medical products. Mr. Townsen is a certified public accountant. Mr. Townsen is also a director of Cymer, Inc.

SCIENTIFIC ADVISORS

    Biographical information with respect to some of the Company's key collaborating scientists and scientific and development advisors is set forth below in alphabetical order:


    MATS BRUNE, M.D., PH.D.,is the principal investigator of the Phase II clinical trials of MAXAMINE in the treatment of AML in Sweden. Dr. Brune is a physician at the Department of Hematology, Sahlgrenska University Hospital in Gothenburg, Sweden. Dr. Brune will serve as Coordinating Investigator for the planned Phase III AML clinical trial.



    PAUL BUNN, M.D., serves on the Company's clinical advisory board. Dr. Bunn is presently the Director of the University of Colorado Cancer Center and Interim Chairman of the Department of Radiation Oncology at the University of Colorado Health Sciences Center, Denver. In addition, he has been a member of the Food and Drug Administration (FDA) Oncology Drug Advisory Committee since 1992 and served as acting chairman from 1995 to 1996. Dr. Bunn also serves on the National Cancer Institute's Cancer Clinical Trials Committee and is on the board of directors of the American Society of Clinical Oncology.



    JIM BURNS, PH.D., is one of the Company's regulatory advisors and assists with the Company's interactions with the FDA. Dr. Burns is Sr. Vice President, Regulatory Affairs, for PharmaNet, Inc.



    CECIL CZERKINSKY, D.M.D., PH.D., is a co-inventor with Dr. Holmgren of the CTB technology and is collaborating with the Company on certain of the MAXVAX platform technologies licensed by the Company.



    KRISTOFFER HELLSTRAND, M.D., PH.D., is the inventor of the Company's MAXAMINE platform technology, and is working closely with the Company and outside investigators in Sweden and elsewhere on designing and conducting Maxim's cancer clinical trials. Dr. Hellstrand is Assistant Professor of Immunology at the University of Gothenburg, Sweden.



    JAN HOLMGREN, M.D., PH.D., is one of the inventors of the Company's MAXVAX platform technology. He has devoted more than 20 years to research on mucosal immunity and is recognized as one of the world's foremost authorities on the subject. Dr. Holmgren heads a leading mucosal immunology research team, and he is Chairman of the World Health Organization's steering committee on mucosal immunology and new vaccination approaches. Dr. Holmgren was the first to describe the subunit molecular structure of cholera toxin and the biologic properties of its binding subunit portion, and the first to develop an effective CTB cholera vaccine. For his pioneering scientific contributions in mucosal immunology and CTB, he was awarded the prestigious 1994 Louis Jeantet Prix de Medecine award. Dr. Holmgren has more than 300 scientific publications and is a noted speaker at international scientific meetings. He is the Head of the Department of Microbiology and Immunology at the University of Gothenburg in Sweden.

    LOWELL D. MILLER, PH.D., is one of the Company's scientific and business development advisors. Dr. Miller advises the Company on general research and development matters, monitors the Company's clinical programs and participates in formulating the Company's business development strategies. Dr. Miller serves the pharmaceutical industry as a consultant following his retirement from Marion Laboratories (now Hoechst Marion Roussel). During his 17 years with Marion, Dr. Miller had extensive experience in the development and approval of many pharmaceuticals and served as Marion's Senior Vice President of Research and Development and as a member of its Board of Directors. Dr. Miller continues to serve as an adjunct professor of biochemistry at the University of Missouri.

    PETER NAREDI, M.D., PH.D., is principal investigator of the Phase II clinical trials of MAXAMINE for the treatment of malignant melanoma in Sweden. Dr. Naredi is an Associate Professor, Surgery, University of Umea, Sweden. Dr. Naredi will serve as Coordinating Investigator for the planned Swedish/Australian Phase III malignant melanoma clinical study and is an advisory investigator for the U.S. Phase III trial.

    BENGT SIMONSSON, M.D., PH.D., serves on the Company's clinical advisory board. Dr. Simonsson heads the division of hematology in the department of internal medicine at University Hospital, Uppsala University, Sweden. As a member of numerous scientific committees, he is the current Chairman of a European multi-center study on autologous bone marrow transplantation in acute myelogenous leukemia.

BOARD OF DIRECTORS AND COMMITTEES


    The Board of Directors is divided into three classes, each class consisting of one or two directors, and each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. The Class II directors, whose term of office expires at the annual meeting of stockholders in 1998, are Messrs. Martensson and Stambaugh. The Class III director, whose term of office expires at the annual meeting in 1999, is Dr. Bier. The Class I directors, whose term of office expires at the annual meeting in 2000, are Messrs. Burrill and Townsen. The officers of the Company are appointed annually and serve at the discretion of the Board of Directors. See "Description of Securities--Change of Control Provisions and Delaware Anti-Takeover Law."


    The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Technology Committee which all operate independently of the Company's management. The Audit Committee, composed soley of outside directors, meets at least annually with the Company's independent auditors to, among other things, review the results and scope of the annual audit and discuss the Company's financial statements and receive and consider comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee also makes recommendations to the Board regarding the retention of independent auditors. The Audit Committee is currently composed of Messrs. Townsen, Burrill and Dr. Bier.


    The Compensation Committee, composed solely of outside directors, makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company's equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of Messrs. Burrill, Martensson and Townsen.


    The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. The Nominating Committee is currently composed of Messrs. Stambaugh, Burrill and Martensson.

    The Technology Committee meets with management to evaluate and make recommendations regarding the progress of the Company's technologies and product development activities. The Technology Committee is currently comprised of Mr. Martensson and Dr. Bier.


    The Company has adopted a director compensation policy under which each non-employee director will receive an annual fee of $4,000 and a per-meeting fee of $1,000, if attended in person, or $500 if attended by telephone. Each non-employee director will also receive a fee of $250 per committee meeting attended and $500 per committee meeting attended in the capacity as that committee's chairperson. In addition, each non-employee director will receive an automatic stock option grant of 10,000 shares of Common Stock upon his election or reelection to the Board and 5,000 shares annually if he attends at least 75% of the meetings held during a fiscal year. Non-employee directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Notwithstanding the foregoing, Mr. Burrill is not entitled to receive the above-described fees because of his firm's consulting arrangement with the Company. In connection with his reelection as a director at the February 11, 1997 annual meeting of stockholders of the Company, the Company granted Mr. Townsen a fully vested option to purchase 10,000 shares of Common Stock at an exercise price of $8.875 per share.


    On May 2, 1996, in connection with their services as directors, the Company granted Dr. Bier fully vested stock options to purchase 45,000 shares of Common Stock and each of Messrs. Martensson and Townsen fully vested stock options to purchase 40,000 shares of Common Stock at an exercise price of $3.75 per share. Mr. Stambaugh was granted stock options on May 2, 1996 and November 11, 1996 in connection with his services as President and Chief Executive Officer as described in "Compensation of Executive Officers" below. In addition, entities affiliated with certain of the directors have, from time to time, entered into transactions with the Company. See "Certain Transactions."

COMPENSATION OF EXECUTIVE OFFICERS


    The following table shows for the two fiscal years ending September 30, 1996, and annualized for the current fiscal year, compensation of the Company's Chief Executive Officer and its other two executive officers (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                                                       -------------
                                                                        ANNUAL COMPENSATION             SECURITIES
                                                              ---------------------------------------   UNDERLYING
NAME AND PRINCIPAL POSITION (1)                                   YEAR       SALARY ($)  BONUS ($)(2)   OPTIONS (#)
------------------------------------------------------------  -------------  ----------  ------------  -------------
Larry G. Stambaugh                                                   1997(3) $  225,000   $        -        83,333
  Chairman, President and Chief Executive Officer...........         1996       180,000       67,500       233,333
                                                                     1995       180,000       54,000        16,666

Kurt R. Gehlsen, Ph.D. (4)                                           1997(3) $  140,000   $        -        23,334
  Chief Technical Officer and Vice President, Development...         1996       126,000(5)           -      66,666
                                                                     1995             -            -             -

Dale A. Sander (4)                                                   1997(3) $  125,000   $        -        75,000
  Chief Financial Officer, Vice President, Finance and               1996             -            -             -
  Secretary.................................................         1995             -            -             -

------------------------------

(1) The principal position for each of the Named Executive Officers reflects the offices and titles held by each of them for the current fiscal year.

(2) Bonuses are reflected in the fiscal year earned. Bonuses for fiscal 1997 will be determined by the Compensation Committee of the Board of Directors prior to December 31, 1997.


(3) Salary information for fiscal year 1997 represents actual compensation paid through September 23, 1997, annualized for the year. Long-term compensation represents actual options granted through September 23, 1997.


(4) Dr. Gehlsen's and Mr. Sander's employment commenced in May 1996 and October 1996, respectively.

(5) Dr. Gehlsen's fiscal year 1996 salary has been annualized.

             OPTION GRANTS DURING THE YEAR ENDED SEPTEMBER 30, 1996

                                                                                                POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED ANNUAL
                                   NUMBER OF                                                    RATES OF STOCK PRICE
                                  SECURITIES     % OF TOTAL                                   APPRECIATION FOR OPTION
                                  UNDERLYING   OPTIONS GRANTED                                        TERM (2)
                                    OPTIONS    TO EMPLOYEES IN                   EXPIRATION   ------------------------
NAME                              GRANTED (1)    FISCAL YEAR    EXERCISE PRICE      DATE          5%          10%
--------------------------------  -----------  ---------------  ---------------  -----------  ----------  ------------
Larry G. Stambaugh..............     233,333           77.6%       $    3.75         5/2/03   $  602,454  $  1,171,151

Kurt R. Gehlsen, Ph.D...........      66,666           22.2%       $    3.75         5/2/03   $  172,131  $    334,617

------------------------

(1) Consists of stock options granted pursuant to the Incentive Plan. The maximum term of each option granted is seven years from the date of grant. The exercise price is equal to the market value of the stock on the grant date as adjusted for subsequent stock splits.

(2) In accordance with the rules of the SEC, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annually compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annually compounded rates of stock price appreciation are mandated by the rules of the SEC and do not represent the Company's estimates or projection of future Common Stock prices.

    The following table sets forth certain information for the Named Executive Officers with respect to the exercise of options to purchase Common Stock during the fiscal year ended September 30, 1996 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of September 30, 1996.

    AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED SEPTEMBER 30, 1996
                           AND YEAR-END OPTION VALUES

                                                            NUMBER OF SHARES OF COMMON
                                                                 STOCK UNDERLYING          VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                                SEPTEMBER 30, 1996        SEPTEMBER 30, 1996 (1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Larry G. Stambaugh........................................     116,667        116,667    $ 743,749    $   743,749

Kurt R. Gehlsen, Ph.D.....................................      13,333         53,334    $  85,000    $   340,002

------------------------


(1) Represents the fair market value of the shares of Common Stock underlying the options as of September 30, 1996, less the exercise price of the options.


EMPLOYMENT AGREEMENTS


    Pursuant to an executive employment agreement between the Company and Larry
G. Stambaugh, the Chairman, President and Chief Executive Officer of the Company, dated November 12, 1996, Mr. Stambaugh receives an annual salary of not less than $225,000, an annual bonus in an amount up to 30% of his annualized base salary and equity compensation as determined by the Board of Directors. The term of Mr. Stambaugh's employment agreement expires on December 31, 1998. The employment agreement also provides that, if Mr. Stambaugh's employment is terminated without cause or upon constructive discharge, he will receive a severance payment equal to his then annual base salary plus health care insurance coverage for one year or the remainder of the term of his employment agreement, whichever is greater. Pursuant to his employment agreement, in November 1996 Mr. Stambaugh was granted an option to purchase 83,333 shares of Common Stock at an exercise price of $9.00 per share, vesting over approximately four years. Mr. Stambaugh's stock option agreements provide that such options will become fully exercisable in the event his employment is terminated without cause or following a change in control of the Company. In addition, the Company has agreed to maintain a life insurance policy in the amount of $1,000,000 on Mr. Stambaugh's behalf.


    Pursuant to an executive employment agreement between the Company and Kurt
R. Gehlsen, Ph.D., the Chief Technical Officer and Vice President, Development of the Company, dated October 1, 1996, Dr. Gehlsen receives an annual salary of not less than $140,000 and is eligible to receive an incentive bonus of up to $28,000. The term of Dr. Gehlsen's employment agreement expires on December 31, 1997. The employment agreement provides that if Dr. Gehlsen's employment is terminated without cause he will be entitled to continuation of his then base salary and health benefits for six months. Dr. Gehlsen's stock option agreements provide that such options will become fully exercisable in the event his employment is terminated without cause or following a change in control of the Company.



    Pursuant to an executive employment agreement between the Company and Dale
A. Sander, the Chief Financial Officer and Vice President, Finance of the Company, dated October 1, 1996, Mr. Sander receives an annual salary of not less than $125,000. The term of Mr. Sander's employment agreement expires on December 31, 1997. The employment agreement provides that if Mr. Sander's employment is terminated without cause he will be entitled to continuation of his then base salary and health benefits for six months. Mr. Sander's stock option agreements provide that such options will become fully exercisable in the event his employment is terminated without cause or following a change in control of the Company.


1993 LONG-TERM INCENTIVE PLAN AND OTHER BENEFIT PLANS


    The Company's 1993 Long-Term Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in 1993. The Incentive Plan was amended and restated by the Board of Directors in March 1996 and December 1996 and subsequently approved by the Company's stockholders in April 1996 and February 1997, respectively. A total of 1,000,000 shares of Common Stock have been reserved for issuance under the Incentive Plan. As of September 23, 1997, 400 shares had been issued upon the exercise of stock awards granted under the Incentive Plan, 774,832 shares were subject to outstanding stock options and 224,768 shares remained available for future grants. The Incentive Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of non-statutory stock options to employees, directors and consultants of the Company. The Incentive Plan also provides for the issuance of restricted stock purchase awards, stock bonuses and stock appreciation rights. With respect to officers, employee-directors and consultant-directors, the Incentive Plan is administered by the Compensation Committee of the Board of Directors, which determines the recipients and types of awards to be granted, including exercise price, number of shares subject to the award and the exercisability thereof. The Chief Executive Officer administers the Incentive Plan with respect to all other employees and consultants.


    The exercise price of all incentive stock options granted under the Incentive Plan must be equal to at least 100% of the fair market value of the Common Stock on the date of grant. The term of all options granted under the Incentive Plan is determined by the appropriate administrator, but in no event will such term exceed ten years.


    Restricted stock purchase awards granted under the Incentive Plan must be subject to at least one term or condition constituting a "substantial risk of forfeiture" as defined by Section 83(c) of the Code. Stock bonuses may be awarded in consideration for past services without a purchase payment. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights. As of September 23, 1997, the Company has not issued any restricted stock purchase awards, stock bonuses or stock appreciation rights.

    The Company has registered the shares issuable under the Incentive Plan (including shares subject to outstanding options under such plan), thus permitting the resale of such shares in the public market without restriction under the Securities Act of 1933.


    401(K) PLAN


    As of July 1, 1997 the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees' deferral or 3% of the employees' qualifying compensation. The Company contribution may be made in the form of either the Common Stock of the Company or cash, at the discretion of the Company's Board of Directors. The trustees of the 401(k) Plan, at the discretion of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the United States Internal Revenue Code of 1996, as amended, so that both employee and Company contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn, and that contributions by the Company will be deductible when made. Subsequent to the Offering, the Company intends to register 50,000 shares of Common Stock for issuance under the 401(k) Plan.


LIMITATIONS OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.


    In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for unlawful payments of dividends or unlawful stock purchase or redemption. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


    Larry G. Stambaugh, the Chairman, President and Chief Executive Officer, is named as a defendant, together with the Company, in the complaint filed by the Former Employees as described under the caption "Business--Legal Proceedings." Mr. Stambaugh is indemnified under the above mentioned indemnification agreement in the aggregate amounts stated therein for damages he may incur as a result of such legal proceedings. There is no other pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 23, 1997 and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.



                                                                BENEFICIAL OWNERSHIP
                                               -------------------------------------------------------
                                                   NUMBER OF       PERCENT BEFORE      PERCENT AFTER
BENEFICIAL OWNER (1)                                SHARES          OFFERING (2)       OFFERING (2)
---------------------------------------------  -----------------  -----------------  -----------------
Clearwater Funds (3) ........................        938,483               14.0%              10.2%
  611 Druid Road East, No. 200
  Clearwater, FL 34616

S-E-Banken Funds (4) ........................        556,666                8.3%               6.1%
  Regeringsgatan 45
  ST R2
  S-106 40 Stockholm, Sweden

HealthCap KB (5) ............................        534,647                7.8%               5.7%
  Sturegatan 34
  SE 114 36, Stockholm, Sweden

F. Duwaine Townsen (6) ......................        462,679                6.8%               5.0%
  8880 Rio San Diego Drive, Suite 500
  San Diego, CA 92108

Ventana Growth Funds (7) ....................        394,913                5.9%               4.3%
  8880 Rio San Diego Drive, Suite 500
  San Diego, CA 92108

Larry G. Stambaugh (8) ......................        197,933                2.9%               2.1%
  3099 Science Park Road, Suite 150
  San Diego, CA 92121

G. Steven Burrill (9) .......................         50,596              *                  *
  Burrill & Company
  One Bush Street, Suite 1100
  San Francisco, CA 94104

Colin B. Bier, Ph.D. (10) ...................         45,000              *                  *
  ABA BioResearch Inc.
  677 Dr. Frederik Philips
  Saint-Laurent, Quebec
  H4M 2W4 Canada

Per-Olof Martensson (11) ....................         40,333              *                  *
  POM Advisory Services AB
  Kompass Vagen 18
  Box 6
  S-26041 Nyhamnslage
  Sweden

Kurt R. Gehlsen, Ph.D. (12) .................         31,967              *                  *
  3099 Science Park Road, Suite 150
  San Diego, CA 92121

Dale A. Sander (13) .........................         12,000              *                  *
  3099 Science Park Road, Suite 150
  San Diego, CA 92121

All Directors and Officers as a Group (7
  persons)(14)...............................        840,508               11.8%               8.7%

------------------------------


  * Represents beneficial ownership of less than 1%.



 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of the shares listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable.



 (2) Percentage of beneficial ownership is based on an aggregate of 6,679,700 shares of Common Stock outstanding as of September 23, 1997 and 9,179,700 shares of Common Stock outstanding after completion of this Offering.



 (3) Includes 791,424 shares held by Clearwater Fund IV, LLC, and 147,059 shares held by Clearwater Offshore Fund, Ltd.



 (4) Includes 8,000 shares subject to warrants exercisable within 60 days of September 23, 1997.



 (5) Includes 160,000 Redeemable Warrants exercisable within 60 days of September 23, 1997.



 (6) Includes an aggregate of 370,591 shares and 24,322 shares subject to warrants exercisable within 60 days of September 23, 1997 held by Ventana Holdings, L.P., Ventana Growth Fund II L.P. ("Ventana II"), Ventana Partnership III L.P. ("Ventana III") and Ventana Growth Capital Fund V L.P. ("Ventana V"). See Note 7. Mr. Townsen is a general partner of Ventana Holdings L.P., Ventana II, Ventana III and Ventana V. Mr. Townsen disclaims beneficial ownership of all shares held by such entities except to the extent of his pecuniary interest therein, if any. Includes 8,933 shares and 83 shares subject to warrants exercisable within 60 days of September 23, 1997 held jointly by Mr. Townsen and his wife. Also includes 50,000 shares subject to stock options exercisable within 60 days of September 23, 1997, and 8,750 shares subject to warrants exercisable within 60 days of September 23, 1997 held by Mr. Townsen.



 (7) Includes (i) 369,866 shares and 16,666 shares subject to warrants exercisable within 60 days of September 23, 1997 held by Ventana II, (ii) 1,825 shares subject to warrants exercisable within 60 days of September 23, 1997 held by Ventana V, (iii) 5,831 shares subject to warrants exercisable within 60 days of September 23, 1997 held by Ventana III, and
     (iv) 725 shares held by Ventana Holdings, L.P. F. Duwaine Townsen, a director of the Company, is a general partner of each of the aforementioned entities. Mr. Townsen disclaims beneficial ownership of all shares held by such entities except to the extent of his pecuniary interest therein, if any.



 (8) Includes 1,000 shares and 1,000 Redeemable Warrants exercisable within 60 days of September 23, 1997 held by Mr. Stambaugh's spouse, and 195,833 shares subject to stock options exercisable within 60 days of September 23, 1997.



 (9) Includes 50,596 shares subject to warrants exercisable within 60 days of September 23, 1997 held by Burrill & Company, Inc. Mr. Burrill is the Chief Executive Officer and a principal of Burrill & Company, Inc. Mr. Burrill disclaims beneficial ownership of all shares held by Burrill & Company, Inc. except to the extent of his pecuniary interest therein, if any.



 (10) Includes 45,000 shares subject to stock options exercisable within 60 days of September 23, 1997.



 (11) Includes 40,000 shares subject to stock options exercisable within 60 days of September 23, 1997.



 (12) Includes 2,400 shares subject to Redeemable Warrants exercisable within 60 days of September 23, 1997 held by the immediate family of Dr. Gehlsen and 29,167 shares subject to stock options exercisable within 60 days of September 23, 1997.



 (13) Includes 12,000 shares subject to stock options exercisable within 60 days of September 23, 1997.



 (14) Includes 3,400 shares subject to Redeemable Warrants, 83,751 shares subject to warrants and 372,000 shares subject to stock options exercisable within 60 days of September 23, 1997. See Notes 6-13.

                              CERTAIN TRANSACTIONS

    In April 1997, the Company entered into agreements with Clearwater Fund IV, LLC and Clearwater Offshore Fund, Ltd. (collectively the "Clearwater Funds") and HealthCap KB, each beneficial holders of more than 5% of the outstanding Common Stock of the Company. Under the agreements, the Company agreed to file, on request, a registration statement covering the re-sale of the 888,983 and 367,647 shares of Common Stock held by the Clearwater Funds and HealthCap KB, respectively, provided that such shares are not freely tradable at the time of the request.

    In July 1996, the Company sold its interest in its subsidiary, Syntello Vaccine Development AB ("SVD") to Dr. Anders Vahlne, a former member of the Company's Board of Directors, for $1.00. In connection with such sale, SVD granted to the Company a non-exclusive sub-license to the CTB mucosal vaccine carrier technology for vaccines to treat or prevent HIV infection.

    In May 1996, the Company sold and issued to S-E-Banken Lakemedelsfonder ("S-E-Banken"), a beneficial owner of more than 5% of the outstanding Common Stock of the Company, 400,000 shares of the Company's Common Stock at a purchase price of $4.50 per share.

    In May 1996, the Company and each of the holders of certain outstanding warrants to purchase an aggregate 332,642 shares of the Company's Common Stock agreed to amend and restate such warrants to, among other things, remove certain provisions relating to early termination of the warrants and provisions adjusting the exercise prices of the warrants upon certain dilutive stock issuances. The Company did not receive any additional cash consideration to amend and restate such warrants, and the expiration dates of the amended and restated warrants remain the same as the original warrants. The following affiliates or beneficial owners of more than 5% of the outstanding Common Stock of the Company agreed to the amendment and restatement of warrants to purchase the number of shares set forth opposite their names:


                                                                                                         NUMBER OF
WARRANT HOLDER                                                                                            SHARES
------------------------------------------------------------------------------------------------------  -----------
Ventana Group (1).....................................................................................      33,072

Atrix-Ventana Investment & Company L.P................................................................      10,673

S-E-Banken............................................................................................       8,000


------------------------

(1) Ventana Group includes warrants to purchase 16,666, 1,825, 5,831 and 8,750 shares of Common Stock held by Ventana Growth Fund II L.P., Ventana Growth Capital Fund V L.P., Ventana Partnership III L.P. and F. Duwaine Townsen, a director of the Company and a general partner of the foregoing entities, respectively. All of such warrants shall expire in August or November 1998, or May 1999, as the case may be.


    In February 1996, the Company entered into an agreement with a predecessor company of Burrill & Company, Inc. ("B&C"). G. Steven Burrill, a director of the Company, is the Chief Executive Officer and a principal of B&C. Pursuant to the agreement, the Company agreed to pay B&C a retainer of $10,000 per month for three years, and the Company has granted B&C a warrant expiring in February 2003 to purchase up to 173,333 shares of its Common Stock at an exercise price of $3.00 per share. One-half of the shares subject to this warrant vest ratably over 36 months from the date of the agreement and the other one-half of such shares vest 30 days prior to the expiration of the seven year term of the warrant; provided, however, that vesting with respect to such shares may accelerate in connection with certain performance-based events set forth in the agreement. In exchange for such consideration, B&C provides strategic planning and advisory services to the Company and has agreed to seek sources of private equity financing and strategic corporate partners to assist in the development of the Company's product candidates.


    In January 1996, the Company completed a private financing pursuant to which the Company issued 473,329 shares of its Common Stock and warrants expiring in January 1999 to purchase an additional

94,663 shares of Common Stock. In connection with such financing, S-E-Banken, a beneficial owner of more than 5% of the outstanding Common Stock of the Company, purchased 40,000 shares of Common Stock and warrants to purchase an additional 8,000 shares of Common Stock. The warrants issued in such financing are fully vested, have an exercise price of $3.00 per share and expire three years from their date of issuance. Such warrants were amended and restated in May 1996 as described above.

    In October and December of 1995, Ventana Growth Fund II L.P. ("Ventana II") purchased 41,666 and 62,000 shares of the Company's Common Stock at $3.00 per share. In March 1995, the Company issued a $250,000 principal amount demand promissory note to Ventana II. To secure the repayment obligations under such note, the Company granted Ventana II a security interest in all of its tangible and intangible property. The Company repaid the note in September 1996.


    In December 1994 and May 1995, Ventana Growth Capital Fund V L.P. ("Ventana V"), Ventana II and Atrix-Ventana Investment & Company L.P. ("Atrix-Ventana"), each then a beneficial owner of more than 5% of the outstanding securities of the Company, as well as Paladin Equities (1991), Inc. ("Paladin"), an entity affiliated with a director and officer of the general partner of Atrix-Ventana, posted certificates of deposit aggregating $2,250,000 as collateral for lines of credit extended by Scripps Bank and Valle de Oro Bank to the Company. In consideration for collateralizing the lines of credit, the Company issued warrants to purchase 421, 16,666, 7,078 and 1,250 shares of Common Stock with an exercise price of $7.20 per share to Ventana V, Ventana II, Atrix-Ventana and Paladin, respectively. Such warrants expire in November 1998, December 1998, November 1998 and May 1999, respectively. The certificates of deposit posted by Ventana V, Ventana II, Atrix-Ventana and Paladin were guaranteed by Ventana Growth Fund III, L.P. ("Ventana III") and F. Duwaine Townsen, a director of the Company. Ventana III and Mr. Townsen received warrants to purchase 5,831 and 8,750 shares of Common Stock, respectively, for guaranteeing such certificates of deposit. Such warrants expire in November 1998 and May 1999, respectively. In September 1995, the Company, Ventana V, Ventana II, Atrix-Ventana and Paladin reached an agreement to release the collateral securing the lines of credit to permit the lines of credit to be fully repaid. In December 1995, in return for the cancellation of the indebtedness created by such release of collateral, the Company issued 28,066, 166,666, 471,866 and 83,333 shares of Common Stock at a purchase price of $3.00 per share to Ventana V, Ventana II, Atrix-Ventana and Paladin, respectively.


    During the period from September 1994 through July 1995, Ventana II, a beneficial owner of more than 5% of the outstanding securities of the Company, loaned the Company an aggregate of $975,000 pursuant to demand promissory notes bearing annual interest at the prime lending rate plus 2%. Approximately $500,000 of principal and $9,500 of accrued interest under such notes were repaid by the Company in fiscal 1995. In August 1995, the Company and Ventana II reached an agreement pursuant to which the Company treated $225,000 of such loans as an advance toward Ventana II's purchase of shares of Common Stock, at a purchase price of $3.00 per share, in the Company's August 1995 financing. In December 1995, Ventana II converted the remaining $250,000 of principal and approximately $9,200 of accrued interest into shares of Common Stock at a conversion price of $3.00 per share. These transactions resulted in the issuance of approximately 161,408 shares of Common Stock to Ventana II.


    During the period from October 1993 through July 1994, the Company financed its operations by issuing promissory notes in the aggregate principal amount of $3,405,000 and related five year warrants to purchase 11,251 shares of the Company's Common Stock. Among the investors in such financing transactions were
(i) F. Duwaine Townsen, a director of the Company and a managing partner of Ventana V, (ii) Merle and Eileen Stambaugh, parents of Larry G. Stambaugh, the Company's Chairman of the Board, President and Chief Executive Officer, and
(iii) Ventana V and Atrix-Ventana, each of which then beneficially owned more than 5% of the outstanding securities of the Company. In August 1994, such indebtedness was converted into shares of Common Stock at a price of $3.00 per share, the related warrants were amended and exercised at $3.00 per share and new warrants expiring in August 1998 to purchase up to an additional 11,251 shares of Common Stock at an exercise price of $3.00 per share were issued. The new warrants issued pursuant to such debt conversion were amended and restated in May 1996 as described above. As a result of such debt conversion, warrant exercise and amendment and restatement of warrants, the Company issued the following number of shares of Common Stock and warrants to the interested parties described above:

                                                                                            NUMBER OF     NUMBER OF
STOCKHOLDER                                                                                  SHARES       WARRANTS
-----------------------------------------------------------------------------------------  -----------  -------------
Atrix-Ventana............................................................................     385,970         3,595

Ventana V................................................................................     159,742         1,404

Merle and Eileen Stambaugh...............................................................      10,688           100

F. Duwaine Townsen.......................................................................       8,884            83


    The Company has also entered into an employment agreement with each of the Named Executive Officers, as described under the caption "Management--Employment Agreements." As described in "Management--Board of Directors and Committees" and "--Compensation of Executive Officers," the Company has granted stock options to certain directors and executive officers of the Company. The Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage. See "Management--Limitations of Directors' and Officers' Liability and Indemnification."

                           DESCRIPTION OF SECURITIES


    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

COMMON STOCK


    At September 23, 1997, 6,679,700 shares of Common Stock were outstanding and held of record by 150 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. The Common Stock is listed on AMEX under the symbol "MMP". The Company's Common Stock has been approved for listing on the SSE under the symbol "MAXM." The Company expects that the Common Stock will commence trading on the SSE in advance of or upon completion of the Offering.


PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS


    As of September 23, 1997, there were outstanding warrants to purchase 332,642 shares of Common Stock at an exercise price of $3.00 per share. Such warrants expire between one to four years from July 10, 1996, and most are currently exercisable, except for a warrant granted to Burrill & Company which is subject to vesting. See "Certain Transactions." Also, as of September 23, 1997, there were outstanding warrants (the "IPO Warrants") to purchase from the Company up to 250,000 shares of Common Stock and 250,000 redeemable warrants. The IPO Warrants are exercisable at a price of $9.00 per share of Common Stock and $0.12 per redeemable warrant for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale. The redeemable warrants issuable upon exercise of the IPO Warrants are exercisable at a price of $12.38 per share of Common Stock. The IPO Warrants provide for adjustment in the number of shares of Common Stock and redeemable warrants issuable upon the exercise thereof and in the exercise price of the IPO Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The IPO Warrants, and the securities underlying the IPO Warrants, have been registered with the SEC and may be sold at any time, subject to certain requirements imposed by applicable securities laws. The IPO Warrants grant to the holders thereof certain rights of registration with respect to the securities issuable upon exercise thereof.

REDEEMABLE WARRANTS


    As of September 23, 1997, there were outstanding redeemable warrants to purchase up to 2,875,000 shares of Common Stock ("Redeemable Warrants"). The Redeemable Warrants are listed on AMEX under the trading symbol "MMP.WS." The following is a brief summary of certain provisions of the Redeemable Warrants.


    EXERCISE PRICE AND TERMS

    The Redeemable Warrants expire on July 10, 2001. Each Redeemable Warrant entitles the registered holder thereof to purchase, at any time prior to July 10, 2001, one share of Common Stock at a price of $10.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

    ADJUSTMENT


    The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of Redeemable Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Redeemable Warrant.


    REDEMPTION PROVISIONS

    Commencing January 10, 1998, the Redeemable Warrants are subject to redemption at $.01 per Warrant on thirty (30) days prior written notice to the holders if the average closing price of the Common Stock as reported on AMEX equals or exceeds $12.00 per share of Common Stock for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Redeemable Warrants, such Redeemable Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Redeemable Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

CHANGE OF CONTROL PROVISIONS AND DELAWARE ANTI-TAKEOVER LAW

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying transactions involving an actual or potential change in the control of the Company (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Bylaws limit the ability of stockholders of the Company to raise matters or nominate persons to serve as members of the Company's Board of Directors at a meeting of stockholders without giving advance notice. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Company's Amended and Restated Certificate of Incorporation also eliminates the right of stockholders to act by written consent without a meeting. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer, or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. The Amended and Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203") regulating corporate takeovers. In general, Section 203 prohibits certain Delaware corporations, including those whose securities are listed on the American Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger, sale of more than 10% of the corporation's assets or other transactions resulting in a financial benefit to the stockholder) with any "interested stockholder" (a stockholder who, together with affiliates and associates, owns, or, if an affiliate of the corporation, within the three previous years did own, 15% or more of the corporation's voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder," unless the business combination is approved in a prescribed manner. A Delaware corporation may "opt out" of
Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, United States, Telephone (718) 921-8254.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. Upon completion of the Offering, the Company will have outstanding 9,179,700 shares of Common Stock (9,554,700 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, an aggregate of 5,375,400 shares will be freely tradeable in the public market, unless acquired by affiliates of the Company. The remaining 3,804,300 shares held by existing stockholders will be restricted securities as defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or qualified for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. Of the 3,804,300 Restricted Shares, 1,146,234 shares will be eligible for immediate sale in the public market pursuant to Rule 144 subject to certain volume and manner of sale limitations, and 1,326,436 shares will be eligible for immediate sale in the public market pursuant to Rule 144(k). Additionally, 1,331,630 shares currently held by three entities and their affiliates will become eligible for public resale over a period of less than two years following the completion of the Offering. The Company has entered into an agreement with each of these holders to file a registration statement, if requested by each such holder and in the event that the shares are not freely tradable at the time of such holder's request. Pursuant to lock-up agreements, all officers, directors and certain beneficial holders of outstanding Common Stock who collectively hold 1,635,059 shares have agreed not to sell or otherwise dispose of any beneficial interest in such securities for a period of either 90 or 180 days (the "Lock-up Period") without the prior written consent of the Representatives. Upon termination of the Lock-up Periods, 400,999 shares will be eligible for immediate sale in the public markets pursuant to Rule 144 and 2,071,671 shares will be eligible for immediate sale in the public market pursuant to Rule 144(k).

    In general, under Rule 144, a person who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 91,797 shares immediately after the Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts 90 days after the Company beocmes subject to the reporting requirements of the Securities Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions including the holding period requirements contained in Rule 144.


    Sales of substantial amounts of Common Stock issuable upon exercise of the Company's warrants and options may also adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital. The Common Stock currently outstanding excludes an aggregate of (i) 2,875,000 shares of Common Stock reserved for issuance upon exercise of the Redeemable Warrants at an exercise price of $10.50 per share, (ii) 999,600 shares of Common Stock issuable under the Company's Incentive Plan of which 774,832 shares of Common Stock reserved for issuance upon exercise of stock options with a weighted average exercise price of $5.57 per share, (iii) 250,000 shares of Common Stock issuable at $9.00 per share, and 250,000 shares of Common Stock issuable at $12.50 per share, reserved for issuance upon exercise of the IPO Warrants, and (iv) 332,642 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.00 per share. The 3,375,000 shares of Common Stock underlying certain of the Company's warrants, and the 999,600 shares issued or reserved for issuance under the Incentive Plan, have been registered and upon exercise would be available for immediate sale in the public market without restriction under the Securities Act, unless purchased by affiliates of the Company. The 332,642 shares of Common Stock underlying certain of the warrants have not been registered for public sale and would be subject to the above restrictions on public sale if the warrants were exercised. Subsequent to this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering 50,000 additional shares of Common stock reserved for issuance under the Company's 401(k) Plan. See "Risk Factors--Potential Adverse Effect of Shares Eligible for Future Sale."



                    TRADING IN THE SWEDISH SECURITIES MARKET



    Stock market trading in Sweden is primarily conducted on the Stockholm Stock Exchange. There are no market makers or specialist systems on the Stockholm Stock Exchange and trading is conducted on behalf of clients by banks and brokers that are members of the SSE. There is, however, a trend towards market making. While banks and brokers are permitted to act as principals in trading both on and off the exchange, they generally engage in transactions as agents. The SSE operates through a fully electronic trading system, the Stockholm Automated Exchange (the "SAX"), which covers all stocks listed on the SSE. Trading on the SSE begins each morning at 10:00 a.m. (Stockholm time) at an opening price determined by the SAX system and based on orders entered by SSE members, and continues at prices based on market demand until 5:00 p.m. Buy and sell orders are registered on the system in round lots, typically of 100 shares, and odd lots are matched separately at the last price for round lots. All standard transactions on the SSE through banks or brokers are made through the SAX's order book. Larger trades can be made outside the SAX and reported to the SAX provided that the price is within the SAX's spread in its order book. Very large transactions may be executed at a price that is outside the spread.

    In addition to official trading on the SSE, there is also trading off the SSE during and after official trading hours, through intermediaries or directly. Trades in excess of 20 round lots can be effected off the SSE if the transaction price lies within the spread then appearing on the SAX, and trades in excess of 500 round lots (for shares on the "Most Traded Shares" list of the SSE) or 250 round lots (for all other shares) may be effected off the SSE without regard to such spread. Trades after official SSE trading hours must normally be effected at a transaction price that lies within the spread appearing on the SAX at the time of the closing. If there are no orders in the SAX at such time, the trade may be effected at a price that otherwise reflects the market situation at such time. If the market situation changes after the closing of the SAX, trades may be effected outside the spread, provided that it can be shown that the transaction price reflected the market situation prevailing at the time of the trade. Trading on the SSE tends to involve a higher percentage of retail clients, while trading off the SSE, whether through intermediaries or directly, often involves larger Swedish institutions, banks arbitrating between the Swedish market and foreign markets and foreign buyers and sellers purchasing shares from or selling shares to Swedish institutions.



    The SSE is an authorized stock exchange in accordance with the Swedish Stock Exchange and Clearing House Act and is subject to regulation by the Swedish Financial Supervisory Authority. The Swedish Stock Exchange and Clearing House Act provides for the regulation and supervision of the Swedish securities market and market participants, and the Swedish Financial Supervisory Authority implements such regulation and supervision. The regulatory system governing trading on and off the SSE is intended to achieve transparency and equality of treatment. All trades on the SSE are made through the SAX to the SSE, which records information as to the banks and brokers involved, the issuer, the number of shares and the price and the time of the transaction. Each bank or broker is required to maintain records indicating trades carried out as agent or, in the case of banks, as principal. All trades off the SSE by or through members of the SSE must also be reported to the SSE within five minutes, although trades after 5:00 p.m. are to be reported no later than 30 minutes prior to the opening on the next trading day.



    All trading information reported on the SSE is publicly available. The SSE also maintains a Market Supervision Unit that reviews trading during the day on a "real time" basis for indications of unusual market activity or trading behavior and continually examines information disseminated by listed companies. Accordingly, information such as earnings reports, acquisitions and other investment plans, and changes in ownership structure, is reviewed on a daily basis. When the Market Supervision Unit becomes aware of non-public price sensitive information, it monitors trading in the shares concerned to ensure that if unusual trading activity develops which evidences that persons may be trading on such information, the information is made public as soon as possible. Specific legislation relating to market manipulation was enacted in January 1997 pursuant to which certain types of agreements in connection with financial instruments trading, and entered into with the intention of unduly affecting the market price of such instruments, will constitute a criminal offense. Similarly, under the new legislation other agreements made and measures taken with a view to unduly affecting the market price will constitute a criminal offense if misleading in relation to the market. Market manipulation may also constitute a violation of the Insider Trading Act or constitute fraud under Swedish law. The Financial Supervisory Authority may cause the operating license of a bank or broker to be revoked if the bank or broker has engaged in improper conduct, which could include behavior constituting market manipulation.



REGISTRATION PROCEDURE; THE BOOK-ENTRY SYSTEM



    The Common Stock sold in the International Offering initially will be traded on the SSE and registered as book-entries on stockholders' book-entry accounts ("VP Accounts") at the Swedish Securities Registration Center ("VPC"). The legal right of ownership of a share traded on the SSE is established upon registration in a VP Account. Transfer of ownership for shares of Common Stock traded on the SSE will be made effective by book-entry in the VPC system from the transferor's account to the account of the transferee through an authorized account operating entity or, if the shares are registered in the name of a nominee, by notice to such nominee. Accordingly, with respect to shares traded on the SSE, no share certificates will be issued by the Company. The account holder's name, address and nationality are recorded in VP Accounts. Each account is kept up to date and the holder is immediately notified of any change. An annual statement at the end of the year shows the year-end balance in the account.



VPC REGISTRATION



    In accordance with the stipulations of the Swedish Share Accounts Act, the shares of Common Stock sold in the International Offering initially will be registered by VPC in a so-called control register in the VP Account indicated by the stockholder. Requests regarding a transfer of shares from the Company's control register at VPC to another register shall be addressed to the stockholder's account operating entity (normally the bank or securities company with which the stockholder undertakes his or her securities transactions). As a result of such a request, the account operating entity and VPC will arrange a transfer to another account (or equivalent) via the Depository Trust Company or another institution which, on behalf of Maxim, will handle the registration of, among other details, information regarding holdings of shares in the Company and changes in such holdings. With respect to shares held by a nominee, a transfer in accordance with the foregoing will be undertaken following a request addressed to the nominee. The account operating entity undertakes registration measures in the Company's control register at VPC and charges a fee (charged against the stockholder) for the exchange in accordance with the rates applicable at that time. It is also possible to transfer shares of Common Stock to the Company's control register at VPC. Such a transfer will be undertaken after a request to the Depository Trust Company (or in accordance with the Company's instructions).



SETTLEMENT AND CUSTODY OF SHARES OF COMMON STOCK



    The shares of Common Stock sold in the International Offering will be delivered in book-entry form to investors' VP Accounts on or about the closing date on the cover page of this Prospectus, following payment and timely provision of appropriate account details. Investors may choose to keep their shares of Common Stock on the register of a custodian bank or securities broker acting as or through a nominee as described above.

                                  UNDERWRITING


    Alfred Berg Fondkommission AB ("Alfred Berg"), will act as global coordinator (the "Global Coordinator") and Rodman & Renshaw, Inc. ("Rodman") will act as the U.S. representative (the "U.S. Representative") for the Offering of the shares of the Company's Common Stock. The Offering consists of an International Offering of 2,000,000 shares and a U.S. Offering of 500,000 shares.



    Subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement") among the Company, Alfred Berg and Rodman, Alfred Berg has agreed to procure purchasers, which may include a syndicate of underwriters (together with Alfred Berg, the "International Underwriters"), for (or failing which, to purchase) the 2,000,000 shares offered in the International Offering. The shares of Common Stock subject to the Underwriting Agreement will be offered by Alfred Berg when, as and if sold to, and accepted by, Alfred Berg and will be subject to their right to reject orders in whole or in part. Rodman and each of the U.S. underwriters named below (together with Rodman, the "U.S. Underwriters"), has severally agreed to purchase from the Company, on a firm commitment basis, the respective number of shares of Common Stock allocated to such U.S. Underwriter. The allocation of shares in the Offering to each of the International Underwriters and each of the U.S. Underwriters is set forth below:



                                                                                   NUMBER OF
INTERNATIONAL UNDERWRITERS                                                           SHARES
---------------------------------------------------------------------------------  ----------
Alfred Berg Fondkommission AB....................................................
  Subtotal.......................................................................   2,000,000
                                                                                   ----------

U.S. UNDERWRITERS
---------------------------------------------------------------------------------
Rodman & Renshaw, Inc............................................................
  Subtotal.......................................................................     500,000
                                                                                   ----------
    Total........................................................................   2,500,000
                                                                                   ----------
                                                                                   ----------


    The International Underwriters and the U.S. Underwriters are collectively referred to as the "Underwriters." The offering price and aggregate underwriting discounts per share for the U.S. Offering and the International Offering are identical. The number of shares allocated to each of the International Offering and the U.S. Offering may differ from the amount offered due to reallocation between each offering. The closing of each of the International Offering and the U.S. Offering is conditional upon the simultaneous closing of the other offering.

    The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The U.S. Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below), if any such shares are taken.

    The Company has been advised that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less concessions not in excess of $      per share. Such dealers may reallow a
concession not in excess of $      per share to certain other dealers. After the
commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Global Coordinator.

    Pursuant to an Agreement Among Underwriters, as part of the distribution of the shares and subject to certain exceptions, sales may be made among the Underwriters of such number of shares as may be mutually agreed. Pursuant to the Agreement Among Underwriters, as part of the distribution of the shares offered hereby, and subject to certain exceptions, the Underwriters in each region of the Offering will offer and sell shares only to investors in their respective region.

    The U.S. Representative has informed the Company that it does not expect sales to discretionary accounts by the U.S. Underwriters to exceed five percent (5%) of the shares offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay the actual out-of-pocket expenses of the Global Coordinator and the U.S. Representative.

    The Company has granted to the Underwriters an over-allotment option, exercisable during the thirty (30) day period from the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the initial public offering price per share offered hereby, less underwriting discounts. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares offered hereby. In connection with the Offering, the Global Coordinator may effect borrowing arrangements in order to deliver over-allotted shares. Shares borrowed from time to time under these arrangements may exceed the number of shares covered by the over-allotment option.


    All officers and directors of the Company and certain beneficial holders of the Company's Common Stock have agreed not to sell or otherwise dispose of any beneficial interest in such securities for periods ranging from 90 days to 180 days following the effective date of the Registration Statement without the prior written consent of the Global Coordinator and the U.S. Representative. Upon presentation, an appropriate legend shall be marked on the face of certificates representing all such securities.



    The Company has agreed not to, without the prior written consent of the Global Coordinator and the U.S. Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of six months following the effective date of the Registration Statement, except in connection with the exercise of the Underwriters' over-allotment option, the issuance of shares of Common Stock upon the exercise of currently outstanding options and warrants, the issuance and exercise of options and warrants reserved for issuance under the Company's Incentive Plan and the 401(k) Plan (including 50,000 shares of Common Stock to be registered on a Form S-8 subsequent to the Offering), up to an additional 150,000 shares of Common Stock to be issued at the discretion of the Company and the issuance of securities in connection with any merger or acquisition transaction.


    The U.S. Representative was retained by the Company in September 1997 for a 12-month period to provide certain financial advisory services related to general strategic financial advice, including in connection with serving as the U.S. Representative of this Offering, valuation and potential mergers and acquisitions. The Company has agreed to pay the U.S. Representative $200,000 for such services, payable in monthly installments until the consummation of this Offering, at which time the remaining amount shall be paid in full.

    In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in each case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares of Common Stock, by exercising the over-allotment option referred to above. In addition, the U.S. Representative and the Global Coordinator may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time. Such transactions may be effected on the AMEX, the SSE or otherwise.


    This Prospectus may be used in connection with shares of Common Stock initially offered outside the United States in the International Offering insofar as such shares of Common Stock are resold from time to time in the United States in transactions that require registration under the Securities Act.


    The foregoing is a summary of the principal terms of the Underwriting Agreement described above and does not purport to be complete. Reference is made to a copy of such agreement which is filed as an exhibit to the Registration Statement. See "Available Information."


                                 LEGAL MATTERS

    The validity of the issuance of the Securities offered hereby will be passed upon for the Company by its counsel, Cooley Godward LLP, San Diego, California. Orrick, Herrington & Sutcliffe LLP has acted as U.S. counsel to the Underwriters.

                                    EXPERTS

    The consolidated financial statements of the Company as of September 30, 1995 and 1996 and for each of the years in the three-year period ended September 30, 1996 and for the period from inception (October 29, 1989) through September 30, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). Copies of such periodic reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a World Wide Web site located at http://www.sec.gov which contains periodic reports, proxy statements and other information regarding registrants that file electronically with the SEC, including the Company, at the address.

    The Company has filed with the SEC a registration statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the shares being offered pursuant to this Prospectus. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement or incorporated by reference therein, each such statement being qualified in all respects by such reference.

    The Common Stock is listed on the American Stock Exchange ("AMEX") and reports and other information concerning the Company may be inspected at the offices of AMEX at 86 Trinity Place, Seventh Floor, New York, N.Y. 10006. The Company has applied to list its Common Stock on the Stockholm Stock Exchange (the "SSE") upon completion of the Offering. The address for the SSE is Kallargrand 2, 11182 Stockholm, Sweden and its World Wide Web site is located at www.xsse.se.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Annual Financial Statements:
  Balance Sheets - September 30, 1995 and 1996.............................................................        F-3
  Statements of Operations - Years ended September 30, 1994, 1995, 1996 and for the period from inception
    (October 23, 1989) through September 30, 1996..........................................................        F-4
  Statements of Stockholders' Equity (Deficit) - From inception (October 23, 1989) through September 30,
    1996...................................................................................................        F-5
  Statements of Cash Flows - Years ended September 30, 1994, 1995, 1996 and for the period from inception
    (October 23, 1989) through September 30, 1996..........................................................        F-6
  Notes to Financial Statements............................................................................        F-7

Unaudited Interim Financial Statements:
  Balance Sheets - September 30, 1996 and June 30, 1997....................................................       F-16
  Statements of Operations - Nine months ended June 30, 1996 and 1997 and for the period from inception
    (October 23, 1989) through June 30, 1997...............................................................       F-17
  Statements of Cash Flows - Nine months ended June 30, 1996 and 1997 and for the period from inception
    (October 23, 1989) through June 30, 1997...............................................................       F-18
  Notes to Financial Statements............................................................................       F-19

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Maxim Pharmaceuticals, Inc.:

    We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiary (a development stage company) as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1996 and for the period from inception (October 23, 1989) through September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiary (a development stage company) as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996 and for the period from inception (October 23, 1989) through September 30, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

San Diego, California
November 27, 1996

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                                                                                         AS OF SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1995            1996
                                                                                    --------------  --------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $      512,928  $    4,070,089
  Short-term investments in marketable securities.................................               -      12,563,622
  Accrued interest and other current assets.......................................          13,676         709,285
                                                                                    --------------  --------------
    Total current assets..........................................................         526,604      17,342,996

Investments in marketable securities..............................................               -       2,510,366
Patents and licenses, net.........................................................       1,619,591       1,367,235
Property and equipment, net.......................................................         142,292          31,037
Receivable from related party.....................................................         147,803               -
Other assets......................................................................          17,611           3,397
                                                                                    --------------  --------------
    Total assets..................................................................  $    2,453,901  $   21,255,031
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................................................  $      335,556  $      405,760
  Accrued expenses................................................................         349,204         478,623
  Current portion of long-term debt...............................................         353,000         247,000
  Notes payable to bank...........................................................       2,250,000               -
  Note payable to stockholder.....................................................         250,000               -
  Note payable to Swedish governmental agency.....................................       2,312,853               -
                                                                                    --------------  --------------
    Total current liabilities.....................................................       5,850,613       1,131,383

Long-term debt, less current portion..............................................         247,000               -

Commitments and contingencies - Note 9

Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 5,000,000 shares authorized, 250,000 shares
    issued and outstanding at September 30, 1995..................................             250               -
  Common stock, $.001 par value, 20,000,000 shares authorized, 2,082,821 and
    6,671,237 shares issued and outstanding at September 30, 1995 and 1996,
    respectively..................................................................           2,083           6,672
  Additional paid-in capital......................................................       9,768,370      34,172,618
  Deficit accumulated during the development stage................................     (13,103,415)    (13,936,903)
  Deferred compensation...........................................................               -        (118,739)
  Common stock subscriptions receivable...........................................        (311,000)              -
                                                                                    --------------  --------------
    Total stockholders' equity (deficit)..........................................      (3,643,712)     20,123,648
                                                                                    --------------  --------------
      Total liabilities and stockholders' equity (deficit)........................  $    2,453,901  $   21,255,031
                                                                                    --------------  --------------
                                                                                    --------------  --------------


                 See Notes to Consolidated Financial Statements

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  FROM INCEPTION
                                                                                                   (OCTOBER 23,
                                                                                                       1989)
                                                             YEAR ENDED SEPTEMBER 30,                 THROUGH
                                                    -------------------------------------------    SEPTEMBER 30,
                                                        1994           1995           1996             1996
                                                    -------------  -------------  -------------  -----------------
Operating expenses:
  Research and development........................  $     999,439  $     984,778  $   1,608,931   $    10,001,258
  General and administrative......................      1,023,256      1,116,714      1,355,197         7,587,807
                                                    -------------  -------------  -------------  -----------------
    Total operating expenses......................      2,022,695      2,101,492      2,964,128        17,589,065

Other income (expense):
  Gain on sale of subsidiary......................              -              -      2,288,474         2,288,474
  Investment income...............................          8,712          5,590        259,625           287,730
  Interest expense................................       (688,568)      (486,671)      (197,028)       (1,903,809)
  Foreign exchange gain (loss)....................        (75,036)      (208,520)       (95,217)           23,426
  Other income (expense)..........................         (4,158)           971       (125,214)         (125,214)
  Research grant revenue..........................              -              -              -         2,946,001
                                                    -------------  -------------  -------------  -----------------
    Total other income (expense)..................       (759,050)      (688,630)     2,130,640         3,516,608
                                                    -------------  -------------  -------------  -----------------
Loss from continuing operations...................     (2,781,745)    (2,790,122)      (833,488)      (14,072,457)

Discontinued operations:
  Loss from operations of discontinued diagnostic
    division......................................       (134,040)             -              -          (347,608)
  Gain on sale of diagnostic division.............        483,162              -              -           483,162
                                                    -------------  -------------  -------------  -----------------
Net loss..........................................  $  (2,432,623) $  (2,790,122) $    (833,488)  $   (13,936,903)
                                                    -------------  -------------  -------------  -----------------
                                                    -------------  -------------  -------------  -----------------
Loss from continuing operations per share of
  common stock....................................  $       (0.94) $       (0.87) $       (0.20)
                                                    -------------  -------------  -------------
                                                    -------------  -------------  -------------
Net loss per share of common stock................  $       (0.82) $       (0.87) $       (0.20)
                                                    -------------  -------------  -------------
                                                    -------------  -------------  -------------
Weighted average shares outstanding...............      2,961,004      3,209,469      4,074,961
                                                    -------------  -------------  -------------
                                                    -------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                SUBSCRIPTION
                                         PREFERRED STOCK           COMMON STOCK       ADDITIONAL                 RECEIVABLE/
                                      ----------------------  ----------------------   PAID-IN    ACCUMULATED     DEFERRED
                                       SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL      DEFICIT     COMPENSATION
                                      ---------  -----------  ---------  -----------  ----------  ------------  -------------
Balance at October 23, 1989
  (inception).......................          -   $       -           -   $       -   $        -   $        -     $       -
Issuance of common stock at $.001...          -           -       1,000       8,029            -            -             -
Net income..........................          -           -           -           -            -           44             -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1989........          -           -       1,000       8,029            -           44             -
Net income..........................          -           -           -           -            -          751             -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1990........          -           -       1,000       8,029            -          795             -
Net income..........................          -           -           -           -            -          272             -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1991........          -           -       1,000       8,029            -        1,067             -
Additional funding..................          -           -          42           -    1,259,249            -             -
Net loss............................          -           -           -           -            -   (2,445,184)            -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at December 31, 1992........          -           -       1,042       8,029    1,259,249   (2,444,117)            -
Net effect of reorganization and
  issuance of common stock to
  account for reverse acquisition...          -           -     173,977      (7,854)      53,009   (1,197,822)            -
Net loss............................          -           -           -           -            -   (4,238,731)            -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at September 30, 1993.......          -           -     175,019         175    1,312,258   (7,880,670)            -
Issuance of common stock at $60 per
  share for consulting and
  professional services.............          -           -       1,098           1       65,999            -             -
Issuance of Series A preferred stock
  for cash at $3.00 per share.......    250,000         250           -           -      487,250            -             -
Issuance of common stock to convert
  bridge debt financing at prices
  from $52.50 to $75 per share......          -           -     112,440         113    5,933,894            -             -
Net loss............................          -           -           -           -            -   (2,432,623)            -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at September 30, 1994.......    250,000         250     288,557         289    7,799,401  (10,313,293)            -
Issuance of common stock at $3.00
  per share upon conversion of
  debt..............................          -           -     553,254         553    1,659,210            -             -
Issuance of common stock pursuant to
  anti-dilutive provisions in
  previous bridge debt financing....          -           -   1,137,343       1,137       (1,137)           -             -
Issuance of common stock at $3.00
  per share for subscription
  receivable........................          -           -     103,667         104      310,896            -      (311,000)
Net loss............................          -           -           -           -            -   (2,790,122)            -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at September 30, 1995.......    250,000         250   2,082,821       2,083    9,768,370  (13,103,415)     (311,000)
Issuance of common stock at $3.00
  per share in exchange for
  repayment of note payable to
  bank..............................          -           -     744,646         745    2,249,255            -             -
Receipt of subscription
  receivable........................          -           -           -           -            -            -       311,000
Issuance of common stock and
  warrants at $3.75 per unit for
  cash..............................          -           -     465,504         465    1,740,033            -             -
Issuance of common stock at $4.50
  per share for cash................          -           -     400,000         400    1,799,600            -             -
Exercise of common stock options....          -           -         400           1        2,999            -             -
Issuance of common stock at $7.50
  per share and warrants at $.10 per
  warrant in initial public
  offering..........................          -           -   2,875,000       2,875   18,217,215            -             -
Conversion of preferred stock to
  common stock......................   (250,000)       (250)    102,866         103          147            -             -
Options granted to employees........          -           -           -           -      394,999            -      (163,124)
Amortization of deferred
  compensation......................          -           -           -           -            -            -        44,385
Net loss............................          -           -           -           -            -     (833,488)            -
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
Balance at September 30, 1996.......          -   $       -   6,671,237   $   6,672   $34,172,618 ($13,936,903)   $(118,739)
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------
                                      ---------       -----   ---------  -----------  ----------  ------------  -------------


                                        TOTAL
                                      ----------
Balance at October 23, 1989
  (inception).......................  $        -
Issuance of common stock at $.001...       8,029
Net income..........................          44
                                      ----------
Balance at December 31, 1989........       8,073
Net income..........................         751
                                      ----------
Balance at December 31, 1990........       8,824
Net income..........................         272
                                      ----------
Balance at December 31, 1991........       9,096
Additional funding..................   1,259,249
Net loss............................  (2,445,184)
                                      ----------
Balance at December 31, 1992........  (1,176,839)
Net effect of reorganization and
  issuance of common stock to
  account for reverse acquisition...  (1,152,667)
Net loss............................  (4,238,731)
                                      ----------
Balance at September 30, 1993.......  (6,568,237)
Issuance of common stock at $60 per
  share for consulting and
  professional services.............      66,000
Issuance of Series A preferred stock
  for cash at $3.00 per share.......     487,500
Issuance of common stock to convert
  bridge debt financing at prices
  from $52.50 to $75 per share......   5,934,007
Net loss............................  (2,432,623)
                                      ----------
Balance at September 30, 1994.......  (2,513,353)
Issuance of common stock at $3.00
  per share upon conversion of
  debt..............................   1,659,763
Issuance of common stock pursuant to
  anti-dilutive provisions in
  previous bridge debt financing....           -
Issuance of common stock at $3.00
  per share for subscription
  receivable........................           -
Net loss............................  (2,790,122)
                                      ----------
Balance at September 30, 1995.......  (3,643,712)
Issuance of common stock at $3.00
  per share in exchange for
  repayment of note payable to
  bank..............................   2,250,000
Receipt of subscription
  receivable........................     311,000
Issuance of common stock and
  warrants at $3.75 per unit for
  cash..............................   1,740,498
Issuance of common stock at $4.50
  per share for cash................   1,800,000
Exercise of common stock options....       3,000
Issuance of common stock at $7.50
  per share and warrants at $.10 per
  warrant in initial public
  offering..........................  18,220,090
Conversion of preferred stock to
  common stock......................           -
Options granted to employees........     231,875
Amortization of deferred
  compensation......................      44,385
Net loss............................    (833,488)
                                      ----------
Balance at September 30, 1996.......  $20,123,648
                                      ----------
                                      ----------

                 See Notes to Consolidated Financial Statements

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                FROM INCEPTION
                                                                                                 (OCTOBER 23,
                                                                                                     1989)
                                                               YEAR ENDED SEPTEMBER 30,             THROUGH
                                                          -----------------------------------    SEPTEMBER 30,
                                                             1994        1995        1996            1996
                                                          ----------  ----------  -----------  -----------------
OPERATING ACTIVITIES:
Net loss................................................  $(2,432,623) $(2,790,122) $  (833,488)   $ (13,936,903)
Adjustments to reconcile net loss to net cash used for
  operating activities:
    Depreciation and amortization.......................      42,916      53,581      128,719          781,144
    Stock options issued as compensation................           -           -      276,260          276,260
    Gain on sale of subsidiary..........................           -           -   (2,288,474)      (2,288,474)
    Loss on write-off of patents........................           -           -      189,068          189,068
    Loss on disposal of property and equipment..........           -           -      128,248          128,248
    Loss on write-off of receivable from related
      party.............................................           -           -      147,803          147,803
    Other...............................................           -           -       27,032           27,032
    Write-off of obsolete inventory.....................           -      24,669            -           24,669
    Gain on sale of diagnostic division.................    (483,162)          -            -         (483,162)
    Loss on write-off of purchased research and
      development.......................................           -           -            -        2,646,166
    Cumulative effect of reorganization.................           -           -            -        1,152,667
    Changes in operating assets and liabilities:
      Accrued interest and other current assets.........      68,800       1,779     (695,609)        (709,285)
      Other assets......................................      37,944      46,966       14,214         (151,200)
      Accounts payable..................................    (281,559)     42,089       70,204          405,760
      Accrued expenses..................................    (263,504)     17,105      150,629          499,833
                                                          ----------  ----------  -----------  -----------------
        Net cash used in operating activities...........  (3,311,188) (2,603,933)  (2,685,394)     (11,290,374)
INVESTING ACTIVITIES:
Purchases of marketable securities......................           -           -  (15,073,988)     (15,073,988)
Additions to patents....................................    (473,401)   (274,901)    (213,196)      (1,842,787)
Purchases of property and equipment.....................           -           -      (23,524)        (808,241)
Cash acquired in acquisition of business................           -           -            -          985,356
Proceeds from sale of diagnostic division...............     496,555           -            -          496,555
                                                          ----------  ----------  -----------  -----------------
        Net cash provided by (used in) investing
          activities....................................      23,154    (274,901) (15,310,708)     (16,243,105)
FINANCING ACTIVITIES:
Payments on notes payable and long-term debt............           -           -   (2,603,000)      (2,770,505)
Payments on notes payable to related parties............           -  (1,079,885)    (250,000)      (1,329,885)
Proceeds from issuance of notes payable and long-term
  debt..................................................   1,588,178   3,427,992       81,675        4,576,423
Proceeds from issuance of notes payable to related
  parties...............................................     930,000     925,000            -        4,982,169
Net proceeds from issuance of common stock and
  warrants..............................................      66,000           -   24,324,588       25,657,866
Net proceeds from issuance of preferred stock...........     487,500           -            -          487,500
                                                          ----------  ----------  -----------  -----------------
        Net cash provided by financing activities.......   3,071,678   3,273,107   21,553,263       31,603,568
                                                          ----------  ----------  -----------  -----------------
Net increase (decrease) in cash and cash equivalents....    (216,356)    394,273    3,557,161        4,070,089
Cash and cash equivalents at beginning of period........     335,011     118,655      512,928                -
                                                          ----------  ----------  -----------  -----------------
Cash and cash equivalents at end of period..............  $  118,655  $  512,928  $ 4,070,089    $   4,070,089
                                                          ----------  ----------  -----------  -----------------
                                                          ----------  ----------  -----------  -----------------

                 See Notes to Consolidated Financial Statements

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

    Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware in 1954 under the name "Wilco Oil & Minerals, Corp." and has existed under various names since then. From 1987 to 1993, the Company operated as a medical diagnostics products company under the name "General Biometrics, Inc." In 1993, the Company merged with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition. Upon completion of the reverse acquisition the Company changed its name to "Syntello, Inc." and commenced its operations as a biopharmaceutical company. The Company sold its medical diagnostic division in 1994 and sold SVD in July 1996 as described in Note 12. Since December 1995 the Company has operated under the name "Maxim Pharmaceuticals, Inc." The consolidated statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The consolidated statement of stockholders' equity (deficit) for the periods from inception to the date of the 1993 reverse acquisition reflects the equity activity of SVD.

    The Company has devoted substantially all of its efforts to research and development of proprietary technologies targeting the prevention and treatment of cancer and infectious diseases. To date, the Company has conducted the majority of its research and development in university laboratories and at clinical sites through consulting arrangements with its collaborative scientists; a significant portion of such work has been performed in Sweden. Oversight and coordination of these programs has been managed by the Company's personnel from its administrative offices located in San Diego, California.

    The Company expects to incur losses as it expands its research and development activity and sponsorship of clinical trials. The future success of the Company is likely to be dependent on its ability to obtain additional capital to develop and commercialize its proposed products and, ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DEVELOPMENT STAGE. The Company has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("FAS 7"). Among the disclosures required by FAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the consolidated statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

    CONCENTRATION OF CREDIT RISK. The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to maintain safely an adequate level of liquidity.

    CASH EQUIVALENTS AND INVESTMENTS. The Company has classified all investments as held-to-maturity securities. Investments are carried at cost, which approximates market. The investments mature at various dates through March 1998. Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments which mature within one year are classified as short-term investments.

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally five years.

    PATENTS AND LICENSES. The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired. Capitalized costs are written off to expense at the time the underlying proprietary rights are deemed to have no continuing value.

    CAPITAL STOCK. On January 5, 1996, the Company effected a 1-for-2000 reverse stock split and changed the par value of the common stock from $.0001 per share to $.001 per share and changed the par value of the preferred stock from $.01 per share to $.001 per share. On May 9, 1996, the Company effected a 100-for-1 stock split. On July 10, 1996, the effective date of its initial public offering (Note 7), the Company effected a 2-for-3 reverse stock split of its common stock. All common and preferred stock share amounts, par values and the additional paid-in capital amounts have been restated to reflect the above transactions.

    LOSS PER SHARE OF COMMON STOCK. Loss per share of common stock is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, for periods preceding the effective date of the initial public offering all common and common equivalent shares issued during the twelve-month period prior to the effective date have been included in the calculation as if they were outstanding for all such periods, using the treasury stock method and the public offering price of common stock. For periods subsequent to the initial public offering, common stock equivalents have not been included as they are antidilutive.

    FOREIGN CURRENCY TRANSLATION. The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation." During the periods in which the Company owned SVD, the U.S. dollar was considered the functional currency of this Swedish subsidiary. Monetary assets and liabilities were translated using the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities were translated at historical rates. Revenue and expense accounts were translated at the average rates in effect during the year. All translation adjustments and transaction gains and losses were recognized in operations as other income or expense.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amount of cash and cash equivalents, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

    RECLASSIFICATIONS. Certain amounts in the prior years' financial statements have been reclassified to conform with current year classifications.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                         AS OF SEPTEMBER 30,
                                                    ------------------------------
                                                         1995            1996
                                                    --------------  --------------
Furniture, fixtures and equipment.................  $       32,661  $       56,187
Laboratory equipment..............................         689,517               -
                                                    --------------  --------------
                                                           722,178          56,187
Less accumulated depreciation.....................        (579,886)        (25,150)
                                                    --------------  --------------
                                                    $      142,292  $       31,037
                                                    --------------  --------------
                                                    --------------  --------------

    During the year ended September 30, 1996, the Company transferred laboratory equipment with a net book value of $128,248 to a former Swedish collaborating scientist and former director of the Company.

4. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                                    FROM INCEPTION
                                                               YEAR ENDED SEPTEMBER 30,                THROUGH
                                                    ----------------------------------------------  SEPTEMBER 30,
                                                         1994            1995            1996            1996
                                                    --------------  --------------  --------------  --------------
Noncash investing and financing activities:
  Issuance of common stock to convert debt........  $    5,934,007  $    1,659,763  $            -  $   7,593,770
  Sale of subsidiary:
    Net patents sold..............................               -               -         154,296        154,296
    Other liabilities transferred.................               -               -        (121,210)      (121,210 )
    Note payable transferred......................               -               -      (2,421,560)    (2,421,560 )
    Other accruals................................               -               -         100,000        100,000

  Acquisition of subsidiary:
    Assets acquired...............................               -               -               -      4,917,359
    Liabilities assumed...........................               -               -               -     (5,911,481 )
    Net equity effect of acquisition..............               -               -               -       (994,122 )
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................         266,819         202,627         341,126      1,393,124

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                         AS OF SEPTEMBER 30,
                                                    ------------------------------
                                                         1995            1996
                                                    --------------  --------------
Professional fees.................................  $            -  $      201,179
Collaborator fees.................................               -         100,000
Compensation......................................         137,498          79,868
Interest..........................................         149,703           5,605
Other.............................................          62,003          91,971
                                                    --------------  --------------
                                                    $      349,204  $      478,623
                                                    --------------  --------------
                                                    --------------  --------------

6. NOTES PAYABLE AND LONG-TERM DEBT

    NOTES PAYABLE. In 1991 the Company's subsidiary, SVD, arranged a Swedish Industrial Fund loan from the Swedish government for the purpose of funding research and development. In connection with the loan, the Swedish government acquired a security interest in certain technology rights of SVD, such security interest to remain in place until repayment of the loan. Certain stockholders of the Company pledged as collateral to the Swedish Industrial Fund loan a portion of their personal equity interest in the Company. The interest rate on the loan was based on the Swedish discount rate plus 5%. The Swedish Industrial Fund loan became due December 31, 1994 and was in default at the time that the Company sold SVD in July 1996. As a result of the sale of SVD, described in Note 12, the Company has no remaining liability or obligation in connection with the loan.

    In August 1994, the Company obtained a bank line of credit in the amount of $2,000,000, bearing interest at 6.9% and maturing February 25, 1996. In May 1995, the Company obtained a second bank line of credit, in the amount of $250,000 bearing interest at 6.9% and maturing December 31, 1995. These bank lines of credit were secured by $2,250,000 of certificates of deposit pledged by certain stockholders of the Company. On December 7, 1995, the certificates of deposit were assigned to the Company in exchange for the issuance of common stock at a rate of $3.00 per share; the proceeds of these certificates of deposit were used to pay off the bank lines of credit.

    In March 1995, the Company issued a demand promissory note to a stockholder in the amount of $250,000 bearing interest at prime plus 2%. This note was secured by all the tangible and intangible assets of the Company. The note and accrued interest of $39,056 were repaid on September 19, 1996.

    LONG-TERM DEBT.  Long-term debt consists of the following:

                                                         AS OF SEPTEMBER 30,
                                                    ------------------------------
                                                         1995            1996
                                                    --------------  --------------
Note payable with interest at prime plus 2% per
  annum, secured by a priority interest in certain
  technology and rights...........................  $      600,000  $      247,000
Less current portion..............................        (353,000)       (247,000)
                                                    --------------  --------------
                                                    $      247,000  $            -
                                                    --------------  --------------
                                                    --------------  --------------

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    In July 1993, the Company issued the above note payable to a company, owned in part by a former collaborating scientist and former director of the Company, for $600,000 in partial consideration for certain worldwide exclusive rights related to its cancer technology as described in Note 10. The note was originally due December 31, 1995. In December 1995 the Company and the note holder entered into an agreement to extend the term of the note; under the amended terms, the Company made payments of principal aggregating $353,000 during the year ended September 30, 1996, and the remaining $247,000 is payable on June 30, 1997.

7. STOCKHOLDERS' EQUITY

    JULY 1996 INITIAL PUBLIC OFFERING. During July 1996 the Company completed an initial public offering in which it sold 2,875,000 shares of common stock and 2,875,000 detachable warrants to purchase common stock ("Redeemable Warrants"). The Company received net proceeds of $18,220,090 after underwriting discounts and other issuance costs of $3,629,910.

    STOCK OPTIONS. In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, options may be granted to purchase up to 800,000 shares of common stock; options that are granted generally vest over five years and have a maximum term of ten years. Option activity for the fiscal years ended September 30, 1994, 1995 and 1996 was as follows:

                                                      NUMBER OF     EXERCISE PRICE
                                                        SHARES        PER SHARE
                                                    --------------  --------------
Outstanding September 30, 1993....................         12,754       $60.00
  Granted.........................................         33,533       $7.50
  Exercised.......................................              -         -
  Canceled........................................        (12,220 ) $7.50 - $60.00
                                                          -------
Outstanding September 30, 1994....................         34,067   $7.50 - $60.00
  Granted.........................................          3,333       $7.50
  Exercised.......................................              -         -
  Canceled........................................           (533 )     $60.00
                                                          -------
Outstanding September 30, 1995....................         36,867       $7.50
  Granted.........................................        527,334       $3.75
  Exercised.......................................           (400 )     $7.50
  Canceled........................................        (53,134 ) $3.75 - $7.50
                                                          -------
Outstanding September 30, 1996....................        510,667       $3.75
                                                          -------
                                                          -------

    At September 30, 1996, options for 314,132 shares of common stock were exercisable and the remaining 196,535 become exercisable at various dates through September 30, 2000.

    In May 1996, the Company issued options to purchase 526,665 shares of common stock under the 1993 Plan at an exercise price of $3.75 per share to members of management, directors and consultants. Concurrently, the Company also canceled previously issued options held by certain of these persons. Of the options issued, 305,833 were immediately exercisable with the remaining options vesting over a period

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
of two to five years. In accordance with Accounting Principles Board Opinion No. 25, as a result of the issuance the Company expects to record compensation expense of approximately $395,000 over the vesting period of the options. Such compensation expense recorded during the fiscal year ended September 30, 1996 totaled $276,260.

    WARRANTS. At September 30, 1996, warrants to purchase 3,707,642 shares of the Company's common stock at a weighted average exercise price of $9.73 per share are outstanding, of which warrants to purchase 672,584 shares are exercisable.

    Included in the above total warrants outstanding are 2,875,000 Redeemable Warrants issued in connection with the aforementioned initial public offering. Each Redeemable Warrant allows the holder thereof to purchase one share of common stock at an exercise price of $10.50. The Redeemable Warrants may be exercised at any time during the period commencing July 10, 1997 and terminating July 10, 2001. Commencing January 10, 1998, the Company may redeem the Redeemable Warrants at $0.01 per warrant upon 30 days prior written notice to the holders if the average closing price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In connection with the initial public offering the Company also issued warrants to the underwriter of such offering under which the holders thereof may purchase up to 250,000 shares of common stock at a price of $9.00 per share and/or up to 250,000 Redeemable Warrants at a price of $0.12 per Redeemable Warrant.

    The Company has also issued warrants to purchase common stock to certain consultants of the Company and in connection with private placements of equity securities. These warrants generally have terms ranging from five to seven years, and some include vesting provisions. Such warrants to purchase 332,642 shares of the Company's common stock at an exercise price of $3.00 per share were outstanding at September 30, 1996, of which warrants to purchase 172,584 shares were exercisable.

8. INCOME TAXES

    The Company has deferred income taxes which have been fully reserved as follows:

                                                         AS OF SEPTEMBER 30,
                                                    ------------------------------
                                                         1995            1996
                                                    --------------  --------------
Deferred tax assets:
  Net operating loss carryforwards................  $    5,526,000  $    7,434,000
  General business credit carryforwards...........         284,000         276,000
  Other...........................................          24,000          87,000
                                                    --------------  --------------
    Total net deferred tax assets.................       5,834,000       7,797,000
Valuation allowance for deferred tax assets.......      (5,834,000)     (7,797,000)
                                                    --------------  --------------
    Net deferred tax assets.......................  $            0  $            0
                                                    --------------  --------------
                                                    --------------  --------------

    At September 30, 1996, the Company has federal and California tax net operating loss carryforwards of approximately $21,865,000 and $4,375,000, respectively. The federal tax loss carryforwards will begin expiring in 2000 unless previously utilized. The California tax loss carryforwards will begin expiring in 1997.

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)
    As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

9. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS. The Company leases an office facility under a non-cancelable operating lease agreement that expires in July 1997. In November 1996 the Company entered into a five-year operating lease commencing December 1996 for laboratory and administrative office facilities. Future minimum lease commitments approximate the following:

YEAR ENDED SEPTEMBER 30,
--------------------------------------------------
1997..............................................  $      326,000
1998..............................................         374,000
1999..............................................         385,000
2000..............................................         397,000
2001..............................................         409,000
Thereafter........................................          69,000
                                                    --------------
                                                    $    1,960,000
                                                    --------------
                                                    --------------

Total rent expense for the fiscal years ended September 30, 1994, 1995 and 1996 was $180,090, $78,449 and $87,456, respectively.

10. LICENSES AND COLLABORATIVE AGREEMENTS

    The Company's strategy for development of its technologies involves the licensing of technologies and the establishment of collaborative relationships with university, governmental and other entities. Material licensing and collaborative agreements are described below.

    In 1993, the Company entered into a technology transfer agreement with Estero Anstalt, a Swedish corporation, pursuant to which the Company purchased the core intellectual property and patent rights related to its MAXAMINE cancer and infectious disease immunotherapy technology. The total purchase price under the agreement was $700,000, of which $600,000 was paid pursuant to a promissory note issued by the Company and secured by the MAXAMINE technology as described in Note 6 above. At September 30, 1996, $247,000 remains payable under the note and is due June 30, 1997. The technology transfer agreement also requires that the Company pay certain royalty obligations to Drs. Kristoffer Hellstrand and Svante Hermodsson, the two inventors of the technology.

    In 1993, the Company entered into an agreement with Vitec AB and SBL Vaccin AB ("SBL"), pursuant to which the Company obtained an exclusive, worldwide license to technology, including two patent applications, related to use of the MAXVAX vaccine technology for the treatment of Chlamydia. Under the agreement, the Company is required to use its best efforts to engage SBL to manufacture any products which result from the application of the licensed technology. The Company has made payments of $150,000 to Vitec AB under this agreement, and has agreed to make royalty payments on the net sales of

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. LICENSES AND COLLABORATIVE AGREEMENTS (CONTINUED) products using the licensed technology and to make additional license and milestone payments to Vitec AB upon the execution of any sublicenses.

    In 1994, the Company entered into a second license agreement with Vitec AB and SBL for an exclusive, worldwide license to technology rights related to the MAXVAX technology for all infectious diseases with the exception of (i) Chlamydia (governed by the agreement discussed above), (ii) HIV (governed by a sublicense agreement held by the Company as described below) and (iii) cholera and travelers' diarrhea. Under the agreement, the Company has agreed to use its best efforts to engage SBL to manufacture any products which result from the application of licensed technology, and both Vitec AB and the Company shall receive a percentage of any profits that SBL derives from manufacturing such products. The Company paid an initial license fee of $100,000 under the agreement, and has agreed to make a minimum milestone payment of $400,000 by December 31, 1996 to extend the exclusivity on the license. If the Company fails to make the minimum milestone payment by such date, the Company's rights to the technology shall convert to a non-exclusive license; if the Company fails to make the minimum payment by December 31, 1998, the licensors shall have the right to terminate the agreement. The agreement also requires the Company to make royalty payments based on net sales of products which utilize the licensed technology.

    In 1995, the Company entered into a license agreement with Drs. Jan Holmgren and Cecil Czerkinsky, inventors of the core technology underlying MAXVAX (the "CTB" technology), and their affiliated companies, Duotol AB and Triotol AB, for an exclusive, worldwide license to patent applications and related technology rights with respect to the therapeutic and anti-inflammatory properties of CTB. Under the agreement, the Company has agreed to make royalty payments based on net sales of certain products which utilize the licensed technology for the treatment of infectious diseases. Triotol AB has agreed to make royalty payments to the Company based on net sales of certain other products which utilize the licensed products for the treatment of certain autoimmune diseases. Duotol AB may terminate the agreement upon a material breach by the Company and the agreement will terminate automatically if the Company is liquidated.

11. RELATED PARTY TRANSACTIONS

    In February 1996, the Company entered into an agreement with a business consulting firm to provide strategic planning and advisory services for $10,000 per month for three years, and warrants to purchase up to 173,333 shares of common stock at an exercise price of $3.00 per share vesting over 36 months. In April 1996, the chief executive officer of this firm was elected as a director of the Company. The Company made payments totaling $80,000 in connection with the consulting agreement during the year ended September 30, 1996.

    As described in Note 6, in September 1996 the Company repaid a $250,000 note payable, and paid interest in the amount of 39,056, to a shareholder of the Company.

    As described in Note 12, in July 1996 the Company sold its ownership interest in a subsidiary to a former director and shareholder of the Company for $1.00, and recorded a gain on the disposal of $2,288,474. As described in Note 3, during the year ended September 30, 1996 the Company transferred laboratory equipment with a net book value of $128,248 to this former director.

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. RELATED PARTY TRANSACTIONS (CONTINUED)
    As part of its program of research and development, the Company has retained certain Swedish scientists and other consultants to consult with the Company and perform research and development services. Certain of these consultants were considered related parties as they were holders of the Company's common stock (or warrants, or options, to purchase common stock), and one such consultant was formerly a director of the Company.

12. DISPOSAL OF CERTAIN OPERATIONS

    SALE OF SVD SUBSIDIARY. On July 5, 1996, the Company sold its ownership interest in its Swedish subsidiary, SVD, to a former Swedish collaborating scientist and former director and shareholder of the Company for $1.00. The Company recorded a gain on the disposal of SVD of $2,288,474, representing the excess of SVD's liabilities over its assets as of the date of sale. SVD's primary liability at the date of sale was a $2,421,560 Swedish Industrial Fund loan from the Swedish government described in Note 6. SVD's assets consisted primarily of capitalized patent costs. The sale transferred certain technology rights related to certain peptides for use in vaccination and induction of neutralizing antibodies against HIV. In connection with the sale, the Company received a non-exclusive sublicense to the MAXVAX mucosal vaccine carrier for development of vaccines for the treatment of HIV infection.

    DISCONTINUED OPERATIONS. During fiscal 1994 the Company disposed of its diagnostic division and certain assets and liabilities for cash of $496,555 and the assumption of $700,000 of debt by the buyer. The loss on discontinued operations and gain on disposition of the division was accounted for as discontinued operations. Revenue for the diagnostic division was $1,273,170 in 1994.

13. SUBSEQUENT EVENT (UNAUDITED)

    In April 1996, the Company received a demand letter from an attorney representing the former President and Chief Operating Officer and the Chief Financial Officer of the Company (the "Former Employees"). In the letter, the Former Employees made claims for certain specified and unspecified damages in contract and in tort arising out of the termination of the Former Employees' employment with the Company.

    In March 1997, the Former Employees filed a complaint in the Superior Court in the State of California, County of San Diego (the "Complaint") seeking claims for certain purported damages in contract and in tort arising from their respective terminations of employment with the Company in March 1996. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's Common Stock. According to the Complaint, each of the Former Employees appears to be claiming compensatory damages in excess of $2 million and punitive damages in excess of $3 million. In June 1997, the Company filed an answer to the Complaint denying each of the allegations therein. Pretrial discovery with respect to these legal proceedings has commenced, and a trial date has been scheduled for May 1998. The Company believes the Former Employees' claims are without merit and the Company intends to contest any such claims vigorously. However, there can be no assurance as to the eventual outcome of such claims or their effect on the Company's business, financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                      AS OF
                                                                                SEPTEMBER 30, 1996
                                                                                ------------------      AS OF
                                                                                                    JUNE 30, 1997
                                                                                                    --------------
                                                                                                     (UNAUDITED)
                                                      ASSETS

Current assets:
  Cash and cash equivalents...................................................   $      4,070,089   $      170,091
  Short-term investments in marketable securities.............................         12,563,622       10,887,863
  Accrued interest and other current assets...................................            709,285          549,247
                                                                                ------------------  --------------
    Total current assets......................................................         17,342,996       11,607,201

Investments in marketable securities..........................................          2,510,366        3,216,603
Patents and licenses, net.....................................................          1,367,235        1,807,048
Property and equipment, net...................................................             31,037          681,898
Deposits......................................................................              3,397          203,396
                                                                                ------------------  --------------
      Total assets............................................................   $     21,255,031   $   17,516,146
                                                                                ------------------  --------------
                                                                                ------------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable............................................................   $        405,760   $      480,050
  Accrued expenses............................................................            478,623          549,599
  Current portion of long-term debt...........................................            247,000           78,317
                                                                                ------------------  --------------
    Total current liabilities.................................................          1,131,383        1,107,966

  Long-term debt, less current portion........................................                  -          548,216

Stockholders' equity:
  Preferred stock, $.001 par value, 5,000,000 shares authorized...............                  -                -
  Common stock, $.001 par value, 20,000,000 shares authorized; 6,671,237 and
    6,671,246 shares issued and outstanding at September 30, 1996 and June 30,
    1997, respectively........................................................              6,672            6,672
  Additional paid-in capital..................................................         34,172,618       34,172,686
  Deficit accumulated during the development stage............................        (13,936,903)     (18,251,524)
  Deferred compensation.......................................................           (118,739)         (67,870)
                                                                                ------------------  --------------
    Total stockholders' equity................................................         20,123,648       15,859,964
                                                                                ------------------  --------------
      Total liabilities and stockholders' equity..............................   $     21,255,031   $   17,516,146
                                                                                ------------------  --------------
                                                                                ------------------  --------------

                       See Notes to Financial Statements

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                                  FROM INCEPTION
                                                                        NINE MONTHS ENDED          (OCTOBER 23,
                                                                             JUNE 30,                  1989)
                                                                   ----------------------------       THROUGH
                                                                       1996           1997         JUNE 30, 1997
                                                                   -------------  -------------  -----------------
Operating expenses:
  Research and development.......................................  $   1,078,306  $   3,293,528   $    13,294,786
  Business development...........................................         79,810        284,895           346,895
  General and administrative.....................................        946,727      1,394,716         8,920,523
                                                                   -------------  -------------  -----------------
    Total operating expenses.....................................      2,104,843      4,973,139        22,562,204

Other income (expense):
  Investment income..............................................         22,843        732,142         1,019,872
  Interest expense...............................................       (176,667)       (60,269)       (1,964,078)
  Other expense..................................................       (119,631)       (13,355)         (115,143)
  Research grant revenue.........................................              -              -         2,946,001
  Gain on sale of subsidiary.....................................              -              -         2,288,474
                                                                   -------------  -------------  -----------------
    Total other income (expense).................................       (273,455)       658,518         4,175,126
                                                                   -------------  -------------  -----------------

Discontinued operations:
  Loss from operations of discontinued diagnostic division.......              -              -          (347,608)
  Gain on sale of diagnostic division............................              -              -           483,162
                                                                   -------------  -------------  -----------------
Net loss.........................................................  $  (2,378,298) $  (4,314,621)  $   (18,251,524)
                                                                   -------------  -------------  -----------------
                                                                   -------------  -------------  -----------------

Net loss per share of common stock...............................  $       (0.42) $       (0.65)
                                                                   -------------  -------------
                                                                   -------------  -------------

Weighted average shares outstanding..............................      5,655,594      6,671,240
                                                                   -------------  -------------
                                                                   -------------  -------------

                       See Notes to Financial Statements

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                    FROM INCEPTION
                                                          NINE MONTHS ENDED          (OCTOBER 23,
                                                               JUNE 30,                 1989)
                                                    ------------------------------     THROUGH
                                                         1996            1997       JUNE 30, 1997
                                                    --------------  --------------  --------------
OPERATING ACTIVITIES:
Net loss..........................................  $   (2,378,298) $   (4,314,621) $ (18,251,524 )
Adjustments to reconcile net loss to net cash used
  for operating activities:
  Depreciation and amortization...................          27,113         180,787        961,931
  Amortization of premium on investments..........               -         123,664        123,664
  Stock options issued as compensation............         249,568          50,869        327,129
  Gain on sale of subsidiary......................               -               -     (2,288,474 )
  Loss on write-off of patents....................               -          53,339        242,407
  Loss on disposal of property & equipment........         128,248               -        128,248
  Loss on write-off of receivable from related
    party.........................................         100,000               -        147,803
  Other...........................................               -               -         27,032
  Write-off of obsolete inventory.................               -               -         24,669
  Gain on sale of diagnostic division.............               -               -       (483,162 )
  Loss on write-off of purchased research and
    development...................................               -               -      2,646,166
  Cumulative effect of reorganization.............               -               -      1,152,667
  Changes in operating assets and liabilities:
    Accrued interest and other current assets.....          12,376         160,038       (549,247 )
    Other assets..................................          16,141        (200,000)      (351,200 )
    Accounts payable..............................         (55,220)         74,291        480,051
    Accrued expenses..............................               -          70,974        570,807
                                                    --------------  --------------  --------------
      Net cash used in operating activities.......      (1,900,072)     (3,800,659)   (15,091,033 )

INVESTING ACTIVITIES:
Purchases of marketable securities................               -     (10,340,141)   (25,414,129 )
Maturities of marketable securities...............               -      11,186,000     11,186,000
Additions to patents..............................        (145,227)       (603,377)    (2,446,164 )
Purchases of property and equipment...............         (13,838)       (721,422)    (1,529,663 )
Cash acquired in acquisition of business..........               -               -        985,356
Proceeds from sale of diagnostic division.........               -               -        496,555
                                                    --------------  --------------  --------------
  Net cash used in investing activities...........        (159,065)       (478,940)   (16,722,045 )

FINANCING ACTIVITIES:
Proceeds from issuance of notes payable and
  long-term debt..................................               -         626,533      5,202,956
Payments on notes payable and long-term debt......      (2,141,293)       (247,000)    (3,017,505 )
Proceeds from issuance of notes payable to related
  parties.........................................        (106,000)              -      4,982,169
Payments on notes payable to related parties......               -               -     (1,329,885 )
Net proceeds from issuance of common stock and
  warrants........................................       5,706,795              68     25,657,934
Net proceeds from issuance of preferred stock.....               -               -        487,500
                                                    --------------  --------------  --------------
  Net cash provided by financing activities.......       3,459,502         379,601     31,983,169
                                                    --------------  --------------  --------------
Net increase (decrease) in cash and cash
  equivalents.....................................       1,400,365      (3,899,998)       170,091
Cash and cash equivalents at beginning of
  period..........................................         512,928       4,070,089              -
                                                    --------------  --------------  --------------
Cash and cash equivalents at end of period........  $    1,913,293  $      170,091  $     170,091
                                                    --------------  --------------  --------------
                                                    --------------  --------------  --------------

                       See Notes to Financial Statements.

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. PRINCIPLES OF INTERIM PERIOD REPORTING

    Maxim Pharmaceuticals, Inc. (the "Company") has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("FAS 7").

    In the opinion of the Company, the unaudited financial statements contain all of the adjustments, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as of September 30, 1996 and June 30, 1997, and the results of operations for the three months and nine months ended June 30, 1996 and 1997 and from inception (October 23, 1989) to June 30, 1997. The results of operations for the three months and nine months ended June 30, 1997 are not necessarily indicative of the results to be expected in subsequent periods or for the year as a whole. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended September 30, 1996.

2. LINE OF CREDIT AGREEMENT AND NOTE PAYABLE

    LINE OF CREDIT AGREEMENT. In March 1997 the Company entered into a line of credit agreement with a bank. Under the agreement the Company may borrow up to $900,000 during 1997 to fund qualified equipment purchases. At January 1, 1998 any outstanding advances under the line of credit will convert to a term loan payable in equal installments over 48 months, including interest at prime plus 0.5%. The loan is secured by all assets of the Company. The agreement restricts the payment of dividends by the Company. At June 30, 1997, aggregate advances under the line of credit totaled $626,533.

    NOTE PAYABLE. In July 1993, the Company issued a note payable to a company for $600,000 in partial consideration for certain worldwide exclusive rights related to its Maxamine-TM- technology. In June 1997, the Company made the final payment of principal of $247,000 due under the note.

3. CONTINGENCY

    In April 1996, the Company received a demand letter from an attorney representing the former President and Chief Operating Officer and the Chief Financial Officer of the Company (the "Former Employees"). In the letter, the Former Employees made claims for certain specified and unspecified damages in contract and in tort arising out of the termination of the Former Employees' employment with the Company.

    In March 1997, the Former Employees filed a complaint in the Superior Court in the State of California, County of San Diego (the "Complaint") seeking claims for certain purported damages in contract and in tort arising from their respective terminations of employment with the Company in March 1996. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's Common Stock. According to the Complaint, each of the Former Employees appears to be claiming compensatory damages in excess of $2 million and punitive damages in excess of $3 million. In June 1997, the Company filed an answer to the Complaint denying each of the allegations therein. Pretrial discovery with respect to these legal proceedings has commenced, and a trial date has been scheduled for May 1998. The Company believes the Former Employees' claims are without merit and the Company intends to

                          MAXIM PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. CONTINGENCY (CONTINUED)
contest any such claims vigorously. However, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's business, financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

                               INSIDE BACK COVER

                      PHASE II CLINICAL TRIALS OF MAXAMINE

         MAXAMINE THERAPY IN ADVANCED-STAGE MALIGNANT MELANOMA PATIENTS
                             INITIAL CLINICAL STUDY

                                                                                                MEAN SURVIVAL TIME
                                                                                                ------------------
Control Group                                                                                         6.8 Months
MAXAMINE and high-dose IL-2/IFN-a                                                                    14.7 Months

         MAXAMINE THERAPY IN ADVANCED-STAGE MALIGNANT MELANOMA PATIENTS
                             SECOND CLINICAL STUDY

                                                                                                MEAN SURVIVAL TIME
                                                                                                ------------------
Normal course -- conventional treatment                                                                 7 Months
MAXAMINE and low-dose IL-2/IFN-a                                                                      16+ Months

            MAXAMINE THERAPY IN ACUTE MYELOGENOUS LEUKEMIA PATIENTS
                             ONGOING CLINICAL STUDY

                                                                                              MEAN REMISSION TIME
                                                                                              --------------------
Relapse ("CR2+") patients:
  Normal course of disease                                                                             6 Months
  Treatment with MAXAMINE & low-dose IL-2                                                            20+ Months
First remission ("CR 1") patients:
  Normal course of disease                                                                            12 Months
Treatment with MAXAMINE and low-dose IL-2/IFN-a                                                      20+ Months

See "Business--Maxamine Immunotherapy Platform--Advanced Malignant Melanoma" and "--Acute Myelogenous Leukemia ("AML") for more complete description.

    See "Business--MAXAMINE Immunotherapy Platform--Advanced Malignant Melanoma" and "-- Acute Myelogenous Leukemia ("AML") for more complete description.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         13
Price Range of Common Stock....................         14
Dividend Policy................................         14
Capitalization.................................         15
Dilution.......................................         16
Selected Financial Data........................         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         18
Business.......................................         22
Management.....................................         38
Principal Stockholders.........................         45
Certain Transactions...........................         47
Description of Securities......................         50
Shares Eligible for Future Sale................         52
Trading in the Swedish Securities Market.......         53
Underwriting...................................         56
Legal Matters..................................         58
Experts........................................         58
Available Information..........................         59
Index to Financial Statements..................        F-1


                                     [LOGO]

                                2,500,000 SHARES

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                             RODMAN & RENSHAW, INC.

                                  ALFRED BERG

                                            , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         SUBJECT TO COMPLETION AND AMENDMENT, DATED SEPTEMBER 25, 1997
     THE INFORMATION CONTAINED HEREIN IS SUBJECT TO AMENDMENT AND COMPLETION

INTERNATIONAL PROSPECTUS

                                     [LOGO]

                        2,500,000 SHARES OF COMMON STOCK

    Of the 2,500,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered in Sweden and other countries outside the United States (the "International Offering") and 500,000 shares are being offered in the United States (the "U.S. Offering," and together with the International Offering, the "Offering"). The number of shares offered in the International and the U.S. Offerings shown above are indicative amounts only. The number of shares actually sold in each Offering may be more or less than such amounts.

    The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "MMP." On September 23, 1997, the last sale price of the Common Stock on AMEX was $14 5/16 per share. See "Price Range of Common Stock." The Common Stock has been approved for trading on the Stockholm Stock Exchange ("SSE")

    FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.

                            ------------------------

                                                                       UNDERWRITING            PROCEEDS TO
                                               PRICE TO PUBLIC         DISCOUNT (1)            COMPANY (2)
Per Share.................................            $                      $                      $
Total (3).................................            $                      $                      $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses estimated to be $700,000 payable to the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $      ,
    $      and $      , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such
shares will be made in book-entry form on or about               , 1997.

                            ------------------------

ALFRED BERG                                               RODMAN & RENSHAW, INC.

                         MAXAMINE CLINICAL TRIAL STATUS

    Maxim Pharmaceuticals, Inc. anticipates that by early 1998 it will be conducting three Phase III clinical trials of MAXAMINE for the treatment of cancer. In June 1997 the Company commenced a 200-patient clinical trial of MAXAMINE for advanced malignant melanoma in the United States. A separate Phase III advanced malignant melanoma trial is planned to commence in Sweden and Australia by the end of 1997. The Company also intends to commence a Phase III clinical trial for Acute Myelogenous Leukemia ("AML") in Europe and the United States in early 1998. Furthermore, the Company has initiated earlier stage clinical trials of MAXAMINE for the treatment of renal cell carcinoma, hepatitis C, and multiple myeloma, and expects to commence clinical trials of MAXAMINE for the treatment of additional cancers, such as prostate adenocarcinoma, in 1998.

                                                                                            PHASE I/II      PHASE III
INDICATION                                                   RESEARCH*     PRECLINICAL*      CLINICAL       CLINICAL       MARKET
---------------------------------------------------------  -------------  ---------------  -------------  -------------  -----------
Malignant Melanoma -- United States                             ***             ***             ***            **
Malignant Melanoma -- Sweden / Australia                        ***             ***             **              *
AML -- Sweden / United States                                   ***             ***             **              *
Renal Cell Carcinoma                                            ***             ***             **
Multiple Myeloma                                                ***             ***             **
Hepatitis C                                                     ***             ***             **
Prostate Adenocarcinoma                                         ***             ***              *

***  Completed             **  In-process            *  Planned for 1997 or 1998

* Note: Research and preclinical testing is completed or clinical trials are being conducted in reliance upon work completed in other indications.

See "Business--MAXAMINE Immunotherapy Platform" for more complete description.

    No action has been or will be taken in any jurisdiction by the Company or by any underwriter that would permit a public offering of the shares or possession or distribution of a prospectus in any jurisdiction where action for that purpose is required, other than in the United States and Sweden. Persons into whose possession this Prospectus comes are advised by the Company and the Underwriters to inform themselves about, and to observe any restrictions as to, the offering of the shares and the distribution of this Prospectus. See "Underwriting."

    This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares in any jurisdiction in which such offer or solicitation is unlawful.
                           --------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    MAXAMINE, MAXVAX AND THE MAXIM LOGO ARE TRADEMARKS OF THE COMPANY. ALL TRADEMARKS AND TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         13
Price Range of Common Stock....................         14
Dividend Policy................................         14
Capitalization.................................         15
Dilution.......................................         16
Selected Financial Data........................         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         18
Business.......................................         22
Management.....................................         38
Principal Stockholders.........................         45
Certain Transactions...........................         47
Description of Securities......................         50
Shares Eligible for Future Sale................         52
Trading in the Swedish Securities Market.......         53
Underwriting...................................         56
Legal Matters..................................         58
Experts........................................         58
Available Information..........................         59
Index to Financial Statements..................        F-1

                                     [LOGO]

                                2,500,000 SHARES

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                                  ALFRED BERG

                             RODMAN & RENSHAW, INC.

                                            , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX


 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
       1.1   Form of Underwriting Agreement.(6)

       3.1   Amended and Restated Certificate of Incorporation of Registrant.(1)

       3.2   Bylaws of Registrant.(1)

       4.1   Reference is made to Exhibits 3.1 and 3.2.

       4.2   Form of Common Stock Certificate.(1)

       5.1   Opinion of Cooley Godward LLP.(6)

      10.1   Form of Indemnification Agreement for directors and officers of the Registrant.(1)

      10.2   Form of Representative's Warrant Agreement between the Company and National Securities
               Corporation, as representative of the several Underwriters (the "Representative"), including form of Representative's Warrant Certificate.(1)

      10.3   Form of Warrant Agreement between the Company, the Representative and American Stock Transfer &
               Trust company, including form of Warrant Certificate.(1)

      10.4   Option to Buy Technology and Rights Agreement, dated March 30, 1993, between the Registrant and
               Estero Anstalt.(1)(2)

      10.5   Security Agreement, dated July 27, 1993, between the Registrant and Estero Anstalt.(1)(2)

      10.6   Exclusive License Agreement, dated June 14, 1995, among the Registrant, Jan Holmgren, M.D.,
               Ph.D., Cecil Czerkinsky, Duotol AB and Triotol Ltd.(1)(2)

      10.7   Option and License Agreement, dated May 19, 1993, among the Registrant, Vitec AB and SBL Vaccin
               AB, as amended.(1)(2)

      10.8   License Agreement dated January 14, 1994, among the Registrant, Vitec AB and SBL Vaccin AB, as amended.(1)(2)

      10.9   Agreement, dated December 2, 1995, among the Registrant, Syntello Vaccine Development AB and
               Estero Anstalt.(1)(2)

      10.10  Agreement, dated April 23, 1996, among the Registrant, Anders Vahlne, M.D., Ph.D. and Syntello
               Vaccine Development AB.(1)(2)

      10.11  Letter Agreement, dated February 15, 1996, between the Registrant and Burrill & Craves, Inc.(1)

      10.12  $250,000 Promissory Note, dated March 31, 1995, executed by the Registrant in favor of Ventana
               Growth Fund II L.P.(1)

      10.13  Lease dated November 1, 1996 between DM Spectrum LLC, a California limited liability company, as
               Landlord and the Registrant for 3099 Science Park Road, Suite 150, San Diego, California
               92121.(3)

      10.14  Stock Purchase Agreement, dated as of July 5, 1996, by and between Dr. Anders Vahlne and the
               Registrant.(1)

      10.15  Amended and Restated 1993 Long-Term Incentive Plan and forms of stock option agreements.(4)

      10.16  Employment Agreement dated October 1, 1996 between the Registrant and Kurt R. Gehlsen(4)

      10.17  Employment Agreement dated October 1, 1996 between the Registrant and Dale A. Sander.(4)

      10.18  Employment Agreement dated October 1, 1996 between the Registrant and Larry G. Stambaugh.(4)

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
      10.19  Loan and Security Agreement between the Registrant and Silicon Valley Bank.(5)

      10.20  Financial Advisory Services Agreement between the Registrant and Rodman & Renshaw, Inc. dated
               September 17, 1997.(6)

      11.1   Statement re: computation of pro forma loss per share.(6)

      23.1   Consent of KPMG Peat Marwick LLP, Independent Auditors.

      23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

      23.3   Power of Attorney.(6)


------------------------

(1) Previously filed together with the Registrant's Registration Statement on Form SB-2 (File No. 333-4854-LA) as amended through the date hereof and incorporated herein by reference.

(2) Certain confidential portions deleted pursuant to Order Granting Application Under the Securities Act of 1933 and Rule 406 thereunder respecting confidential treatment.

(3) Previously filed together with the Registrant's Annual Report on Form 10-K (File No. 1-4430) dated September 30, 1996.

(4) Previously filed together with the Registrant's Quarterly Report on Form 10-Q (File No. 1-14430) dated December 31, 1996.

(5) Previously filed together with the Registrant's Quarterly Report on Form 10-Q (File No. 1-14430) dated March 31, 1997.


(6) Previously filed together with the Registrant's Registration Statement on Form S-1 (File No. 333-35895) dated September 18, 1997.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee and the National Association of Securities Dealers, Inc. fee.

                                                                                    AMOUNT TO
                                                                                     BE PAID
                                                                                    ----------
SEC Registration Fee..............................................................  $   11,000
National Association of Securities Dealers, Inc. Fee..............................       4,130
Printing Fees and Expenses........................................................     200,000
Underwriter Expense Reimbursement.................................................      75,000
Underwriters' Counsel Fees and Expenses...........................................      75,000
Issuer Counsel Fees and Expenses..................................................     125,000
Accounting Fees and Expenses......................................................      60,000
American Stock Exchange Listing Fee...............................................      17,500
Blue Sky Fees and Expenses........................................................       5,000
Transfer Agent and Registrar Fees.................................................       2,500
Miscellaneous.....................................................................     124,870
                                                                                    ----------
    Total.........................................................................  $  700,000
                                                                                    ----------
                                                                                    ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.

    In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for unlawful payments of dividends or unlawful stock purchase or redemption. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Reference is also made to Section 7(b) of the Form of Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since September 1994, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

         1. Between September 1994 and July 1996, the Registrant granted incentive and non-statutory stock options to employees, officers, directors and consultants of the Company under its 1993 Long-Term Incentive Plan (the "Incentive Plan") covering an aggregate of 530,396 shares of the Company's Common Stock. Certain of these options vest over a period of time following their respective dates of grant. On September 4, 1996 Registrant filed a registration statement on Form S-8 covering the issuance of Common Stock pursuant to the exercise of such options, as well as other shares of Common Stock issuable in accordance with the Incentive Plan.

         2. From August 1994 to May 1995, in connection with the pledge of certificates of deposit by certain investors, the Registrant issued warrants to purchase, at an exercise price of $3.00 per share, an aggregate of 39,999 shares of the Company's Common Stock to such investors.

         3. In June 1995, the Registrant issued warrants to purchase, at an exercise price of $3.00 per share, an aggregate of 13,332 shares of the Company's Common Stock to certain consultants as partial consideration for services rendered by such consultants.

         4. In August 1995, the Registrant converted $463,205 of debt and interest owed to Praktikertjanst AB into 154,400 shares of the Company's Common Stock, issued 398,730 shares of the Company's Common Stock for $1,189,000 in cash to certain investors pursuant to the terms of an equity financing of the Company, and issued 1,137,332 shares of the Company's Common Stock to certain investors pursuant to anti-dilution provisions in the August 1994 bridge debt conversion agreements.

         5. In October 1995, pursuant to the terms of an equity financing of the Company, the Registrant issued 41,666 shares of the Company's Common Stock for $125,000 in cash to certain investors.

         6. In December 1995, the Registrant converted certificates of deposit pledged by certain investors to pay off a bank line of credit in the amount of $2,250,000 into 750,000 shares of the Company's Common Stock, and issued 62,000 shares of the Company's Common Stock for $186,000 in cash to certain investors pursuant to an equity financing of the Company.

         7. In January 1996, the Registrant effected a one-for-two thousand reverse split of the outstanding shares of the Company's Common Stock. In connection with the reverse stock split, the Registrant repurchased from certain stockholders 5,332 shares of the Company's Common Stock.

         8. In February 1996, pursuant to a business advisory agreement between the Company and Burrill & Craves, Inc., the Registrant issued to Burrill & Craves, Inc. warrants to purchase, at an exercise price of $3.00 per share, an aggregate of 173,333 shares of the Company's Common Stock and, pursuant to the terms of an equity financing of the Company, issued 473,333 shares of the Company's Common Stock for $1,775,000 in cash, and issued warrants to purchase, at an exercise price of $3.00 per share, an aggregate of 94,666 shares of the Company's Common Stock to certain investors.

         9. On May 9, 1996, the Registrant effected a one hundred-for-one split of its outstanding shares of Common Stock. On July 9, 1996, the Registrant effected a two-for-three reverse split of the Company's outstanding shares of Common Stock.

        10. On May 17, 1996, pursuant to the terms of an equity financing of the Company, the Registrant issued to SE Banken Lakemedelsfonder 40,000 shares of the Company's Common Stock for $1,800,000 in cash.

    The sales and issuances of securities in the transactions described in paragraphs 1 and 3 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

    The issuances of securities described in paragraphs 7 and 9 above, were deemed to be exempt from registration under the Securities Act by virtue of
Section 2(3) thereof in that the securities were issued in transactions not involving a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

    The sales and issuances of securities in the transactions described in paragraphs 2, 4, 5, 6, 8 and 10 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D and/or Regulation S promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent transfers of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

    There were no underwritten offerings employed in connection with any of the transactions set forth in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


  1.1  Form of Underwriting Agreement.(6)

  3.1  Amended and Restated Certificate of Incorporation of Registrant.(1)

  3.2  Bylaws of Registrant.(1)

  4.1  Reference is made to Exhibits 3.1 and 3.2.

  4.2  Form of Common Stock Certificate.(1)

  5.1  Opinion of Cooley Godward LLP.(6)

 10.1 Form of Indemnification Agreement for directors and officers of the Registrant.(1)

 10.2  Form of Representative's Warrant Agreement between the Company and
         National Securities Corporation, as representative of the several
         Underwriters (the "Representative"), including form of Representative's
         Warrant Certificate.(1)

 10.3  Form of Warrant Agreement between the Company, the Representative and
         American Stock Transfer & Trust company, including form of Warrant
         Certificate.(1)

 10.4 Option to Buy Technology and Rights Agreement, dated March 30, 1993, between the Registrant and Estero Anstalt.(1)(2)

 10.5  Security Agreement, dated July 27, 1993, between the Registrant and Estero
         Anstalt.(1)(2)

 10.6  Exclusive License Agreement, dated June 14, 1995, among the Registrant,
         Jan Holmgren, M.D., Ph.D., Cecil Czerkinsky, Duotol AB and Triotol
         Ltd.(1)(2)

 10.7  Option and License Agreement, dated May 19, 1993, among the Registrant,
         Vitec AB and SBL Vaccin AB, as amended.(1)(2)

 10.8 License Agreement dated January 14, 1994, among the Registrant, Vitec AB and SBL Vaccin AB, as amended.(1)(2)

 10.9  Agreement, dated December 2, 1995, among the Registrant, Syntello Vaccine
         Development AB and Estero Anstalt.(1)(2)

 10.10 Agreement, dated April 23, 1996, among the Registrant, Anders Vahlne,
         M.D., Ph.D. and Syntello Vaccine Development AB.(1)(2)

 10.11 Letter Agreement, dated February 15, 1996, between the Registrant and
         Burrill & Craves, Inc.(1)

 10.12 $250,000 Promissory Note, dated March 31, 1995, executed by the Registrant in favor of Ventana Growth Fund II L.P.(1)

 10.13 Lease dated November 1, 1996 between DM Spectrum LLC, a California limited liability company, as Landlord and the Registrant for 3099 Science Park
         Road, Suite 150, San Diego, California 92121.(3)

 10.14 Stock Purchase Agreement, dated as of July 5, 1996, by and between Dr.
         Anders Vahlne and the Registrant.(1)

 10.15 Amended and Restated 1993 Long-Term Incentive Plan and forms of stock option agreements.(4)

 10.16 Employment Agreement dated October 1, 1996 between the Registrant and Kurt
         R. Gehlsen(4)

 10.17 Employment Agreement dated October 1, 1996 between the Registrant and Dale
         A. Sander.(4)

 10.18 Employment Agreement dated October 1, 1996 between the Registrant and
         Larry G. Stambaugh.(4)

 10.19 Loan and Security Agreement between the Registrant and Silicon Valley
         Bank.(5)

 10.20 Financial Advisory Services Agreement between the Registrant and Rodman &
         Renshaw, Inc. dated September 17, 1997.(6)

 11.1  Statement re: computation of pro forma loss per share.(6)

 23.1  Consent of KPMG Peat Marwick LLP, Independent Auditors.

 23.2  Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 23.3  Power of Attorney.(6)


------------------------

(1) Previously filed together with the Registrant's Registration Statement on Form SB-2 (File No. 333-4854-LA) as amended through the date hereof and incorporated herein by reference.

(2) Certain confidential portions deleted pursuant to Order Granting Application Under the Securities Act of 1933 and Rule 406 thereunder respecting confidential treatment.

(3) Previously filed together with the Registrant's Annual Report on Form 10-K (File No. 1-4430) dated September 30, 1996.

(4) Previously filed together with the Registrant's Quarterly Report on Form 10-Q (File No. 1-14430) dated December 31, 1996.

(5) Previously filed together with the Registrant's Quarterly Report on Form 10-Q (File No. 1-14430) dated March 31, 1997.


(6) Previously filed together with the Registrant's Registration Statement on Form S-1 (File No. 333-35895) dated September 18, 1997.


    (B) FINANCIAL STATEMENT SCHEDULES

        None

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of San Diego, state of California, on September 24, 1997.


                                MAXIM PHARMACEUTICALS, INC.

                                By:              /s/ DALE A. SANDER
                                     -----------------------------------------
                                                   Dale A. Sander
                                              Chief Financial Officer,
                                       Vice President, Finance and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
   /s/ LARRY G. STAMBAUGH*        President and Chief
------------------------------    Executive Officer         September 24, 1997
      Larry G. Stambaugh          (PRINCIPAL EXECUTIVE
                                  OFFICER)

                                Chief Financial Officer,
                                  Vice President, Finance
      /s/ DALE A. SANDER          and Secretary
------------------------------    (PRINCIPAL ACCOUNTING     September 24, 1997
        Dale A. Sander            OFFICER
                                  AND FINANCIAL OFFICER)

  /s/ COLIN B. BIER, PH.D.*
------------------------------  Director                    September 24, 1997
     Colin B. Bier, Ph.D.

    /s/ G. STEVEN BURRILL*
------------------------------  Director                    September 24, 1997
      G. Steven Burrill

   /s/ PER-OLOF MARTENSSON*
------------------------------  Director                    September 24, 1997
     Per-Olof Martensson

   /s/ F. DUWAINE TOWNSEN*
------------------------------  Director                    September 24, 1997
      F. Duwaine Townsen

   * By:        /s/ DALE A.
            SANDER
------------------------------
          Dale A. Sander
         ATTORNEY-IN-FACT